UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant ☒ Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

CARECENTRIC, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☐	No fee required.

☒	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

1)	Title of each class of securities to which transaction applies:

Common Stock, par value $0.001 per share (“Common Stock”)

2)	Aggregate number of securities to which transaction applies:

1,385,392 shares of Common Stock

3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

The filing fee of $84.06 was calculated pursuant to Exchange Act Rule 0-11(c)(1) by multiplying 0.0000809 by an amount equal to the product of: (i) the sum of 692,696 shares of Common Stock, which constitutes the total number of outstanding shares of Common Stock estimated to be exchanged for the right to receive $0.75 per share in cash, without interest, in the proposed merger, plus 692,696 shares of Common Stock, which constitutes the total number of shares of Common Stock estimated to be issued in exchange for all of the issued and outstanding capital stock of Borden Associates, Inc. in the proposed merger, and (ii) $0.75 per share.

4)	Proposed maximum aggregate value of transaction:

$1,039,044

5)	Total fee paid:

$84.06

☒	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

1)	Amount Previously Paid:

2)	Form, Schedule or Registration Statement No.:

3)	Filing Party:

4)	Date Filed:

CARECENTRIC, INC.

2625 CUMBERLAND PARKWAY, SUITE 310

ATLANTA, GEORGIA 30339

(678) 264-4400

August 6, 2003

Dear CareCentric Stockholders:

You are cordially invited to attend a special meeting of stockholders of CareCentric, Inc., to be held at 10:00 a.m., local time, on September 4, 2003, at the offices of CareCentric located at 2625 Cumberland Parkway, Suite 310, Atlanta, Georgia 30339. At the meeting, you will be asked to consider and vote upon a proposal to adopt an Agreement and Plan of Merger, dated as of June 4, 2003, pursuant to which Borden Associates, Inc. will merge with and into CareCentric, with CareCentric as the surviving corporation. Our chairman, John E. Reed, and his son, Stewart, who also serves on our board of directors, collectively own 75% of the outstanding capital stock of Borden.

This merger, if approved, will enable us to terminate the registration of our common stock under the federal securities laws and thereby eliminate the significant expense required to comply with the reporting and related requirements under those laws. Commonly referred to as a “going private” transaction, the proposed merger will reduce the number of our stockholders of record to fewer than 300, as required for the elimination of our periodic reporting obligations under the federal securities laws. As a result, our common stock will be ineligible for quotation on the OTC Bulletin Board®.

Under the terms of the merger agreement, each outstanding share of our common stock (other than shares as to which appraisal rights have been demanded and not withdrawn or lost) held by those of you who own fewer than 4,000 shares of our common stock in any discrete account will, at the effective time of the merger, be converted into the right to receive $0.75 in cash, without interest. We currently anticipate that a minimum threshold of 4,000 shares will have the effect of enabling us to “go private.” However, our board has the flexibility under the merger agreement to adjust this threshold. If, prior to the effective time of the merger, our board of directors determines that converting each share held by a stockholder owning fewer than 4,000 shares into the right to receive $0.75 in cash will not reduce the number of our common stock record holders below 300, our board of directors may elect to change the terms of the merger so that shares of our common stock held by those of you owning fewer than 7,000 or 10,000 shares of our common stock in any discrete account will be converted into the right to receive $0.75 per share in cash. Throughout this proxy statement, when we refer to the small stockholders, cashed-out stockholders or holders of fewer than 4,000 shares of our common stock, we are referring to holders of fewer than this number as our board of directors may adjust it as described in the preceding sentence.

As a result of the merger, if you own fewer than 4,000 shares of our common stock immediately prior to the merger, you will not have any ownership interest in CareCentric and you will not participate in any potential future earnings (or losses) or growth of CareCentric after the merger. Those of you who hold 4,000 or more shares of our common stock in any discrete account or shares of our preferred stock will continue to own the same number of shares after the merger (unless you exercise appraisal rights with respect to your shares).

The stockholders of Borden have agreed to provide all of the cash merger consideration payable to holders of fewer than 4,000 shares that will be cashed out in the merger. Accordingly, all of Borden’s common stock will, at the effective time of the merger, be converted into a number of shares of our common stock equal to the quotient of (a) the aggregate cash merger consideration divided by (b) $0.75 per share.

Our board of directors formed a special committee of independent directors to analyze, consider and negotiate the terms of the merger agreement and to make a recommendation to our entire board as to whether to adopt the merger agreement and recommend it to our stockholders. In doing so, the special committee consulted with its own legal and financial advisors. In making its recommendation, the special committee considered a variety of factors, which are described in the accompanying proxy statement. In addition, the special committee received the written opinion of SunTrust Robinson Humphrey that, subject to the assumptions, qualifications and limitations set forth in the opinion, as of June 4, 2003, the consideration to be received by the holders of common stock who hold fewer than 4,000 shares of our common stock in the merger is fair, from a financial point of view, to these stockholders and that the merger is fair, from a financial point of view, to the other holders of common stock.

After careful consideration, the board of directors of CareCentric, acting in part upon the unanimous recommendation of the special committee, unanimously determined (with the Reeds abstaining) that the merger is advisable, fair to and in the best interests of the CareCentric stockholders and has adopted the merger agreement and, accordingly, recommends that you vote “FOR” adoption of the merger agreement.

Consummation of the merger is subject to certain conditions, including the affirmative vote by holders of a majority of the voting power of our capital stock entitled to vote at the special meeting to adopt the merger agreement and approve the merger. Details of the proposed transaction are set forth in the accompanying proxy statement, which we urge you to read carefully in its entirety.

To adopt the merger agreement and approve the merger you should cast a vote “FOR” this proposal by following the instructions contained in the enclosed proxy card. If you properly sign and return your proxy card with no voting instructions, you will be deemed to have voted “FOR” adoption of the merger agreement. If you fail to return your proxy card and fail to vote at the special meeting, the effect will be the same as a vote against the adoption of the merger agreement and the approval of the merger. RETURNING THE PROXY CARD DOES NOT DEPRIVE YOU OF YOUR RIGHT TO ATTEND THE SPECIAL MEETING AND VOTE YOUR SHARES IN PERSON.

Please do not send your CareCentric common stock certificates at this time. If the merger is completed, you will receive written instructions for exchanging your CareCentric stock certificates for cash.

Sincerely,

John R. Festa

President and Chief Executive Officer

Atlanta, Georgia

This proxy statement is dated August 6, 2003 and is first being mailed to stockholders of CareCentric on or about August 6, 2003.

Neither the SEC nor any state securities commission has approved or disapproved this transaction, passed upon the merits or fairness of this transaction, or passed upon the adequacy or accuracy of the information contained in this proxy statement. Any representation to the contrary is a criminal offense.

CARECENTRIC, INC.

2625 CUMBERLAND PARKWAY, SUITE 310

ATLANTA, GEORGIA 30339

(678) 264-4400

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

TO BE HELD ON SEPTEMBER 4, 2003

Notice is hereby given that a special meeting of the stockholders of CareCentric, Inc., will be held on September 4, 2003 at 10:00 a.m., local time, at CareCentric’s offices located at 2625 Cumberland Parkway, Suite 310, Atlanta, Georgia 30339 for the following purposes:

1.	To consider and vote upon a proposal to adopt and approve the Agreement and Plan of Merger, dated as of June 4, 2003, by and among CareCentric, Borden Associates, Inc. and John E. Reed, Stewart B. Reed and James A. Burk, the stockholders of Borden, pursuant to which, among other things, Borden will be merged with and into CareCentric, with CareCentric being the surviving corporation, upon the terms and subject to the conditions of the merger agreement described in the accompanying proxy statement; and

2.	To consider, act upon and transact such other business as may properly come before the special meeting or any adjournments or postponements thereof.

The proposals are described in detail in the accompanying proxy statement and the appendices thereto. You are urged to read these materials very carefully and in their entirety before deciding how to vote. In particular, you should consider the discussion in the section of this proxy statement entitled “Special Factors.”

The board of directors of CareCentric has fixed the close of business on August 4, 2003 as the record date for determining the stockholders entitled to notice of and to vote at the special meeting and any adjournments or postponements thereof. Only holders of record of shares of CareCentric common stock and preferred stock at the close of business on the record date are entitled to notice of, and to vote at, the special meeting or any adjournments or postponements thereof. The affirmative vote by holders of a majority of the voting power of CareCentric capital stock entitled to vote at the special meeting is required to adopt the merger agreement and approve the merger. Holders of CareCentric’s Series B, Series D and Series E preferred stock shall also be entitled to vote at the special meeting along with holders of CareCentric’s common stock.

After careful consideration, the board of directors of CareCentric, acting in part upon the unanimous recommendation of the special committee, unanimously determined (with the Reeds abstaining) that the merger is advisable, fair to and in the best interests of the CareCentric stockholders and has adopted the merger agreement and, accordingly, recommends that you vote “FOR” adoption of the merger agreement.

Your vote is very important, regardless of the number of shares of CareCentric common or preferred stock you own. Please vote your shares as soon as possible to ensure that your shares are represented at the special meeting. To vote your shares, you must complete and return the enclosed proxy card. If you are a holder of record, you may also cast your vote in person at the special meeting. If your shares are held in an account at a brokerage firm or bank, you must instruct them on how to vote your shares. If you do not instruct your broker or bank on how to vote, it will have the same effect as voting against the adoption of the merger agreement and approval of the merger.

All holders of our capital stock have the right under Delaware law to demand an appraisal of their shares and to have a judicial determination of the fair value of their shares. These rights, generally known as appraisal rights, are described in detail in the proxy statement accompanying this notice. In addition, a copy of Section 262 of the Delaware General Corporation Law, which governs appraisal rights, is attached as Appendix C to this proxy statement. We urge you to read both the applicable section of the proxy statement and the statutory provisions carefully. If you wish to demand an appraisal of your shares, you must strictly comply with the statutory requirements.

By Order of the Board of Directors,

Ana McGary, Secretary Atlanta, Georgia August 6, 2003

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LIST OF APPENDICES

Appendix A	Agreement and Plan of Merger dated as of June 4, 2003 by and among CareCentric, Inc., Borden Associates, Inc., John E. Reed, Stewart B. Reed and James A. Burk.	A-1

Appendix B	Opinion of SunTrust Robinson Humphrey dated June 4, 2003	B-1

Appendix C	Delaware General Corporation Law—Section 262 Appraisal Rights	C-1

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SUMMARY TERM SHEET

The following summary term sheet, together with the “Questions and Answers About the Merger” following this summary term sheet, highlight selected information from this proxy statement about our proposed merger and the special meeting. This summary term sheet and the question and answer section may not contain all of the information that is important to you. To better understand, and for a more complete description of, the merger and the other matters on which you will vote, you should carefully read this entire document and all of its appendices before you vote. For your convenience, we have directed your attention in parentheses to the location in this proxy statement where you can find a more complete discussion of each item listed below.

As used in this proxy statement, “CareCentric,” “we,” “our,” and “us” refer to CareCentric, Inc. and all of its subsidiaries, the term “Borden” refers to Borden Associates, Inc., the term “Borden group” refers to Borden, John E. Reed, Stewart B. Reed, and James A. Burk, the term “merger agreement” refers to the Agreement and Plan of Merger by and among CareCentric and the Borden group, and the term “common stock” or “common shares” refers to the issued and outstanding shares of CareCentric common stock, par value $0.001 per share.

The Parties (see page 44)

CareCentric, Inc.

2625 Cumberland Parkway, Suite 310

Atlanta, Georgia 30339

CareCentric, Inc., a Delaware corporation, is a leading provider of enterprise information technology systems and related services designed to help home health care providers effectively operate their business in today’s environment.

Borden Associates, Inc.

260 North Elm Street

Westfield, Massachusetts 01085

Borden Associates, Inc., a Delaware corporation, was formed at the direction of the Reeds and James Burk solely for the purpose of engaging in the transactions contemplated by the merger agreement. Borden has not conducted any significant activities other than those incident to its approval and execution of the merger agreement and related documents. Borden has no material assets or liabilities, other than its rights and obligations under the merger agreement.

The Borden Group

John E. Reed, who owns 37.5% of the outstanding capital stock of Borden, became a director of CareCentric on March 7, 2000 upon the closing of the MCS/Simione merger pursuant to the terms of that transaction. He became Chairman of the Board of Directors of CareCentric on August 8, 2000. Mr. Reed has been a director of Mestek, Inc. since 1986 and Chairman of the Board since 1989. From 1986 until 2001 he was President of Mestek, and he has been Chief Executive Officer of Mestek from 1986 to the present. Mr. Reed is also a director of and holds a substantial ownership interest in Wainwright Bank & Trust Company, the provider of a $6.0 million line of credit to CareCentric. The business address for Mr. Reed is 260 North Elm Street, Westfield, Massachusetts 01085 and the telephone number is (413) 568-9571.

Stewart B. Reed, who owns 37.5% of the outstanding capital stock of Borden, became a director of CareCentric on June 6, 2002. Mr. Reed has been a director of Mestek since 1986 and serves as a consultant to Mestek as well as a private investor in various enterprises. Mr. Reed previously served as a director of CareCentric from March 2000 until August 2000. Mr. Reed is the son of John E. Reed. The business address for Mr. Reed is 260 North Elm Street, Westfield, Massachusetts 01085 and the telephone number is (413) 568-9571.

James A. Burk, who owns 25% of the outstanding capital stock of Borden, has been a Vice President of Mestek, Inc. since 1986. Prior to the merger of Mestek, Inc. and Reed National Corp., Mr. Burk had been a Vice President of Reed National Corp. since 1975. Mr. Burk had been employed in a number of manufacturing management positions by Reed National Corp. since 1965. The business address for Mr. Burk is 260 North Elm Street, Westfield, Massachusetts 01085 and the telephone number is (413) 568-9571.

The Special Meeting (see page 13)

At the special meeting, the stockholders of CareCentric are being asked to vote to adopt the merger agreement and approve the merger of Borden with and into CareCentric, with CareCentric continuing as the surviving corporation.

The Merger Agreement (see page 46)

Under the merger agreement, Borden will merge with and into CareCentric, with CareCentric to remain as the surviving corporation. We have attached a copy of the merger agreement as Appendix A to this proxy statement. We encourage you to read the merger agreement carefully because it is the legal document that governs the merger. Under the terms of the merger agreement, if the merger is completed:

•	those of you owning fewer than 4,000 shares of our common stock directly or indirectly through a nominee in any discrete account as of the effective time of the merger will receive a cash payment of $0.75 per share, without interest; provided, however, that if, prior to the effective time of the merger, our board of directors determines that converting each share held by a stockholder owning fewer than 4,000 shares into the right to receive $0.75 in cash will not reduce the number of our common stock record holders below 300, our board of directors may elect to change the terms of the merger so that those of you owning fewer than 7,000 or 10,000 shares of our common stock in any discrete account will be converted into the right to receive $0.75 per share in cash;

•	those of you owning 4,000 or more shares of our common stock directly or indirectly through a nominee in any discrete account as of the effective time of the merger will continue to hold their shares;

•	holders of our preferred stock as of the effective time of the merger will continue to hold their shares;

•	our officers and directors at the effective time of the merger will be our officers and directors immediately after the merger; and

•	all of the outstanding shares of Borden will be converted into that number of shares of our common stock equal to the amount of the aggregate cash merger consideration payable to the cashed-out stockholders divided by $0.75 per share.

In the merger agreement and throughout this proxy statement, where we refer to the small stockholders, cashed-out stockholders or holders of fewer than or more than 4,000 shares of our common stock, we are referring to holders of fewer than or more than this number as our board of directors may adjust it as described in this section above.

Effect of the Merger (see page 45)

As a result of the merger:

•	following the merger, we intend to eliminate registration of our common shares under the Securities Exchange Act of 1934 and cease filing periodic reports under the Exchange Act, which means that price quotations for our common shares will no longer be available on the OTC Bulletin Board. Accordingly, the merger is considered a “going private” transaction;

•	cashed-out stockholders will no longer have an interest in or be a stockholder of CareCentric and, therefore, they will not be able to participate in our future earnings (or losses) and growth, if any;

•	we estimate that the number of record stockholders will be reduced from approximately 3,700 to approximately 150;

•	the number of our issued and outstanding shares will remain approximately the same; and

•	the percentage of ownership of our common stock beneficially held by our current officers and directors as a group (including shares subject to currently exercisable options and convertible preferred stock ) will increase from 77.6% to approximately 83.1%.

Reasons for the Merger (see page 22)

The requirements of being a publicly traded company and complying with the federal securities laws are expensive. As a result of recent legislation and our expectations that compliance with these new regulations will significantly increase our operating costs, divert management attention from running our business and negatively affect our future success, the special committee of our board of directors and our entire board of directors believes that it is in the best interest of CareCentric and our stockholders to complete the merger with Borden.

Interests of the Borden Group (see page 38)

The Borden group, through the conversion of their respective shares of Borden common stock into shares of the surviving corporation, will continue to have a controlling equity interest in CareCentric and will participate in any future earnings (or losses) and growth of CareCentric. Accordingly, the Borden group may have interests that are different from, or in addition to, the interests of CareCentric stockholders generally.

The Special Committee (see page 15)

John and Stewart Reed, who collectively own 75% of the outstanding capital stock of Borden, are members of our board of directors. Additionally, a majority of our board will remain stockholders after the merger. As a result, our board of directors formed a special committee of independent directors to protect the interests of our stockholders in evaluating and negotiating the merger agreement with the Borden group, and, if appropriate, recommend the merger and the terms of the merger agreement to the entire board of directors. The special committee consists of two members of our board of directors, William J. Simione, Jr. and Winston R. Hindle, Jr. The special committee consists solely of independent directors who are not officers or employees of CareCentric or Borden Associates and who have no financial interest in the completion of the proposed merger different from CareCentric’s stockholders generally (except that each of Messrs. Hindle and Simione has a less than 1% ownership interest in CareCentric which the board of directors understands is immaterial to their financial positions and which the board of directors believes does not detract in any way from their independence). Based in part upon the opinion of SunTrust Robinson Humphrey, financial advisor to the special committee, the special committee determined that the merger agreement was advisable, fair to and in the best interests of the CareCentric stockholders and recommended to the entire board of directors that it adopt the merger agreement and declare its advisability to the stockholders.

Opinion of SunTrust Robinson Humphrey (see page 27)

The special committee received an opinion from SunTrust Robinson Humphrey that, subject to the assumptions, qualifications and limitations set forth in the opinion, as of June 4, 2003 (i) the consideration to be received in the merger by the holders of common stock of CareCentric who own fewer than 4,000 shares of CareCentric common stock is fair, from a financial point of view, to such holders and (ii) the transaction is fair, from a financial point of view, to the holders of common stock of CareCentric that own 4,000 or more shares. The opinion of SunTrust Robinson Humphrey is directed to the special committee and does not constitute a recommendation to any stockholder as to how to vote on the adoption of the merger agreement. A copy of SunTrust Robinson Humphrey’s opinion is attached to this proxy statement as Appendix B.

Recommendation of Our Board of Directors (see page 22)

After careful consideration, the board of directors of CareCentric, acting in part upon the unanimous recommendation of the special committee, unanimously determined (with the Reeds abstaining) that the merger is advisable, fair to and in the best interests of the CareCentric stockholders and has adopted the merger agreement and, accordingly, recommends that you vote “FOR” adoption of the merger agreement.

Vote Required to Adopt and Approve the Merger (see page 13)

The affirmative vote by holders of a majority of the voting power of our capital stock entitled to vote at the special meeting is required to adopt the merger agreement and approve the merger. Holders of our Series B, Series D and Series E preferred stock are entitled to vote at the special meeting along with holders of our common stock. Each share of our Series B preferred stock has two-tenths of one vote (.2), each share of Series D preferred stock has 2.51 votes, and each share of Series E preferred stock has one vote. As of the record date, there were 4,373,307 shares of common stock, 5,600,000 shares of Series B preferred stock, 398,406 shares of Series D preferred stock and 210,000 shares of Series E preferred stock issued and outstanding. A separate vote of our unaffiliated stockholders is not required under Delaware law, and no such vote will be conducted. Members of the Borden Group collectively own or control an aggregate of 1,910,250 shares of our common stock and all outstanding shares of our Series B and Series D preferred stock, representing in the aggregate approximately 67.5% of the total number of votes entitled to vote at the special meeting. We understand that members of the Borden group intend to vote their shares in favor of the proposal to adopt the merger agreement and approve the merger.

Financing (see page 37)

Borden will obtain the funds necessary to pay the merger consideration from the Borden group.

Conditions to the Completion of the Merger (see page 51)

Before we complete the merger, a number of closing conditions must be satisfied or waived. The conditions to the obligations of each party to complete the merger include, among others:

•	the merger agreement be adopted and approved at the special meeting by the holders of a majority of the voting power of our capital stock;

•	as a result of the merger fewer than 300 persons will hold of record our common shares and we will be eligible to terminate registration of our common stock under Section 12(g) of the Exchange Act, and suspend our obligation to file periodic reports under Section 13 of the Exchange Act; and

•	SunTrust Robinson Humphrey shall not have withdrawn its opinion delivered to the special committee of our board of directors.

The conditions to the obligations of Borden to complete the merger, include, among others:

•	accuracy of our representations and warranties contained in the merger agreement, except where inaccuracies would not result in a material adverse effect on CareCentric, subject to specified exceptions;

•	our performance in all material respects of our agreements and covenants under the merger agreement;

•	our primary lenders shall have consented to the merger;

•	the absence of a material adverse effect on CareCentric;

•	the aggregate number of shares of our capital stock for which dissenters rights are exercised not exceeding 10% of the total number of shares of CareCentric common stock on the closing date of the merger; and

•	the total amount of cash merger consideration payable to cashed-out stockholders not exceeding $600,000.

The conditions to our obligations to complete the merger, include, among others:

•	accuracy of the representations and warranties of Borden and its stockholders contained in the merger agreement, except where inaccuracies would not result in a material adverse effect on Borden, subject to specified exceptions; and

•	performance in all material respects by Borden of its agreements and covenants under the merger agreement.

Other than the clearance of this proxy statement and other related filings by the SEC and the filing of the certificate of merger with the Secretary of State of the State of Delaware, there are no regulatory approvals required for completion of the merger.

Material U.S. Federal Income Tax Consequences (see page 54)

Generally, for United States federal income tax purposes, cashed-out stockholders will be treated as if they sold their common stock for the cash received in the merger. Each stockholder will recognize taxable gain or loss equal to the difference between the amount of cash received and the stockholder’s adjusted tax basis in the CareCentric common stock exchanged. Stockholders who do not receive cash in the merger should not be subject to taxation as a result of the merger. See “Proposal to Approve the Merger Agreement—Material U.S. Federal Income Tax Consequences” beginning on page 54. TAX MATTERS ARE VERY COMPLICATED, AND THE TAX CONSEQUENCES TO YOU OF THE MERGER WILL DEPEND ON YOUR OWN SITUATION. TO REVIEW THE MATERIAL TAX CONSEQUENCES IN GREATER DETAIL, PLEASE READ THE DISCUSSION UNDER “PROPOSAL TO APPROVE THE MERGER AGREEMENT—MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES.” You should consult your personal tax advisors for a full understanding of the tax consequences of the merger to you.

Appraisal Rights (see page 55)

Holders of our common and preferred stock may seek, under Section 262 of the Delaware General Corporation Law, judicial appraisal of the fair value of their shares by the Delaware Court of Chancery. This value could be more or less than or the same as the $0.75 per share merger consideration for our common stock. This right to appraisal is subject to a number of restrictions and technical requirements. Generally, in order to properly demand appraisal rights, among other things:

•	you must not vote in favor of the proposal to adopt and approve the merger agreement and the merger;

•	you must make a written demand on CareCentric for appraisal in compliance with the Delaware General Corporation Law before the vote on the proposal to adopt and approve the merger agreement and the merger at the special meeting; and

•	you must hold your shares of record continuously from the time of making a written demand for appraisal though the effective time of the merger.

Merely voting against the merger agreement and the merger will not preserve your right to appraisal under Delaware law. Also, because a submitted proxy not marked “against” or “abstain” will be voted “for” the proposal to adopt the merger agreement, the submission of a proxy not marked “against” or “abstain” will result in the waiver of appraisal rights. If you hold shares in the name of a broker or other nominee, you must instruct your nominee to take the steps necessary to enable you to demand appraisal for your shares. If you or your nominee fails to follow all of the steps required by Section 262 of the Delaware General Corporation Law, you will lose your right of appraisal. Appendix C to this proxy statement contains the full text of Section 262 of the Delaware General Corporation Law, which relates to your right of appraisal. We encourage you to read these provisions carefully and in their entirety.

Cautionary Statement Concerning Forward-Looking Information

This proxy statement includes statements that are not historical facts. These forward-looking statements are based on CareCentric’s current estimates and assumptions and, as such, involve uncertainty and risk. Forward-looking statements include the information concerning CareCentric’s possible or assumed future results of operations and also include those preceded or followed by the words “anticipates,” “believes,” “could,” “estimates,” “expects,” “intends,” “may,” “should,” “plans,” “targets” and/or similar expressions.

The forward-looking statements are not guarantees of future performance, events or circumstances, and actual results may differ materially from those contemplated by these forward-looking statements. In addition to the factors discussed elsewhere in this proxy statement, other factors that could cause actual results to differ materially include CareCentric’s ability to fulfill its stated business strategies; CareCentric’s ability to improve its revenue margin; CareCentric’s ability to improve its position in current or new markets; CareCentric’s ability to identify and consummate strategic business opportunities; CareCentric’s ability to identify and develop additional product innovations; the inability to obtain additional capital resources, variability in quarterly operating results, customer concentration, product acceptance, long sales cycles, and long and varying delivery cycles; CareCentric’s dependence on business partners, emerging technological standards, changing regulatory standards, inability to retain or hire experienced and knowledgeable employees, risks associated with acquisitions, increased regulation of the health care industry, future consolidation of the health care industry, potential liability in connection with a Department of Labor investigation or IRS audit, the need to develop new and enhanced products, product delays and errors, competition, difficulty protecting intellectual property rights, and the risk factors detailed CareCentric’s Registration Statement on Form S-4 (File No. 333-96529) and in CareCentric’s periodic reports filed with the SEC. These and other factors are discussed elsewhere in this proxy statement and in the documents that are incorporated by reference into this proxy statement.

Except to the extent required under the federal securities laws, we do not intend to update or revise the forward-looking statements to reflect circumstances arising after the date of the preparation of the forward-looking statements.

QUESTIONS AND ANSWERS ABOUT THE MERGER

Q.	Why did I receive this proxy statement?

A.	We sent you this proxy statement and the enclosed proxy because our board of directors is soliciting your votes for use at a special meeting of stockholders. This proxy statement summarizes information that you need to know in order to cast an informed vote at the meeting. However, you do not need to attend the meeting to vote your shares. Instead, you may simply complete, sign and return the enclosed proxy. We will begin sending this proxy statement, notice of special meeting and the enclosed proxy on or about August 6, 2003 to all stockholders entitled to vote.

Q.	Where and when is the special meeting?

A.	The special meeting of CareCentric stockholders will be held on September 4, 2003 at 10:00 a.m., local time, at CareCentric’s offices located at 2625 Cumberland Parkway, Suite 310, Atlanta, Georgia 30339.

Q.	What am I being asked to vote on?

A.	You are being asked to adopt a merger agreement that we entered into with Borden Associates, Inc. and each stockholder of Borden, and to approve the merger of Borden into CareCentric, with CareCentric as the surviving corporation. As a result of the merger, all stockholders owning fewer than 4,000 of our common shares in any discrete account will receive $0.75 for each share that they own. In addition, each issued and outstanding share of Borden common stock will, at the effective time of the merger, be converted into a number of shares of CareCentric common stock equal to the quotient of (1) the aggregate cash merger consideration payable to small stockholders as a result of the merger, divided by $0.75 per share, divided by (2) the total number of issued and outstanding shares of Borden common stock. Consequently, the number of our issued and outstanding shares will remain approximately the same.

Q.	Why is CareCentric proposing the merger?

A.	If approved, the merger will enable us to “go private” and thus terminate our obligations to file annual and periodic reports and make other filings with the SEC. The purpose behind the merger and the benefits of “going private” include:

•	eliminating the costs associated with filing documents under the Securities Exchange Act of 1934 with the SEC; and

•	reducing the direct and indirect costs of administering stockholder accounts and responding to stockholder requests.

Q.	What does “going private” mean?

A.	We will have fewer than 300 stockholders of record, will be eligible for and will file for deregistration of our Common Stock and will become a “private company.” In this regard, we, by going private, will no longer have to file periodic reports, such as annual, quarterly and other reports, with the SEC.

Q:	What if the merger doesn’t reduce the number of CareCentric stockholders enough to allow us to “go private”?

A.	We anticipate that if our stockholders holding fewer than 4,000 shares of our common stock receive cash in exchange for their shares, we will be able to “go private.” However, in the merger agreement the parties agreed to allow our board flexibility to adjust this threshold to enable us to go private. The agreement provides that if, prior to the effective time of the merger, our board of directors determines that converting each share held by a stockholder owning fewer than 4,000 shares into the right to receive $0.75 in cash will not reduce the number of common stock record holders below 300, our board of directors may elect to change the terms of the merger so that shares of our common stock held by stockholders of fewer than 7,000 or 10,000 shares of our common stock in any discrete account will be converted into the right to receive $0.75 per share in cash. Throughout this proxy statement, when we refer to the small stockholders, cashed-out stockholders or holders of fewer than or more than 4,000 shares of our common stock, we are referring to holders of fewer than or more than this number as our board of directors may adjust it as described in the preceding sentence.

Q.	What vote is required for approval?

A.	The affirmative vote by holders of a majority of the voting power of our capital stock entitled to vote at the special meeting is required to adopt the merger agreement and approve the merger. Holders of our Series B, Series D and Series E preferred stock are entitled to vote at the special meeting along with holders of our common stock. Each share of Series B preferred stock has two-tenths of one vote (.2), each share of Series D preferred stock has 2.51 votes, and each share of Series E preferred stock has one vote. As of the record date, there were 4,373,307 shares of common stock, 5,600,000 shares of Series B preferred stock, 398,406 shares of Series D preferred stock and 210,000 shares of Series E preferred stock issued and outstanding. The Borden group collectively owns or controls an aggregate of 1,910,250 shares of CareCentric common stock and all outstanding shares of our Series B and Series D preferred stock, representing in the aggregate approximately 67.5% of the total number of votes entitled to vote at the special meeting. The members of the Borden group have stated that they intend to vote their shares in favor of the merger.

Q.	How do I cast my vote?

A.	If your shares are registered directly in your name with our transfer agent, Continental Stock Transfer & Trust Company, you are considered, with respect to those shares, the stockholder of record, and these proxy materials were sent directly to you. As the stockholder of record, you may vote in person at the special meeting or by submitting a proxy for the special meeting. You can submit your proxy by completing, signing, dating and returning the enclosed proxy card in the accompanying pre-addressed postage paid envelope.

If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the “beneficial owner” of shares held “in street name,” and these proxy materials have been forwarded to you by your broker or nominee which is considered, with respect to those shares, the stockholder of record. As the beneficial owner, you have the right to direct your broker how to vote and are also invited to attend the special meeting. However, as a beneficial owner, you are not the stockholder of record, and you may not vote these shares in person at the meeting unless you obtain a signed proxy from the stockholder of record giving you the right to vote the shares. Your broker or nominee has enclosed or provided a voting instruction card for you to use in directing the broker or nominee how to vote your shares.

Q.	Can I change my vote after I have delivered my proxy?

A.	Yes. If you are a record holder, you can change your vote at any time before your proxy is voted at the special meeting by:

•	delivering to the secretary of CareCentric, as appropriate, a signed notice of revocation;

•	granting a new, later-dated proxy, and if it is a written proxy, it must be signed and delivered to the respective Secretary of CareCentric, as appropriate; or

•	attending the special stockholders meeting and voting in person, however, your attendance alone will not revoke your proxy.

If your shares are held in a street name account, you must contact your broker, bank or other nominee to change your vote.

Q.	What do I need to do now?

A.	You should carefully read and consider the information contained in this proxy statement and complete, date and sign your proxy card and return it in the enclosed addressed envelope as soon as possible so that your shares will be represented at the special meeting. If your shares are held in a street name account, you must instruct them on how to vote your shares. If you sign, date and mail your proxy card without specifying how you want to vote, your proxy will be voted “FOR” approval of the merger agreement. Your failure to vote in person or return your signed and dated proxy card will have the same effect as a vote “AGAINST” adoption of the merger agreement. If you return your signed and completed proxy card but check the mark “abstain,” your proxy will have the same effect as a vote “AGAINST” adoption of the merger agreement.

Q.	Should I send in my stock certificate now?

A.	No. After the merger is completed, you will receive written instructions from the exchange agent on how to exchange your CareCentric stock certificates for the merger certificates.

Q.	What will I receive in the merger?

A.	If you are either a record holder or a beneficial holder holding common shares in the name of a nominee owning fewer than 4,000 shares of our common stock in any discrete account, each issued and outstanding common share held by you will be converted into the right to receive $0.75 in cash, without interest. If you are either a record holder or a beneficial holder holding common shares in the name of a nominee owning 4,000 or more of our common shares or shares of preferred stock, you will continue to own the same number of shares of CareCentric common stock or preferred stock after the merger.

Q.	What if I hold shares in “street name”?

A.	As noted above, if you hold fewer than 4,000 of our shares in street name, each of your shares will be converted to the right to receive $0.75 in cash. The exchange will be handled through your broker, bank or other nominee.

Q.	What if I own shares through the CareCentric Employee Stock Ownership Plan?

A.	If you own fewer than 4,000 of our shares through the CareCentric Employee Stock Ownership Plan, or “ESOP,” each of your shares will be converted into the right to receive $0.75 in cash. The exchange will be handled by the trustee of the ESOP.

Q.	How will CareCentric be operated after the merger?

A.	After the merger, we will be a privately held company. We expect our business and operations to continue as they are currently being conducted and, except as disclosed in this proxy statement, the merger is not anticipated to have any effect upon the conduct of such business. As a result of the merger, our stockholders who receive cash for their shares in the merger will no longer have a continuing interest as stockholders of CareCentric and will not share in any future earnings and growth of CareCentric.

Q.	When do you expect the merger to be completed?

A.	We are working to complete the merger as quickly as possible. We currently expect to complete the merger in the third calendar quarter of 2003. However, we cannot predict the exact timing of the merger because the merger is subject to specified closing conditions.

Q.	May I buy additional shares in order to remain a stockholder of CareCentric?

A.	Yes. The key date is the effective date of the merger because owners of fewer than 4,000 shares will be cashed out on that date. If you will be a cashed-out stockholder as a result of the merger and you want to continue to hold our common stock after the merger, you may do so by taking either of the following actions far enough in advance so that it is complete by 5 p.m. on the last business day immediately preceding the effective date of the merger, which we expect to occur shortly after the special meeting upon the filing of the Certificate of Merger with the Secretary of State of Delaware:

•	purchase a sufficient number of our shares on the open market and have them registered in your name and consolidated with your current record account, if you are a record holder, or have them entered in your account with a nominee (such as your broker or bank) in which you hold your existing common shares so that you hold at least 4,000 shares of our common stock (7,000 or 10,000 shares if the terms of the merger are changed by our board of directors) in your account by 5 p.m. on the last business day before the effective date of the merger; or

•	if applicable, consolidate your record accounts or accounts with nominees so that you hold at least 4,000 shares of our common stock (7,000 or 10,000 shares if the terms of the merger are changed by our board of directors) in one record or nominee account by 5 p.m. on the date immediately prior to the effective date of the merger.

You will have to act far enough in advance so that the purchase of our common shares or consolidation of your accounts containing our common stock is complete by 5 p.m. on the last business day immediately prior to the effective date of the merger.

Q.	Who can help answer my questions?

A.	If you would like additional copies, without charge, of this proxy statement or if you have questions about the merger or the special meeting, including the procedures for voting your shares, you should contact Ana M. McGary, Corporate Secretary, CareCentric, Inc. 2625 Cumberland Parkway, Suite 310, Atlanta, Georgia 30339. Her telephone number is (678) 264-4403.

SELECTED HISTORICAL FINANCIAL DATA

The following table sets forth selected consolidated financial data of CareCentric. The selected consolidated financial data in the table as of and for the years ended December 31, 2002, 2001, 2000, 1999 and 1998 are derived from the audited consolidated financial statements of CareCentric. As more fully explained in Note 1 to the Consolidated Financial Statements in CareCentric’s Annual Report on Form 10-K for the period ended December 31, 2002, incorporated herein by reference, MCS, Inc. is considered to have acquired Simione Central Holdings, Inc. (the predecessor entity to CareCentric) on March 7, 2000, and the historical financial statements for periods prior to March 7, 2000 of CareCentric as discussed herein are therefore the historical financial statements of MCS, Inc. only, except where specifically otherwise noted. On September 28, 2001, CareCentric discontinued its consulting business segment and as more fully described in Note 2 of the Financial Statements in our Form 10-K, the results of the discontinued consulting business have been separately presented in the Financial Statements. See Note 1 to Notes to Consolidated Financial Statements in our Form 10-K for information about CareCentric’s history. The data should be read in conjunction with “Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the Consolidated Financial Statements and Notes thereto of CareCentric in our Form 10-K. Note 10 to the Consolidated Financial Statements in our Form 10-K describes deferred tax assets of CareCentric, which have resulted from CareCentric’s accumulated operating losses in years prior to 2003. As of December 31, 2002, CareCentric had approximately $38.5 million of net operating loss carryforwards, or “NOLs,” that will begin to expire in 2008. At December 31, 2002 and at the most recent quarter ended March 31, 2003, a valuation allowance reducing the carrying value of the NOLs on the balance sheet to zero has been recorded based on management’s assessment that it is “more likely than not” that this net asset is not realizable. The merger is not expected to have a material impact on the availability of utilizing the NOLs, and such usage will be dependent on CareCentric’s future generation of profits. Accordingly, since the merger does not create any change in the operating plans of CareCentric other than the termination of its registration under the Exchange Act, the allowance reducing the recorded value of the NOLs to zero remains. In the event CareCentric generates profits in future periods following the merger, CareCentric will derive a reduction in tax expense to the extent the NOLs have not expired. The selected consolidated financial data as of and for the three-month periods ended March 31, 2002 and 2003 are derived from our consolidated financial statements contained in our Quarterly Report on Form 10-Q for the quarter ended March 31, 2003, incorporated herein by reference, and, in our opinion, include all adjustments (consisting of only normal, recurring adjustments necessary for a fair presentation).

SUMMARY OF OPERATIONS

	Three Months Ended March 31,		Year Ended December 31,
	2003	2002	2002	2001	2000	1999	1998
			(in thousands, except per share data)
Net revenues:	$5,478	$5,253	$22,015	$20,446	$19,574	$16,648	$14,901
Costs and expenses:
Cost of revenues	1,823	1,676	6,408	8,217	8,478	10,563	9,225
Selling, general and administrative	2,217	2,699	9,770	10,715	10,756	4,077	3,780
Research and development	835	947	3,431	6,158	6,174	1,051	231
Amortization and depreciation	394	425	1,696	3,865	3,481	230	—
Write down of intangibles	—	—	—	11,799	—	—	—
Restructuring charge	—	—	—	675	—	—	—

Total costs and expenses	5,269	5,747	21,305	41,429	28,889	15,921	13,236

Income (loss) from operations	209	(494)	710	(20,983)	(9,315)	727	1,665
Other income (expense):
Other (expense) income			250	—	(6)	—	—
Interest expense	(174)	(168)	(712)	(592)	(141)	—	—
Interest and other income	343	(2)	45	37	74	45	47

Income (loss) before taxes	378	(664)	293	(21,538)	(9,388)	772	1,712

Income tax benefit (expense)	(23)	—	—	(15)	154	(306)	(686)

Income (loss) from continuing operations	355	(664)	293	(21,553)	(9,234)	466	1,026
Discontinued operation

SUMMARY OF OPERATIONS

	Three Months Ended March 31,		Year Ended December 31,
	2003	2002	2002	2001	2000	1999	1998
			(in thousands, except per share data)
Loss on disposal of discontinued operations	—	—	—	(2,632)	—	—	—
Income (loss) from operations of discontinued segment before taxes	—	—	—	(483)	(442)	251	671
Applicable tax expense						100	268

Income (loss) from operations and disposal of discontinued segment	—	—	—	(3,115)	(442)	151	403

Net income (loss)	$355	$(664)	$293	$(24,668)	$(9,676)	$617	$1,429

Cumulative preferred dividends	(155)	(180)	(467)	(722)	(596)	—	—
Net income (loss) available to common shareholders	$200	$(844)	$(174)	$(25,390)	$(10,245)	$617	$1,429

Net income (loss) per share—basic and diluted
From continuing operations	$0.08	$(0.15)	$0.07	$(5.06)	$(2.70)	$0.31	$0.69
From discontinued operations	—	—	—	$(0.73)	$(0.13)	$0.10	$0.27

Net income (loss) per share—basic and diluted	$0.08	$(0.15)	$0.07	$(5.77)	$(2.83)	$0.41	$0.96
Net income (loss) per share—basic & diluted for common shareholders	$0.05	$(0.19)	$(0.04)	$(5.94)	$(3.00)	$0.41	$0.96
Weighted average common shares—basic and diluted	4,371	4,371	4,371	4,272	3,418	1,490	1,490

SUMMARY OF FINANCIAL POSITION

	As of March 31, 2003	As of December 31,
		2002	2001	2000	1999	1998
	(in thousands)
Cash and cash equivalents	$1,183	$826	$201	$362	$47	$60
Current assets	6,494	6,369	5,407	9,547	4,649	4,515
Noncurrent assets	5,270	5,538	7,401	25,573	2,047	764
Working capital (deficit)	(11,665)	(12,127)	(15,618)	(13,765)	(1,542)	(1,745)
Total assets	11,764	11,907	12,808	35,120	6,696	5,279
Current liabilities	18,159	18,496	21,025	23,312	6,191	6,260
Noncurrent liabilities	—	150	750	128	—	—
Long-term obligations	8,647	8,520	5,343	600	—	—
Shareholders’ equity (deficit)	$(15,042)	$(15,259)	$(14,310)	$11,080	$505	$(981)

OTHER FINANCIAL DATA:

	Three Months Ended March 31,		Year Ended December 31,
	2003	2002	2002	2001	2000

Ratio of earnings to fixed charges	1.29	(1.14)	0.63	(14.8)	(13.02)
Deficiency of earnings (in thousands)	NA	$932	$601	$22,361	$9,957
Book value per common share	$(6.45)	$(6.82)	$(6.24)	$(6.79)	$(6.05)

THE SPECIAL MEETING

General

This proxy statement, together with the accompanying notice of special meeting and form of proxy, is being furnished to the stockholders of CareCentric, Inc. as part of the solicitation of proxies by CareCentric’s board of directors for use at the special meeting of stockholders to be held at CareCentric’s offices located at 2625 Cumberland Parkway, Suite 310, Atlanta, Georgia 30339 on September 4, 2003, beginning at 10:00 a.m. local time, or at any adjournments or postponements thereof.

Matters to be Considered at the Special Meeting

The special meeting of our stockholders is being held to consider and vote upon the proposal to adopt the Agreement and Plan of Merger, dated as of June 4, 2003, among CareCentric, Borden and John E. Reed, Stewart B. Reed and James A. Burk, the stockholders of Borden, pursuant to which Borden will be merged with and into CareCentric, with CareCentric being the surviving corporation, and any other matters that may properly come before the meeting.

If any other matters are properly presented for consideration at the special meeting, each of George M. Hare and Ana M. McGary, who will be acting as proxies for the special meeting, will have the discretion to vote on those matters for shares that have been voted by proxy using their judgment with respect to those matters unless authority to do so is withheld on the proxy card.

Recommendation of the CareCentric Board of Directors and the Special Committee

After careful consideration, the board of directors of CareCentric, acting in part upon the unanimous recommendation of the special committee, unanimously determined (with the Reeds abstaining) that the merger is advisable, fair to and in the best interests of the CareCentric stockholders and has adopted the merger agreement and, accordingly, recommends that you vote “FOR” adoption of the merger agreement.

Record Date and Voting Information

Only holders of record of common stock and preferred stock at the close of business on August 4, 2003 will be entitled to notice of and to vote at the special meeting. At the close of business on the record date, there were outstanding and entitled to vote 4,373,307 shares of CareCentric common stock, 5,600,000 shares of Series B preferred stock, 398,406 shares of Series D preferred stock and 210,000 shares of Series E preferred stock. A list of our stockholders will be available for review at our executive offices during regular business hours for a period of 10 days before the special meeting.

The affirmative vote of holders of a majority of the eligible votes represented by CareCentric capital stock entitled to vote at the special meeting is required to adopt the merger agreement and approve the merger. Each holder of record of common stock on the record date will be entitled to one vote for each share held. Holders of CareCentric’s Series B, Series D and Series E preferred stock are entitled to vote at the special meeting along with holders of CareCentric’s common stock. Each share of Series B preferred stock has two-tenths of one vote (.2), each share of Series D preferred stock has 2.51 votes, and each share of Series E preferred stock has one vote. On the record date for the special meeting, the Borden group owned or controlled an aggregate of 1,910,250 shares of CareCentric common stock and all outstanding shares of CareCentric’s Series B and Series D preferred stock, representing in the aggregate approximately 67.5% of the total number of votes entitled to vote at the special meeting. These stockholders have informed us that they intend to vote their shares of CareCentric common stock and preferred stock in favor of the adoption of the merger agreement and approval of the merger. The Borden group holds sufficient votes to adopt the merger agreement and approve the merger.

All votes will be tabulated by the inspector of elections appointed for the special meeting, who will separately tabulate affirmative and negative votes, abstentions and broker non-votes. Brokers who hold shares in street name for clients typically have the authority to vote on “routine” proposals when they have not received instructions from beneficial owners. However, absent specific instructions from the beneficial owner of the shares, brokers are not allowed to exercise their voting discretion with respect to the adoption and approval of non-routine matters, such as the adoption of the merger agreement and approval of the merger. Proxies submitted without a vote by the brokers on these matters are referred to as “broker non-votes.” Abstentions and broker non-votes are counted for purposes of determining whether a quorum exists at the special meeting. Because the affirmative vote of holders of a majority of the eligible votes represented by CareCentric capital stock is required in order to adopt the merger agreement and approve the merger, abstentions and broker non-votes will have the same effect as votes “AGAINST” adoption of the merger agreement and approval of the merger.

With the exception of broker non-votes, the treatment of which is discussed above, each share of CareCentric capital stock represented by a proxy properly executed and received by CareCentric in time to be voted at the special meeting, and not revoked, on which no instructions are indicated, will be voted “FOR” the proposal to adopt and approve the merger, the merger agreement and the transactions contemplated thereby.

The special meeting may be adjourned or postponed to permit further solicitation of proxies. Approval of a motion to adjourn the special meeting for the purpose of soliciting additional proxies requires a majority of the votes cast at the special meeting. Abstentions, broker non-votes and failures to respond will not be counted as votes cast and therefore will have no effect on the outcome of a motion to adjourn for the purpose of soliciting additional proxies. We do not expect any other matters other than the adoption and approval of the merger agreement will be brought before the special meeting. If, however, other matters incident to the conduct of the special meeting are considered, the persons named as proxies will vote in accordance with their judgment with respect to those matters, unless authority to do so is withheld on the proxy card.

Quorum

The presence, in person or by proxy, of the holders of one-third of the outstanding shares of CareCentric’s capital stock entitled to vote at the special meeting is necessary to constitute a quorum for the transaction of business at the special meeting.

Proxies; Revocation

Any person giving a proxy pursuant to this solicitation has the power to revoke it at any time before it is voted. It may be revoked by filing with CareCentric’s Secretary, Ana M. McGary, at CareCentric’s executive offices located at 2625 Cumberland Parkway, Suite 310, Atlanta, Georgia 30339, a written notice of revocation or a duly executed proxy bearing a later date, or it may be revoked by attending the special meeting and voting in person. Attendance at the special meeting will not, by itself, revoke a proxy. Furthermore, if a stockholder’s shares are held of record by a broker, bank or other nominee and the stockholder wishes to vote at the special meeting, the stockholder must obtain a proxy from such broker, bank or other nominee.

PLEASE DO NOT SEND IN STOCK CERTIFICATES WITH YOUR PROXY CARD AT THIS TIME. IN THE EVENT THE MERGER IS COMPLETED, CARECENTRIC WILL DISTRIBUTE INSTRUCTIONS REGARDING THE PROCEDURES FOR EXCHANGING CARECENTRIC STOCK CERTIFICATES FOR THE $0.75 PER SHARE CASH PAYMENT TO HOLDERS OF FEWER THAN 4,000 SHARES OF OUR COMMON STOCK.

Expenses of Proxy Solicitation

CareCentric is responsible for its own fees and expenses incurred in connection with the solicitation of proxies in connection with the merger, including the fees and expenses associated with the preparation of this proxy statement, the filing, printing and mailing of this proxy statement and any amendments to this proxy statement. Copies of solicitation materials will be furnished to banks, brokerage houses, fiduciaries and custodians holding in their name shares of CareCentric common stock beneficially owned by others for forwarding to these beneficial owners. CareCentric may reimburse persons representing beneficial owners of common stock for their costs of forwarding solicitation materials to such beneficial owners. Original solicitation of proxies by mail may be supplemented by telephone, telegram or personal solicitation by directors, officers or other regular employees of CareCentric.

SPECIAL FACTORS

Background of the Merger

On August 14, 2002, we received written notice from the Nasdaq Stock Market that our common stock would be de-listed from the Nasdaq Small Cap Market for failure to meet the continued listing requirements, specifically the requirement of a $1.00 minimum bid price. We were given until August 21, 2002 to file an appeal showing a plan to meet the Nasdaq continued listing requirements. The board of directors met telephonically on August 20, 2002 to consider our options relating to the Nasdaq notice. The board discussed the restructuring of our capital base and new infusion of capital which would be required to meet the Nasdaq continued listing requirements and the costs and benefits associated with filing an appeal and attempting to remain listed on the Nasdaq Small Cap Market. The board concluded it was not in our best interests or those of our stockholders to pursue, at significant cost, an appeal to the Nasdaq notification and, consequently, that we should de-list our common stock from the Nasdaq Small Cap Market. Since August 21, 2002 our common stock has been quoted on the OTC Bulletin Board.

At the regularly scheduled meeting of the board of directors on October 25, 2002, John Festa, our President and CEO, discussed the need to review CareCentric’s current capital structure if the board was to increase value for our stockholders. Mr. Festa stressed the costs and executive time expended in complying with SEC reporting requirements, including new requirements under the Sarbanes-Oxley Act of 2002, and that our status as a public company might be impeding possible equity and debt financing needed for the company’s growth. The board discussed the cost and expense related to these requirements and the diversion of senior management’s time. After discussion, the board agreed that it may not be in the best interests of the stockholders to remain a public company and that alternatives should be evaluated. For this purpose, the board appointed a special committee of independent directors consisting of David O. Ellis, Barrett C. O’Donnell and Winston R. Hindle, Jr. to consider alternatives and make a recommendation to the board. The special committee was charged to recommend only a transaction that would be in the best interests of the public stockholders of CareCentric and offering the best value reasonably available for the public stockholders. The special committee was authorized to engage independent legal counsel and financial experts of its choice to advise it in connection with an analysis of alternatives, including a possible going private transaction. On November 1, November 5, and November 8, 2002, the special committee held telephonic meetings with two representatives of investment banking firms and three attorneys. During these meetings the committee discussed with prospective legal and financial advisors various forms of going private transactions, that we could potentially pursue if suitable financing was identified, including: a reverse stock split, a negotiated merger, and a third party tender offer.

The special committee also discussed a cash-out merger by a controlling stockholder group consisting of Mr. John E. Reed and certain members of management in which the members of the controlling stockholder group would contribute shares of our common and preferred stock, convertible debt and other securities in exchange for the capital stock of a newly formed corporation. Upon conversion of our convertible preferred stock and convertible debt into shares of our common stock, the newly formed corporation would own sufficient shares of each class of our shares to complete a “short-form” merger under Delaware law without the need for stockholder approval. In the short-form merger, the newly formed corporation would be merged into us and shares of our common stock owned by our stockholders, other than the newly formed corporation, would be exchanged for cash, the amount of which had not yet been determined, and we would become wholly-owned by the stockholders of the newly formed corporation.

On November 12, 2002, the special committee met telephonically and reviewed the discussions they had held with investment banking firms and attorneys. On November 13, the committee met in Atlanta, Georgia, with representatives of Arnall Golden Gregory LLP, counsel to CareCentric, and separately with representatives of Alston & Bird LLP to clarify transaction requirements, related expenses and timing. The committee then decided to ask Mr. Festa to meet with Mr. John Reed to review potential going private alternatives.

On November 15, 2002, Mr. Festa met with Mr. Reed and discussed various alternatives for taking CareCentric private. In that meeting, it was determined that based on the advice of legal advisors, CareCentric would not undertake a reverse stock split and subsequent purchase of fractional shares because of restrictions on repurchasing its own shares while CareCentric had negative stockholders equity. Mr. Reed stated that he was not interested in converting all or the major portion of his convertible preferred stock and notes in order to facilitate a short form cash-out merger. Accordingly, after considering several alternatives, the discussion focused on a negotiated merger transaction that would have the effect of reducing the number of stockholders.

On November 19, 2002, Mr. Festa, representatives of Alston & Bird, Mr. John Reed and Mr. Reed’s legal counsel met telephonically to discuss the requirements of a negotiated merger transaction. In light of Mr. Reed’s expected participation as a party in the negotiated merger transaction, the special committee, based in part upon advice of counsel, determined at its meeting on November 20, 2002 that it would be necessary to re-evaluate the independence of each committee member since any proposal from Mr. Reed would likely afford differing treatment to different groups of stockholders based on the amount of CareCentric stock owned by each particular stockholder. No actions were taken to reconstitute the special committee prior to November 20, because alternative forms of transactions that involved different analyses of director independence were still being considered by the committee.

On November 20, 2002, the special committee met telephonically, and Mr. Festa provided the committee with a summary of his discussions with Mr. Reed. At that meeting, the committee discussed the status of each committee member’s independence in the event of a proposal for a negotiated merger transaction by Mr. Reed. While no final decisions were made, it was agreed that reconstitution of the special committee to insure independence of all members should be considered in the event of an offer from Mr. Reed.

On January 28, 2003, the board of directors received an unsolicited written proposal from John E. Reed, Stewart B. Reed, each directors of CareCentric, and James A. Burk, who is unaffiliated with CareCentric. The proposal was for a merger of Borden, a corporation controlled by Messrs. Reed and Mr. Burk, with and into CareCentric, with CareCentric as the surviving corporation, with the objective of reducing the number of record holders of common stock from approximately 5,500 to approximately 200. The purpose of the transaction, as stated in the proposal letter, would be to allow us to deregister our common stock under the Securities Exchange Act of 1934 and stop filing the related reports under the Exchange Act. The proposal provided that:

•	all holders of record of fewer than the 4,000 shares of common stock on the record date would be paid $0.55 in cash per share;

•	each share of common stock owned of record by holders of 4,000 or more shares would continue to represent one share of common stock after the merger;

•	the outstanding shares of Borden’s capital stock would, in the aggregate, be converted into the right to receive the number of shares of our common stock equal to the number of shares exchanged for cash in the transaction;

•	the Borden group would fund the transaction by investing in Borden;

•	the Borden group would not be required to invest more than $450,000, including amounts for Borden’s expenses related to the transaction; and

•	each of the Borden group, Borden and CareCentric would be responsible for its own expenses in the transaction.

The proposal letter stated the reasons for proposing the going private transaction were as follows:

•	CareCentric incurs substantial direct and indirect costs and expenses associated with being a publicly held company, including:

–	the accounting and legal fees associated with the obligation to file annual, quarterly and current reports with the SEC, and

–	the executive time expended to prepare and review such filings,

and we anticipate that these costs and expenses would increase in the future;

•	CareCentric’s status as a public company is impeding possible equity and debt financing;

•	CareCentric’s ability to attract and maintain qualified directors and officers has been, and will likely continue to be, constrained by new duties imposed on such directors and officers by the Sarbanes-Oxley Act of 2002 and related regulations;

•	the cost of CareCentric’s public company director and officer liability insurance is projected to increase substantially; and

•	CareCentric’s low market capitalization has made it impractical to use our stock as acquisition currency.

The proposal acknowledged that the special committee might solicit other transactions. The proposal was conditioned upon the execution of a definitive merger agreement containing the terms of the proposal, approval of the transaction by the special committee, the board of directors and the stockholders of CareCentric, receipt of a fairness opinion by the board of directors and the receipt of all necessary regulatory approvals. The proposal also invited the special committee and its advisors to meet with Borden to discuss the proposal.

On January 31, 2003, a telephonic meeting of the board of directors was held to discuss and consider the Borden proposal. Given the purpose of the meeting, Mr. Reed asked Mr. Festa to act as chairman of the meeting. Messrs. John Reed and Stewart Reed agreed to abstain from any vote related to the proposal. Representatives from Arnall Golden Gregory LLP reviewed with the board of directors their fiduciary duties under Delaware law in connection with the Borden proposal and the Delaware law related to the role which could be played by a special committee of independent directors. The special committee provided the board with a summary of the various potential transactions which had been researched by the special committee and reviewed its conclusions. The special committee also provided the names of the financial and legal advisors who had met with the committee. The board discussed with Messrs. John and Stewart Reed the Borden proposal. Mr. Reed said that Borden was offering to assist CareCentric in going private and offered other members of the board of directors the ability to invest in Borden. The board discussed the special committee formed on October 25, 2002, and agreed to reconstitute the special committee. After Messrs. John and Stewart Reed excused themselves from the call, the board appointed a new special committee consisting of Edward K. Wissing, Winston R. Hindle, Jr. and William Simione, Jr. to consider the proposed offer and determine the course of action to properly evaluate, respond and potentially negotiate and recommend to the board a transaction. The board charged the special committee to agree to recommend only a transaction that is in the best interests of the public stockholders of CareCentric and to say “no” unless the special committee concludes that it has achieved a fair transaction that offers the best value reasonably available for the public stockholders. The board directed that our officers make our management team and resources available to the special committee and authorized the special committee to choose its chairman, and engage independent legal counsel and financial experts of its choice at the expense of CareCentric. All minutes and materials collected by the former special committee were to be provided to the reconstituted special committee.

The reconstituted special committee met telephonically on February 6, 2003. Prior to this meeting, Mr. Wissing had resigned from the special committee due to other commitments. Winston R. Hindle, Jr. was chosen as chairman of the committee. The committee discussed the process of interviewing and selecting a financial advisor firm to represent the committee and express an opinion regarding the fairness of any transaction. The committee decided to retain Alston & Bird as legal counsel, based on the interview conducted by the previous special committee.

The special committee spent two weeks reviewing the proposal and interviewing prospective financial advisors.

On February 10, 2003, the special committee met telephonically with representatives of Alston & Bird, as well as Mr. Festa, George Hare, our Chief Financial Officer, and Ana McGary, Senior Vice President and Corporate Secretary. The meeting began with representatives of Alston & Bird reviewing the fiduciary duties of directors under Delaware law. They specifically addressed those duties related to the role of the special committee in a going private transaction.

The special committee met telephonically on February 14, 2003, with the same representatives of management and Alston & Bird. The committee discussed the results of its interviews with five prospective financial advisors. The committee also discussed conducting a market check to determine if there were viable competing proposals to the Borden proposal. They agreed that this would be a portion of the services requested of the financial advisor.

The special committee met telephonically on February 18, 2003, with representatives of Alston & Bird and management. The committee tentatively decided to retain SunTrust Robinson Humphrey, a nationally recognized investment banking firm, as financial advisor and explored whether there were any business or other relationships that would cast any doubt on the independence of SunTrust Robinson Humphrey and its ability to represent the special committee. The committee concluded that it was aware of no such relationships. The committee determined, subject to finalizing fee terms and the receipt of a suitable engagement letter, to select SunTrust Robinson Humphrey as the financial advisor to the special committee. Representatives of Alston & Bird reviewed the terms of the CareCentric directors and officers insurance policy with the committee.

The special committee met telephonically on February 21, 2003, along with representatives of Alston & Bird, SunTrust Robinson Humphrey and management. At this meeting, the special committee discussed a proposed schedule for the completion of the transaction, including a market check by SunTrust Robinson Humphrey to determine if there were other parties interested in an acquisition of CareCentric.

The special committee met on February 27, 2003 at CareCentric’s offices in Atlanta, Georgia. The committee discussed the due diligence process and the steps the special committee should take to negotiate the terms of a transaction. As a part of that process, the committee charged SunTrust Robinson Humphrey with distributing information about CareCentric to potential strategic and financial buyers who, based upon SunTrust Robinson Humphrey’s research and the committee members’ experience, were determined to be possible interested bidders for CareCentric. The committee decided to accept the invitation to meet contained in the Borden proposal after receiving a report from SunTrust Robinson Humphrey on the market check and its valuation and analysis supporting a fairness opinion.

The special committee met telephonically on March 6, 2003. Representatives of SunTrust Robinson Humphrey discussed management’s forecast and their preliminary analysis. SunTrust Robinson Humphrey described the analytical methodologies that would be utilized in connection with its fairness opinion, which are more fully described under the caption “Opinion of SunTrust Robinson Humphrey—Summary of Financial Analysis” in this proxy statement. SunTrust Robinson Humphrey reviewed, on a preliminary basis, its analysis under each of these methodologies, noting in particular that, due to CareCentric’s size and financial condition, the discounted cash flow analysis would likely be more meaningful in the context of this transaction as compared to the comparable company or comparable transaction analyses. The analysis, though preliminary and subject to completion, was consistent with the definitive analysis conducted and subsequently delivered to the special committee with the fairness opinion. This preliminary analysis of SunTrust Robinson Humphrey showed that if CareCentric remained a public company, the $0.55 per share offered by Borden to holders of fewer than 4,000 shares of our common stock may have been fair, from a financial point of view. However, the value to the continuing stockholders who were not cashed out in the merger and remained stockholders of the privately-held company may exceed $0.55 per share, even after applying a discount for the illiquidity of the stock after the transaction. As a result, the committee preliminarily determined that it should attempt to negotiate a price per share with Borden which would more closely equalize the value received by the stockholders being cashed out with the value to the continuing stockholders. The committee also discussed definite plans for a market check by SunTrust Robinson Humphrey, who decided on specific firms to contact, based on SunTrust Robinson Humphrey’s research and the committee members’ knowledge of the industry. It was decided that confidential contacts would be made with five potential strategic buyers and six potential financial buyers.

The special committee met telephonically on March 21, 2003, with representatives of SunTrust Robinson Humphrey, Alston & Bird and management. Representatives from SunTrust Robinson Humphrey explained that they had contacted telephonically a number of potential financial and strategic buyers. They reported that four of the financial buyers contacted had requested additional information and were provided a written overview of

CareCentric, including publicly available information. No deadline to respond had been given to prospective buyers, and to that date, none of the strategic buyers had responded. The committee decided to schedule a meeting with representatives of Borden.

The special committee met telephonically on March 24, 2003, with representatives of SunTrust Robinson Humphrey, Alston & Bird and CareCentric management. At this meeting, representatives of SunTrust Robinson Humphrey reviewed their preliminary valuation methodology and underlying assumptions. They also reported that the market check had to this point revealed no indications of interest. Mr. Festa informed the special committee that one of the company’s stockholders had requested an opportunity to talk with the special committee. The committee discussed with legal counsel the various considerations involved in meeting with a stockholder and determined that, under appropriate guidelines, it would be beneficial to listen to the stockholder’s views.

On March 27, 2003, the special committee held a telephonic meeting with Mr. Aaron Lupuloff, a stockholder of CareCentric. A representative of Alston & Bird was also present. Mr. Hindle, as chairman of the committee, explained to Mr. Lupuloff that the committee was interested in hearing from him and learning any information he wished to share with the committee, however, the committee would not answer questions or share any information with Mr. Lupuloff at this time. Mr. Lupuloff discussed his personal shareholdings and his relationship with a large number of stockholders in the Atlanta, Georgia area. Mr. Lupuloff, who would not be a small stockholder due to his stockholdings, expressed the view that many of the small stockholders would not feel that $0.55 per share was adequate given that they had been long term investors in CareCentric. Mr. Lupuloff’s view was that the offer made by Borden to purchase the shares of the small stockholders at $0.55 per share was inadequate, and that he felt a more acceptable price would be $1.01 per share. Nothing further transpired at this meeting.

The special committee met by telephone on April 2, 2003, to prepare for its upcoming meeting with Borden and formulate a negotiating position based on information received from its financial and legal advisors. On April 9, 2003, SunTrust Robinson Humphrey advised Mr. Hindle that all of the potential buyers which had been contacted during the market check had either declined to pursue a transaction or had failed to respond to inquiries, and active solicitation efforts thereafter ceased.

The special committee met with representatives of Borden on April 14, 2003 in Concord, Massachusetts. That meeting was attended by Winston Hindle, Jr. and William Simione, Jr. of the special committee, together with a representative of Alston & Bird. Borden was represented by John Reed and Stewart Reed, with a representative from Kilpatrick Stockton LLP, their legal counsel. At that meeting, the special committee asked if Borden would consider revising its proposal to provide for the purchase of shares of all of the unaffiliated public stockholders of CareCentric. Mr. John Reed, on behalf of Borden, responded that the investors in Borden believed their offer was fair to all stockholders, including those who would remain as stockholders in CareCentric and that they would not consider changing that aspect of their proposal. The special committee explained to the representatives of Borden their belief that the proposal to purchase the shares owned by holders of fewer than 4,000 shares for $0.55 per share was inadequate. They stated their belief that the value of our stock following the going private transaction would exceed $0.55 per share and that an appropriate price to be paid to the stockholders being bought out would be the value realized by the continuing stockholders, discounted for loss of liquidity. The committee stated that it was its goal to equalize the values as close as possible between those stockholders who would be bought out in the transaction and the remaining stockholders.

The representatives of Borden asked if they could have access to the forecast prepared by CareCentric management which supported this valuation analysis. The committee agreed to make a summary of the forecast available. The forecast showed projected financial statements for the years 2003 through 2005, under two scenarios, one without the merger and one assuming the merger was completed. The scenario with the completion of the merger showed net income and EBITDA which was more favorable than the scenario without the merger in the amount of approximately $400,000 per year, due to the cost savings resulting from discontinuing reporting obligations required by the Exchange Act.

Additionally, the two scenarios were identical in all other respects. Specifically the following performance results were forecasted:

a.	Compound growth in revenue from 2002 to 2005 was projected at 14.9% per year.
b.	There was no merger or product acquisition projected as no specific plans were identified at the time of the forecast.
c.	One hundred percent (100%) of all cash generated from operations was used to fund product development efforts and repay debt, which already existed at the end of 2002.
d.	A zero percent (0%) effective federal tax rate was used due to assumed utilization of net operating loss carryforwards already existing at the end of 2002.
e.	No new debt proceeds were required since continuing operations generated positive cash flow.
f.	A total of $1.1 million of capital expenditures were made over the three year forecast to pay for replacement of already existing assets used in the business at the end of 2002.

Alston & Bird had received an initial draft of the proposed merger agreement from Kilpatrick Stockton prior to the meeting. A discussion of various points under the merger agreement was held, although no final agreements were reached. The possibility of conditioning the merger on the approval of a majority of the minority vote was suggested by the special committee and discussed. The representatives of Borden rejected this proposal. It was also established that CareCentric would not agree to indemnify Borden’s stockholders for losses due to breaches of representations and warranties or covenants in the merger agreement and that there would be no provision in the agreement limiting the ability of the special committee to continue to attempt to market CareCentric to third parties prior to completion of the merger. At the conclusion of this meeting, it was agreed that after reviewing the management forecast supporting the valuation position of the special committee, Borden would respond to the request for a revised proposal. It was also agreed that the attorneys representing the special committee and Borden would continue to work on resolving issues under the draft merger agreement.

During the following week, the special committee reviewed the proposed merger agreement with CareCentric’s management to determine whether management, which is more familiar with CareCentric’s business and operations than the special committee, had any comments on the merger agreement, particularly the representations and warranties and covenants.

On April 23, 2003, Borden provided the board of directors of CareCentric a revised proposal which increased the per share price in the merger to $0.75 per share. All other aspects of the proposal remained unchanged, including that only shares owned of record by holders of fewer than 4,000 shares of common stock would be cashed out in the merger. The proposal stated that this was Borden’s best and final offer, and Borden set a deadline of May 23, 2003 for CareCentric to accept the offer.

The special committee met telephonically on May 1, 2003 and discussed the new proposal from Borden.

On May 6, 2003, the special committee met telephonically with representatives of SunTrust Robinson Humphrey and Alston & Bird. At the meeting, the committee discussed a draft of the fairness opinion provided to the committee by SunTrust Robinson Humphrey. SunTrust Robinson Humphrey responded to committee members’ questions and comments. SunTrust Robinson Humphrey also advised the committee that they had received no indications of interest or any follow-up from the companies that had been contacted in the market check. At this point, representatives of SunTrust Robinson Humphrey were excused from the call. Representatives from Alston & Bird then led a discussion of the proposed terms contained in the revised draft merger agreement provided to CareCentric by counsel to Borden. The committee gave Alston & Bird instructions as to final negotiation of the merger agreement.

The special committee met telephonically on May 19, 2003 with representatives of Alston & Bird, counsel to the committee. A revised draft of the merger agreement had been provided to CareCentric by counsel to Borden and distributed to members of the committee. The committee discussed a meeting scheduled with Borden to be held on May 20, 2003. In particular, the committee discussed the importance of obtaining current information on the stockholders of CareCentric in order to facilitate discussions with Borden and the appropriate structuring of the transaction.

A telephone meeting was held on May 20, 2003 among Messrs. John and Stewart Reed, representing Borden, together with their counsel, Kilpatrick Stockton, the special committee and Alston & Bird. At this meeting, the committee tentatively agreed with Borden that it would recommend the merger to the CareCentric board of directors at the per share price of $0.75, subject to the receipt of definitive advice from its financial advisor. The only other remaining issue for discussion under the proposal was whether the merger would be structured to purchase shares of holders of record holding fewer than 4,000 shares or whether the shares of all beneficial holders of fewer than 4,000 shares would be purchased. It was decided by Borden and the special committee that a purchase of the shares of all beneficial holders of fewer than 4,000 shares would be preferable, although more investigation of the number of shares that would be purchased on this basis was necessary in order to determine the overall cost to Borden of the transaction. In this meeting, Borden agreed to increase the maximum consideration it would pay for shares to $550,000 (without reduction for Borden’s transaction expenses) from its earlier proposal of $450,000 (less Borden’s transaction expenses). Additionally, Borden agreed to an extension of the deadline to accept the offer to June 13, 2003.

The special committee met telephonically on May 30 with representatives of Alston & Bird and SunTrust Robinson Humphrey. Alston & Bird informed the committee that all of the terms of the merger agreement had been agreed to, except the remaining issue of whether the stockholders to be cashed out in the merger would be defined in terms of record or beneficial stockholders of fewer than 4,000 shares. CareCentric management was working to deliver final information concerning the stockholder list so that a final determination could be made by early the following week. Representatives of SunTrust Robinson Humphrey then made an oral presentation of the analysis supporting their fairness opinion. SunTrust Robinson Humphrey then delivered orally their opinion that the merger consideration was fair from a financial point of view to the holders of common stock owning fewer than 4,000 of our shares and the merger is fair, from a financial point of view, to holders of common stock owning 4,000 or more of our shares. After the SunTrust Robinson Humphrey presentation, the committee members asked a number of questions. It was agreed that the special committee would meet again in Atlanta, Georgia on June 4 to approve the final merger agreement and to prepare for its meeting with the full board of directors later that day.

On June 2, 2003, CareCentric management distributed to the special committee and Borden additional information on the accounts of beneficial holders whose shares were held in “street name” by brokers and banks. On June 3, 2003, Borden informed the special committee through counsel that Borden would agree to cash out all beneficial holders of fewer than 4,000 shares and to increase the maximum consideration to be paid for their shares to $600,000. In order to provide itself and CareCentric an additional measure of assurance that the merger would result in the deregistration of CareCentric’s common stock under applicable federal securities laws as intended, Borden also agreed that it would allow in the merger agreement for our board of directors to set in its discretion the number of shares that a stockholder must own in order to receive or not to receive the merger consideration, thereby permitting our board of directors to increase this number from 4,000 shares, which had been previously agreed upon by the parties, to 7,000 or 10,000 shares if such action was deemed necessary by our board of directors.

On June 4, 2003, the special committee met at CareCentric’s corporate headquarters in Atlanta, Georgia and reviewed the final merger agreement, which defined the stockholders to be cashed out in the merger as those beneficially holding fewer than 4,000 shares and increased the maximum consideration that would be paid for shares to $600,000. After discussion of the final merger agreement with a representative of Alston & Bird and review of the written confirmation of SunTrust Robinson Humphrey’s fairness opinion, the committee unanimously determined that it deemed it advisable and in the best interests of CareCentric and its stockholders to complete the merger on the terms provided by the merger agreement and that they would recommend to the board of directors of CareCentric that it adopt the merger agreement, determine that the merger is advisable and recommend that the stockholders of CareCentric adopt the merger agreement at a special meeting of the stockholders of CareCentric.

Later on June 4, 2003, the members of the special committee, together with a representative of Alston & Bird, met with the full board of directors of CareCentric and reported their negotiations and conclusions concerning the proposed merger with Borden. The special committee recommended that the board of directors adopt the merger agreement, determine that the merger is advisable and recommend that the stockholders of CareCentric adopt the merger agreement at a special meeting of the stockholders to be called by the board of directors. After members of the special committee answered a number of questions from members of the board of directors, the full board of directors, with Messrs. John and Stewart Reed abstaining, approved the proposed merger and the merger agreement and decided to recommend that the stockholders of CareCentric adopt the merger agreement at a special meeting of the stockholders to be held at a date to be established after approval of a proxy statement by the SEC.

Recommendation of the Board of Directors; Fairness of the Merger

The special committee of the board of directors has unanimously determined that the terms of the merger and the merger agreement are advisable, fair to and in the best interests of the CareCentric stockholders. The special committee unanimously recommended to the board of directors that the merger agreement be adopted and the merger be approved. The special committee considered a number of factors, as more fully described above under “—Background of the Merger” and as described below under “—Reasons for the Special Committee’s Recommendation,” in making its recommendation. After careful consideration, the board of directors of CareCentric, acting in part upon the unanimous recommendation of the special committee, unanimously determined (with the Reeds abstaining) that the merger agreement is fair to and in the best interests of CareCentric stockholders and has adopted the merger agreement and, accordingly, recommends that you vote “FOR” adoption of the merger agreement.

Reasons for the Special Committee’s Recommendation

In recommending adoption of the merger agreement and approval of the merger to the board of directors, the special committee considered a number of factors, including but not limited to the following:

•	The analysis prepared by SunTrust Robinson Humphrey in connection with its opinion to the special committee and the interpretation of such analysis made by SunTrust Robinson Humphrey and the special committee.

•	The merger consideration of $0.75 per share payable to small stockholders represents premiums of approximately 22.9%, 15.4% and 29.3% over the quoted price of our common stock, one day, one week and one month, respectively, prior to the public announcement of the execution of the merger agreement, and exceeds the highest quoted price per share of our common stock during the 52-week period prior to that announcement.

•	The substantial ongoing expenses incurred by CareCentric as a public reporting company with obligations to file periodic reports with the SEC.

•	The anticipated additional expense for CareCentric to comply with recently enacted legislation and regulations applicable to companies with securities registered under the Exchange Act.

•	The potential impact on our remaining stockholders after the merger of the absence of an active trading market for CareCentric common stock and of financial and other information contained in periodic reports filed with the SEC.

•	The lack of liquidity of the shares of CareCentric common stock due to the absence of an active trading market in the common stock, and the lack of analyst coverage.

•	The value to our small stockholders of the opportunity presented by the merger to realize a substantial premium on disposition of an otherwise relatively illiquid investment as compared to the loss of the opportunity to participate in the future growth potential of CareCentric.

•	The absence of any indication that the price of CareCentric shares would necessarily increase regardless of CareCentric’s improved performance or general improvement in market conditions.

•	The benefits that those continuing stockholders of CareCentric would receive as a result of the reduction in the expenses CareCentric incurred as a reporting company.

•	The $0.75 per share merger consideration is lower than the historic trading price of CareCentric common stock on Nasdaq prior to the second quarter of 2002.

•	The risk that the announcement of the merger may have a negative effect on the trading price of the common stock quoted on the OTC Bulletin Board.

•	The advice of management that CareCentric’s status as a public company might be impeding possible equity and debt financing needed for the company’s growth.

•	Uncertainties concerning the economy in general, CareCentric’s industry in particular, and the capital markets.

•	The degree of likelihood that the merger will be completed. In this connection, the special committee considered, among other things, the lack of a financing or due diligence condition to closing and assurances provided to the special committee of Borden’s commitment to proceed with, and its ability to provide funding for, the merger.

•	The terms and conditions of the merger agreement, including those described in this proxy statement, particularly those which provide CareCentric with the right, subject to an obligation to reimburse Borden for out-of-pocket expenses not to exceed $75,000, to negotiate for a superior transaction with a third party prior to the vote on the merger, permit the special committee and the board of directors to terminate the merger agreement if a superior offer is made and Borden does not provide an offer considered equivalent or superior by the special committee or withdraw their recommendations of the merger to our stockholders.

•	Our small stockholders will lose the opportunity to participate in any future growth of CareCentric but will also be insulated from any potential future decline in the current value of CareCentric.

•	Our small stockholders will receive a fixed amount of cash, rather than securities or some form of deferred payment.

•	The results of the market check conducted by SunTrust Robinson Humphrey and the absence of any interest in exploring a possible transaction by any of the parties contacted.

•	The procedural fairness of the process by which the merger agreement was negotiated. In this regard, the special committee noted, among other things:

–	that the special committee exercised exclusive and unlimited authority to, among other things, evaluate, negotiate and recommend the terms of any proposed transaction and received advice from its own independent legal and financial advisors;

–	that extensive time and attention was devoted to the transaction by the members of the special committee;

–	the market check described above;

–	that the merger agreement resulted from active and comprehensive arm’s length negotiations; and

–	that these negotiations resulted in increases in the original per share price offer and in material improvements in other non-financial terms of the originally proposed merger agreement.

•	The differing interests between Messrs. John E. Reed and Stewart B. Reed, due to their ownership of Borden and their holdings of debt and preferred equity of CareCentric, and CareCentric stockholders generally.

•	The rights of dissenting stockholders to seek appraisal of the value of their shares of common stock and preferred stock under Delaware law.

After considering these factors, the special committee concluded that the positive factors relating to the merger outweighed the negative factors. Because of the variety of factors considered, the special committee did not find it practicable to quantify or otherwise assign relative weights to, and did not make specific assessments of, the specific factors considered in reaching its determination. The special committee did not consider the net book value or liquidation value of CareCentric to be material to their conclusion regarding the fairness of the merger because it is their view that neither book value nor liquidation value accurately reflects the value of CareCentric in light of its business and assets. The special committee considered the analysis performed by SunTrust Robinson Humphrey to be an appropriate indication of the going concern value of CareCentric.

The foregoing discussion is not intended to be exhaustive but is believed to include all material factors considered by the special committee.

Position of the Board of Directors as to Fairness of the Merger

The board of directors consists of eight directors, two of whom served on the special committee and two of whom are stockholders of Borden. At a meeting of the board of directors on June 4, 2003, the special committee, with its legal advisors participating, reported to the entire board of directors on its negotiation of the merger agreement and evaluation of the terms of the merger. Based on the course of the special committee’s negotiations with Borden, including the original offer price of $0.55 per share and the subsequent increase thereof to $0.75 per share to beneficial holders of fewer than 4,000 shares of CareCentric’s common stock, its review of the merger agreement, the opinion of SunTrust Robinson Humphrey and the factors taken into account by the special committee in making its determination, the special committee advised the board of directors that in its opinion the merger is advisable, fair to and in the best interests of the CareCentric stockholders.

Because of their conflict of interest in the merger, Messrs. John E. Reed and Stewart B. Reed recused themselves from deliberations or vote with respect to the merger or the merger agreement. The board of directors, other than Messrs. John E. Reed and Steward B. Reed, considered the analysis performed by, and the conclusions and the recommendations of, the special committee. In view of the wide variety of factors considered in its evaluation of the proposed merger, the board of directors did not find it practicable to quantify or otherwise assign relative weights to, and did not make specific assessments of, the specific factors considered in reaching its determination. Rather, the board of directors based its position on the totality of the information presented and considered, including SunTrust Robinson Humphrey’s oral opinion to the special committee. In connection with its consideration of the recommendation of the special committee, as part of its determination with respect to the merger, the board of directors adopted the conclusion, and the analysis underlying such conclusion, of the special committee, based upon its view as to the reasonableness of that analysis. Therefore, the board of directors, based in part on the unanimous recommendation of the special committee and the opinion of SunTrust Robinson Humphrey, recommends that you vote “FOR” the adoption and approval of the merger agreement and the approval of the merger.

The board of directors believes that the merger, the merger agreement and the related transactions are substantively and procedurally fair to and in the best interests of the CareCentric stockholders for all of the reasons set forth above even though no disinterested representative, other than the special committee and its legal and financial advisors, was retained to act solely on behalf of the unaffiliated stockholders and no separate vote of CareCentric’s unaffiliated stockholders will be conducted. See “Special Factors—Recommendation of the Board of Directors; Fairness of the Merger,” and “—Reasons for the Special Committee’s Recommendation.” In addition, with respect to procedural fairness, the board of directors established a special committee, consisting of two independent directors. In reaching its conclusions regarding fairness, the board considered the interests of both holders of fewer than 4,000 of our shares who will receive $0.75 per share in cash for their shares, and holders of 4,000 or more of our shares who will remain stockholders after CareCentric becomes a private company. The board concluded that the merger is substantively and procedurally fair to both groups based on the factors discussed below.

The board of directors believes that it was not necessary to retain a disinterested representative to negotiate on behalf of the unaffiliated stockholders or to structure the merger to require approval of at least a majority of unaffiliated stockholders because:

•	the board of directors established a special committee of directors, consisting of directors who are not employees of CareCentric, have no relationship with Borden or its investors and who will not have any continuing interest in or other relationship with CareCentric as the surviving corporation (other than ownership, in the case of Mr. Simione, of less than 1% of CareCentric’s outstanding common stock after the merger, continued service on our board of directors and continued service, in the case of Mr. Hindle, on the board of directors of Mestek), to negotiate the terms of the merger;

•	the special committee retained an independent financial advisor, who delivered its opinion that subject to the assumptions, qualifications and limitations set forth in the opinion, as of June 4, 2003, the consideration to be received by the small stockholders in the merger is fair, from a financial point of view, to these stockholders and the merger is fair, from a financial point of view, to the other stockholders; and

•	the merger was approved unanimously by all directors of CareCentric who are not employees of CareCentric, have no relationship with Borden or its investors, and who will not have any continuing interest in or other relationship with CareCentric as the surviving corporation (other than ownership of less than 1% of CareCentric’s outstanding common stock after the merger and continued service on the board of directors).

In reaching its conclusions, the board of directors considered it significant that:

•	the merger consideration of $0.75 in cash per share to the small stockholders was the highest price Borden indicated it was willing to pay following extensive arm’s-length negotiations between the special committee and representatives of Borden;

•	no member of the special committee has an interest in the proposed merger different from that of CareCentric stockholders generally (except for a less than 1% ownership interest in CareCentric common stock, which the CareCentric board of directors does not believe is material or detracts in any way from their independence); and

•	the special committee retained its own financial and legal advisors who have extensive experience with transactions similar to the merger and who assisted the special committee in evaluating the merger and in negotiating with Borden.

With respect to those CareCentric stockholders whose shares will not be cashed-out in the merger, the board considered as a reason against the merger the adverse effect of the loss of a public trading market for the common stock and the lack of publicly available information on CareCentric when it ceases to file Exchange Act reports. However, the board believes that these factors are more than offset by the benefits to the remaining stockholders created by the lower costs and other benefits of becoming a private company. Management estimates that CareCentric will achieve cost savings of approximately $402,000 per year from reduced legal and accounting fees, printing and mailing costs, directors and officers insurance premiums, and other incidental costs of remaining an Exchange Act reporting company. The termination of the Exchange Act registration will make most provisions of the Exchange Act, such as the requirement to file quarterly and annual reports with the SEC, the short-swing profit recovery provisions of Section 16(b), the requirement of furnishing a proxy or information statement in connection with stockholders’ meetings and the new corporate governance requirements under the Sarbanes-Oxley Act of 2002 no longer applicable to CareCentric. The board believes this termination will have the effect of avoiding additional future costs to CareCentric. In addition, there will be other benefits which are difficult to quantify from reduced management distraction and reallocation of internal resources associated with maintaining CareCentric’s Exchange Act registration.

The members of the board of directors did not consider the net book value or liquidation value of CareCentric to be material to their conclusion regarding the fairness of the merger because it is their view that neither book value nor liquidation value accurately reflects the value of CareCentric in light of the nature of its business and assets. In considering net book value, the board noted the following, which led it to conclude that net book value is not a meaningful measure to evaluate the fairness of the merger:

•	As of December 31, 2002 and the most recent quarter ended March 31, 2003, CareCentric’s net book value per common share was a negative ($6.45) and ($6.24), respectively.

•	As of March 31, 2003, CareCentric had negative working capital of ($11.7) million.

•	CareCentric’s noncurrent assets consist of substantially depreciated office equipment and intangible assets that are comprised of substantially amortized developed technology and customer lists.

In considering liquidation value, the board noted the following, which led it to conclude that liquidation value is not a meaningful measure to evaluate the fairness of the merger:

•	As of March 31, 2003, CareCentric had negative working capital of ($11.7) million.

•	Substantially all of CareCentric’s assets are encumbered by security interests in favor of its lenders.

•	CareCentric’s noncurrent assets consist of substantially depreciated office equipment and intangible assets that are illiquid and are not marketable at values substantially higher than net book value or separately marketable from the business as a total enterprise.

•	The lack of interest, indicated by the lack of response from the financial and strategic buyers included in market check performed by the financial advisor to the special committee was considered by the board to be a confirmation of the board’s view of the lack of liquidity of CareCentric’s noncurrent assets.

•	CareCentric’s results of operations for the quarters ended September 30, 2002, December 31, 2002 and March 31, 2003 generated positive cash flow from operations resulting in the improved liquidity needed to manage its large negative working capital position.

•	CareCentric has disclosed in its earnings press releases that additional investment is planned and needed to develop current technology platforms for its products. This needed incremental investment was considered a materially detrimental factor preventing liquidation value from to being a meaningful measure to evaluate the fairness of the merger.

Because of these factors regarding net book value and liquidation value, the going concern value of CareCentric became a more meaningful measure to evaluate the fairness of the merger. The members of the board of directors considered the analyses performed by SunTrust Robinson Humphrey to be an appropriate indication of the going concern value of CareCentric.

After careful consideration, the board of directors of CareCentric, acting in part upon the unanimous recommendation of the special committee and adopting the conclusions and analysis of the special committee, unanimously determined (with the Reeds abstaining) that the merger is advisable, fair to and in the best interests of the CareCentric stockholders and has adopted the merger agreement and, accordingly, recommends that you vote “FOR” adoption of the merger agreement. The recommendation of the board of directors was made after consideration of all the material factors, as described above.

Position of Borden and the Reeds as to Fairness of the Merger

The rules of the SEC require Borden and Messrs. John and Stewart Reed to express their belief as to the fairness of the merger agreement and the proposed merger to our stockholders. The Reeds were not part of, and did not participate in the deliberations of, the special committee. Although each of the Reeds are members of our board of directors, they recused themselves from the deliberations of the board of directors with respect to the merger described above under “Special Factors—Reasons for the Special Committee’s Recommendation.” Based on its belief regarding the reasonableness of the conclusions and analyses of the special committee and the board of directors, Borden and the Reeds adopted the conclusions and analyses of the special committee and the board of directors described above and believe that the $0.75 per share merger consideration is fair to CareCentric’s stockholders owning fewer than 4,000 shares of our common stock and is fair, from a financial point of view, to the other stockholders, including the unaffiliated stockholders. In making this determination, Borden and the Reeds considered the following factors:

•	The negotiation and deliberation process conducted by the special committee which led to the approval of the merger agreement by the special committee and the board of directors, and that CareCentric is permitted under the merger agreement to seek alternative transaction proposals.

•	The relationship between the $0.75 price per share to be paid in the merger and the recent and historical market prices of CareCentric’s common stock. The merger price of $0.75 per share to be paid in the merger represents approximately a 23% premium to the closing price of CareCentric’s common stock on June 4, 2003, the last trading day before the public announcement on June 5, 2003 of the signing of the merger agreement, and exceeds the market prices of CareCentric’s common stock for approximately 12 months prior to that date.

•	The terms of the merger agreement, including the ability of the board of directors, in the exercise of its fiduciary duties to stockholders, to consider competing superior proposals. Borden and the Reeds also considered that the merger is subject to various conditions, and that the merger contemplates the payment of a termination fee under certain circumstances.

•	Under Delaware law, CareCentric stockholders have the right to demand an appraisal by the Delaware Court of Chancery of the “fair value” of their shares, which may be determined to be more or less than the $0.75 per share merger consideration.

In reaching their determination as to fairness, neither Borden nor the Reeds ranked or assigned specific weight to particular factors, but rather considered all of the foregoing factors as a whole to support their belief that the merger is fair to the unaffiliated stockholders of CareCentric. This belief, however, should not be construed as a recommendation to stockholders as to how they should vote on the merger.

Neither Borden nor the Reeds considered the net book value or liquidation value of CareCentric to be material to their conclusion regarding the fairness of the merger because it is their view that neither book value nor liquidation value accurately reflects the value of CareCentric in light of the nature of its business and assets.

Opinion of SunTrust Robinson Humphrey

SunTrust Robinson Humphrey has acted as the financial advisor to the special committee in connection with the merger. The special committee selected SunTrust Robinson Humphrey based on SunTrust Robinson Humphrey’s experience and reputation. SunTrust Robinson Humphrey is a nationally recognized investment banking firm and is regularly engaged in the valuation of businesses and securities in connection with mergers and acquisitions, leveraged buyouts, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes.

In connection with SunTrust Robinson Humphrey’s engagement, the special committee requested that SunTrust Robinson Humphrey evaluate the fairness, from a financial point of view, of the transaction to the holders of common stock of CareCentric. On May 30, 2003, at a meeting of the special committee held to consider the transaction, SunTrust Robinson Humphrey delivered an oral opinion, which was subsequently confirmed in a written opinion dated June 4, 2003, to the effect that, as of that date and based on and subject to the assumptions, limitations and qualifications described in its written opinion, (i) the consideration to be received in the merger by the holders of common stock of CareCentric who own fewer than 4,000 shares of common stock (“Small Stockholders”) is fair, from a financial point of view to such holders and (ii) the transaction is fair, from a financial point of view, to the holders of common stock of CareCentric that own 4,000 or more shares of common stock (“Continuing Stockholders”).

The full text of SunTrust Robinson Humphrey’s written opinion, dated June 4, 2003, to the special committee is attached as Appendix B to this proxy statement and is incorporated herein by reference. Holders of CareCentric’s common stock are urged to read this opinion in its entirety

SunTrust Robinson Humphrey’s opinion relates only to (i) the fairness, from a financial point of view, of the consideration to be received by the holders of common stock of CareCentric that are Small Stockholders in the transaction to such holders and (ii) the fairness, from a financial point of view, of the transaction to the holders of common stock of CareCentric that are Continuing Stockholders. SunTrust Robinson Humphrey’s opinion does not address any other aspect of the merger and does not constitute a recommendation to any stockholder as to how such stockholder should vote or act on any matter relating to the merger.

In arriving at its opinion, SunTrust Robinson Humphrey, among other things:

•	reviewed the merger agreement;

•	reviewed the statement on Schedule 13D and the exhibits thereto and the amended statements on Schedule 13D/A and the exhibits thereto filed with the SEC on behalf of John E. Reed, Stewart B. Reed and James A. Burk and other publicly available information concerning CareCentric which SunTrust Robinson Humphrey deemed to be relevant to its inquiry;

•	reviewed financial and operating information with respect to the business, operations and prospects of CareCentric, including financial projections, furnished by CareCentric;

•	compared the trading history of CareCentric’s common stock with those of other publicly-traded companies that SunTrust Robinson Humphrey deemed relevant;

•	compared the historical financial results and financial condition of CareCentric with those of publicly-traded companies that SunTrust Robinson Humphrey deemed relevant;

•	reviewed historical data relating to percentage premiums paid in acquisitions of publicly-traded companies that SunTrust Robinson Humphrey deemed relevant;

•	compared the financial terms of the transaction with the publicly available financial terms of certain other recent transactions which SunTrust Robinson Humphrey deemed relevant;

•	relied on statements of the management of CareCentric concerning the business, financial, operational and strategic benefits and implications of the transaction, including financial forecasts provided to SunTrust Robinson Humphrey by CareCentric relating to operating cost savings expected to be achieved as a result of CareCentric no longer being a reporting company under the Exchange Act upon completion of the transaction;

•	discussed with the management of CareCentric its business, operations, assets, present condition and future prospects; and

•	undertook such other studies, analyses and investigations as SunTrust Robinson Humphrey deemed appropriate.

In addition, with the special committee’s authorization, SunTrust Robinson Humphrey initiated contact with a limited number of strategic and financial parties, none of whom expressed interest in exploring a possible transaction with CareCentric.

In connection with SunTrust Robinson Humphrey’s review, SunTrust Robinson Humphrey did not assume any responsibility for independent verification of any of the information and relied on it being complete and accurate in all material respects. With respect to the financial forecasts of CareCentric provided to or discussed with SunTrust Robinson Humphrey, and the expected business, financial, operational and strategic benefits and implications of the transaction, including the expected operating cost savings expected to be achieved as a result of the transaction, SunTrust Robinson Humphrey assumed, at the direction of the management of CareCentric and without independent verification or investigation, that such forecasts have been reasonably prepared on bases reflecting the best currently available information, estimates and judgments of the management of CareCentric as to the future financial performance of CareCentric and the expected financial, operating and strategic benefits and implications of the transaction. In arriving at its opinion, SunTrust Robinson Humphrey did not conduct a physical inspection of the properties and facilities of CareCentric and did not make nor obtain any evaluations or appraisals of the assets or liabilities (including, without limitation, any potential environmental liabilities), contingent or otherwise, of CareCentric. SunTrust Robinson Humphrey also assumed that the transaction would be consummated in accordance with the terms of the merger agreement and that, as to CareCentric and the holders of common stock that are Continuing Stockholders, the merger will be treated as a tax-free reorganization for federal income tax purposes. SunTrust Robinson Humphrey also assumed that all material governmental, regulatory or other consents and approvals necessary for the consummation of the transaction would be obtained without material delay and without any adverse effect on CareCentric or on the expected benefits of the transaction.

The opinion of SunTrust Robinson Humphrey does not address the relative merits of the transaction as compared to other transactions or business strategies that might be available to CareCentric, nor does it address CareCentric’s underlying business decision to proceed with the transaction. Although SunTrust Robinson Humphrey evaluated the consideration to be received in the merger from a financial point of view, SunTrust Robinson Humphrey was not requested to, and did not, recommend the specific consideration payable in the merger, which consideration was determined in negotiations between CareCentric and Borden. The opinion of SunTrust Robinson Humphrey is necessarily based upon market, economic and other conditions as they existed and could be evaluated on, and on the information made available to SunTrust Robinson Humphrey, as of the date of the opinion.

The financial markets in general and the market for the common stock of CareCentric, in particular, are subject to volatility, and SunTrust Robinson Humphrey’s opinion did not address potential developments in the financial markets or the market for the common stock of CareCentric after the date of its opinion. SunTrust Robinson Humphrey expressed no opinion as to the underlying valuation, future performance or long-term viability of CareCentric. The opinion of SunTrust Robinson Humphrey solely and respectively addresses (i) the fairness, from a financial point of view, of the consideration to be received by the Small Stockholders in the merger to the Small Stockholders and (ii) the fairness, from a financial point of view, of the transaction to the holders of common stock that are Continuing Stockholders. As to the holders of common stock that are Small Stockholders, the opinion of SunTrust Robinson Humphrey is limited to the fairness, from a financial point of view, of the consideration to be received by such holders in the transaction. As to the holders of common stock that are Continuing Stockholders, the opinion of SunTrust Robinson Humphrey is limited to the fairness, from a financial point of view, of the transaction to such holders, taking into account the expected business, financial, operational and strategic benefits and implications of the transaction to CareCentric going forward, including the operating cost savings expected to be achieved as a result of CareCentric no longer being a reporting company under the Exchange Act upon completion of the transaction and the other financial forecasts referred to above. In evaluating the fairness of the transaction to the Continuing Stockholders, SunTrust Robinson Humphrey did not take into consideration any loss of liquidity to the Continuing Stockholders as a result of the common stock no longer being registered under the Exchange Act or traded in any active trading market. SunTrust Robinson Humphrey did not express any opinion as to what the actual value of the shares of CareCentric common stock will be after completion of the transaction or the prices at which such shares will trade at any time. The opinion of SunTrust Robinson Humphrey does not address in any respect the fairness of the disparate treatment of the stockholders of CareCentric in the transaction or the relative benefits and detriments of the transaction to holders of common stock that are Small Stockholders as compared to the holders of common stock that are Continuing Stockholders, or the determination by the Board of Directors of CareCentric pursuant to the merger agreement of the “Minimum Number” of share ownership used to distinguish Small Stockholders from Continuing Stockholders. The opinion of SunTrust Robinson Humphrey does not address any aspect of the transaction as it relates to the holders of CareCentric preferred stock or the holders of any other securities, or rights to acquire securities, of CareCentric.

Subsequent developments may affect SunTrust Robinson Humphrey’s opinion and SunTrust Robinson Humphrey does not have any obligation to update, revise or reaffirm its opinion.

In preparing its opinion to the special committee, SunTrust Robinson Humphrey performed a variety of financial and comparative analyses, a summary of which are described below. The preparation of a fairness opinion is a complex analytic process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances and, therefore, is not readily susceptible to partial analysis or summary description. Certain of these analytic methods may imply transaction or entity values that are a significantly higher or lower than the value in the transaction under consideration and may not be meaningful to the overall financial fairness analysis. The various methods of financial analysis may be accorded relatively more or less weight in the preparation of a fairness opinion, and no one analytic method is necessarily determinative. Accordingly, SunTrust Robinson Humphrey believes that its analyses must be considered as a whole and that selecting portions of its analyses and factors, or the narrative description of the analyses, could create a misleading or incomplete view of the processes underlying its analyses and opinion.

No company, transaction or business used in SunTrust Robinson Humphrey’s analyses as a comparison is identical to CareCentric or the transaction, and an evaluation of the results of those analyses is not entirely mathematical. Rather, the analyses involve complex considerations and judgments concerning financial and operating characteristics and other factors that could affect the transaction or the market values of the companies or transactions being analyzed.

In performing its analyses, SunTrust Robinson Humphrey made numerous assumptions with respect to CareCentric, industry performance and general business, economic, market and financial conditions, many of which are beyond the control of CareCentric. The estimates contained in SunTrust Robinson Humphrey’s analyses and the ranges of valuations resulting from any particular analysis are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than those suggested by the analyses. In addition, analyses relating to the value of businesses or securities do not purport to be appraisals or to reflect the prices at which businesses or securities actually may be sold. Accordingly, these analyses and estimates are inherently subject to substantial uncertainty.

SunTrust Robinson Humphrey’s opinion and financial analyses were among many factors considered by the special committee in its evaluation of the transaction and should not be viewed as determinative of the views of the members of the special committee with respect to the transaction or the fairness of the transaction to any particular holders of common stock.

Summary of Financial Analyses

The following is a summary of the material financial analyses underlying SunTrust Robinson Humphrey’s oral opinion delivered to the special committee. The financial analyses summarized below include information presented in tabular format. In order to fully understand SunTrust Robinson Humphrey’s financial analyses, the tables must be read together with the text of each summary. Considering the data set forth in the tables below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of SunTrust Robinson Humphrey’s financial analyses.

SunTrust Robinson Humphrey considered financial forecasts for CareCentric, provided by management of CareCentric, both on an “as is” basis, assuming that CareCentric were to continue as a public company, and on a pro forma basis, assuming CareCentric were to cease to be a reporting company under the Exchange Act. Management provided pro forma financial forecasts for CareCentric as a private company that reflected management’s estimates as to the cost savings in legal fees, audit fees and other public company expenses that would be realized in 2004 and 2005.

Market Analysis of Selected Publicly-Traded Companies.

SunTrust Robinson Humphrey reviewed and compared publicly available financial data, market information and trading multiples for CareCentric with other selected publicly-traded companies that SunTrust Robinson Humphrey deemed relevant. These companies consisted of:

•	Cerner Corp.;

•	Eclipsys Corp.;

•	IDX Systems Corp.;

•	McKesson Corp.;

•	MedQuist, Inc.;

•	NDC Health, Inc.;

•	Per-Se Technologies;

•	ProxyMed, Inc.;

•	QuadraMed Corp.;

•	Quality Systems, Inc.;

•	Trizetto Group Inc.; and

•	VitalWorks, Inc.

For the selected publicly-traded companies, SunTrust Robinson Humphrey, among other things, calculated the firm value (or market capitalization plus debt less cash and cash equivalents) of each company as a multiple of its actual revenue, earnings before interest expense, taxes, depreciation and amortization (“EBITDA”), and earnings before interest and taxes (“EBIT”), for the latest twelve months (“LTM”) and as a multiple of its projected revenue, EBITDA and EBIT for projected calendar years 2003 and 2004. SunTrust Robinson Humphrey also compared stock price as a multiple of LTM and projected calendar years 2003 and 2004 earnings per share (“EPS”). All multiples were based on closing stock prices as of May 27, 2003. Except as otherwise noted herein, all historical data was derived from publicly available sources. Projected revenues and EPS estimates were based on research reports and First Call consensus estimates. First Call is an information provider that publishes a compilation of estimates of projected financial performance for publicly-traded companies produced by equity research analysts at leading investment banking firms. After taking into account CareCentric’s net debt outstanding as of March 31, 2003, of $18.7 million, including preferred stock and convertible debt, SunTrust Robinson Humphrey’s analysis of the comparable companies yielded the following implied equity values for the common stock of CareCentric assuming it were to continue as a public company:

Firm Value to:	Mean		Implied Equity Value(2)	Median		Implied Equity Value(2)
LTM Revenues(1)	1.10	x	$5,734	1.20	x	$8,099
Calendar 2003E Revenues	1.06		7,388	1.09		8,204
Calendar 2004E Revenues	0.93		7,329	0.97		8,346
LTM EBITDA(1)	7.65		6,802	7.72		7,031
Calendar 2003E EBITDA	6.23		(5,145)	6.87		(3,766)
Calendar 2004E EBITDA	5.93		(6,116)	5.95		(6,074)
LTM EBIT(1)	9.35		(3,108)	9.99		(2,048)
Calendar 2003E EBIT	8.93		(13,263)	9.18		(13,114)
Calendar 2004E EBIT	7.47		(14,753)	7.78		(14,587)

(1) Latest twelve months ended March 31, 2003.

(2) In thousands.

SunTrust Robinson Humphrey also used the selected company multiples to calculate the implied equity values for CareCentric on a pro forma, private company basis, adjusting CareCentric’s projected 2003 and 2004 EBITDA and EBIT to reflect management’s assumed annual cost savings of $402,000 associated with becoming a private company. The analysis yielded the following implied equity values for CareCentric on a private-company basis:

Firm Value to:	Mean		Implied Equity Value(2)	Median		Implied Equity Value(2)
LTM Revenues(1)	1.10	x	$5,734	1.20	x	$8,099
Calendar 2003E Revenues	1.06		7,388	1.09		8,204
Calendar 2004E Revenues	0.93		7,329	0.97		8,346
LTM EBITDA(1)	7.65		6,802	7.72		7,031
Calendar 2003E EBITDA	6.23		(5,145)	6.87		(3,766)
Calendar 2004E EBITDA	5.93		(3,746)	5.95		(3,696)
LTM EBIT(1)	9.35		(3,108)	9.99		(2,048)
Calendar 2003E EBIT	8.93		(13,263)	9.18		(13,114)
Calendar 2004E EBIT	7.47		(11,767)	7.78		(11,474)

(1) Latest twelve months ended March 31, 2003.

(2) In thousands.

SunTrust Robinson Humphrey noted that none of the companies used in the market analysis of selected publicly-traded companies was identical to CareCentric and that, accordingly, the analysis necessarily involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies reviewed and other factors that would affect the market values of the selected publicly-traded companies. As a result of CareCentric’s historically weak financial condition, negative stockholders’ equity, thin market capitalization and the lack of comparability between CareCentric and the selected companies, SunTrust Robinson Humphrey accorded significantly less weight to this analysis in evaluating the merger for purposes of its opinion.

Analysis of Selected Mergers and Acquisitions.

SunTrust Robinson Humphrey analyzed the consideration paid and implied transaction multiples in 38 selected completed and pending mergers and acquisitions that SunTrust Robinson Humphrey deemed relevant. Of the 38 transactions reviewed, only four had complete data. The transactions were announced over a period from April 2001 to April 2003. For the selected transactions, SunTrust Robinson Humphrey analyzed, among other things, firm value as a multiple of LTM revenues, EBITDA and EBIT. Revenues, EBITDA and EBIT values were based on historical financial information available in public filings of the acquirer and/or target companies related to the selected transactions. The following table sets forth the multiples indicated by this analysis:

Firm Value to:	Mean		Implied Equity Value(2)	Median		Implied Equity Value(2)
LTM Revenues(1)	2.04	x	$26,609	2.54	x	$37,918
LTM EBITDA(1)	13.21		25,298	16.18		35,202
LTM EBIT(1)	17.55		10,522	19.85		14,353

(1) Latest twelve months ended March 31, 2003.

(2) In thousands.

Based upon the multiples derived from this analysis and CareCentric’s historical results, assuming an aggregate of 4,371,350 shares of common stock of CareCentric outstanding, SunTrust Robinson Humphrey calculated a range of implied equity values for CareCentric, using the mean multiples, between $2.41 and $6.09 per share with mean and median implied equity values of $4.17 and $5.03 per share, respectively. Using the median multiples, SunTrust Robinson Humphrey calculated a range of implied equity values for CareCentric between $3.28 and $8.67 per share with mean and median implied equity values of $5.98 and $7.13 per share, respectively.

SunTrust Robinson Humphrey noted for the special committee that no transaction considered in the analysis of selected merger and acquisition transactions is identical to the merger and, accordingly, the values implied by these transactions are not directly comparable to CareCentric and the merger. As a result of the relatively small sample size and the lack of comparability between CareCentric and the companies involved in these transactions, SunTrust Robinson Humphrey accorded significantly less weight to this analysis in evaluating the merger for purposes of its opinion. All multiples for the selected transactions were based on public information available at the time of announcement of such transaction, without taking into account differing market and other conditions during the period during which the selected transactions occurred.

Discounted Cash Flow Analysis.

SunTrust Robinson Humphrey performed a discounted cash flow analysis of the projected cash flows of CareCentric based upon projections provided by CareCentric’s management for the years ending December 31, 2003 through December 31, 2005, using projections and assumptions provided by the management of CareCentric. SunTrust Robinson Humphrey calculated a range of net present firm values for CareCentric based on its free cash flow (EBITDA minus capital expenditures and increases in working capital plus decreases in working capital) over the projected time period using discount rates ranging from 32.4% to 36.4%, based on the capital asset pricing model, and terminal multiples of estimated cash flow for the year ending December 31, 2005 ranging from 6.0x to 8.0x. This analysis indicated the following per share equity valuations of CareCentric:

Discount	Discounted Present Value of Equity per Share
Rate	6.0x	7.0x	8.0x
32.4%	$ 0.15	$ 0.72	$ 1.30
34.4%	(0.04)	0.51	1.06
36.4%	(0.21)	0.31	0.84

In addition, SunTrust Robinson Humphrey performed a discounted analysis of the projected cash flows of CareCentric for the years ending December 31, 2003 through December 31, 2005, on a pro forma basis, assuming the cost savings provided by management expected to result from becoming a private company. The discounted cash flows for CareCentric on a pro forma basis were also calculated using discount rates ranging from 32.4% to 36.4% and terminal multiples of estimated pro forma cash flow for the year ending December 31, 2005 ranging from 6.0x to 8.0x. This analysis indicated the following per share equity valuations of CareCentric:

Discount	Discounted Present Value of Equity per Share
Rate	6.0x	7.0x	8.0x
32.4%	$ 0.46	$ 1.08	$ 1.69
34.4%	0.26	0.85	1.44
36.4%	0.07	0.64	1.20

Premiums Paid Analysis

SunTrust Robinson Humphrey reviewed and analyzed the transaction premiums paid in 28 merger transactions with transaction values between $10 million and $20 million effected since January 1, 2002, based on the target company’s stock price one day, five days and thirty days prior to the public announcement of the transaction. This analysis indicated the following mean and median premiums paid in the selected transactions:

Premium Prior to Announcement	Mean	Median
1 Day	45.4%	36.7%
5 Days	49.4	38.1
30 Days	59.2	47.1

This analysis resulted in a range of implied equity values per share of common stock of $0.84 to $0.95 and implied equity values per share of common stock of $0.77 and $0.88 for the mean and median premiums, respectively. Based on CareCentric’s stock price one day, five days and thirty days prior to the public announcement of the transaction on February 4, 2003, the premiums paid are 14.7%, 25.3% and 20.0%, respectively. Although the premiums paid in CareCentric’s transaction are below the average premiums paid in the selected transactions analyzed, they are within the range of premiums paid in the selected transactions.

Information Concerning the Financial Advisor

CareCentric has agreed to pay SunTrust Robinson Humphrey a fee that is customary for transactions of this nature and that is contingent upon the delivery of the opinion or the consummation of the merger. CareCentric also has agreed to reimburse SunTrust Robinson Humphrey for its out-of-pocket expenses, including fees and expenses of legal counsel and any other advisor retained by SunTrust Robinson Humphrey, and to indemnify SunTrust Robinson Humphrey and related parties against liabilities, including liabilities under the federal securities laws, arising out of its engagement.

SunTrust Robinson Humphrey and its affiliates have in the past provided, and may in the future provide, investment banking and financial services to CareCentric or Borden unrelated to the transaction, for which services SunTrust Robinson Humphrey and its affiliates have received, and expect to receive, compensation. In the ordinary course of business, SunTrust Robinson Humphrey and its affiliates actively trade in the debt and equity securities of CareCentric for its own account and for the accounts of its customers and, accordingly, may at any time hold a long or short position in such securities.

Position of CareCentric, Borden and the Reeds as to Purposes, Reasons, Alternatives and Effects of the Merger

Purposes. The purpose of the merger is to allow CareCentric to reduce the number of holders of its common stock so that CareCentric may terminate the registration of its common stock under the Exchange Act, while providing liquidity for holders of CareCentric common stock owning fewer than 4,000 shares and maximizing value to be received by all holders of CareCentric common stock.

Alternatives. The special committee and the Reeds considered various alternatives to the merger, as described under “Special Factors—Background of the Merger.”

Reasons. The special committee’s reasons for recommending the adoption of the merger agreement and approval of the merger and the reasons of Borden and the Reeds undertaking this merger are described under “Special Factors—Background of the Merger” and “—Reasons for the Special Committee’s Recommendation.”

Reduction in the Number of Stockholders. We believe that the merger will reduce the number of record stockholders from approximately 3,700 to approximately 150.

Termination of Securities Exchange Act Registration and Reporting Requirements. Our common stock is currently registered under Section 12(g) of the Exchange Act and, as a result, we are subject to the periodic reporting and other requirements of the Exchange Act. As a result of the merger, we will have fewer than 300 holders of record of common stock, and will be eligible to terminate our obligation to continue filing periodic reports under the Exchange Act. As soon as possible after the effective time of the merger, we will file for deregistration of the common stock under the Exchange Act and will become a “private” company. Termination of this filing requirement under the Exchange Act will substantially reduce the information we are required to furnish to our stockholders and to the SEC.

With respect to our executive officers and directors, in the event of the termination of the registration of our Common Stock and our obligation to file reports under the Exchange Act:

•	our executive officers, directors and other affiliates will no longer be subject to many of the reporting requirements and restrictions of the Exchange Act; and

•	our executive officers and directors may be deprived of the ability to dispose of our shares of common stock pursuant to Rule 144 under the Securities Act of 1933.

•	Effect on Market for Shares. Our common stock is currently traded in the over-the-counter market, and last sales prices are reported on the OTC Bulletin Board, which is a regulated quotation service that displays real time quotes, last sales prices and volume information in over-the-counter equity securities. There are presently nine (9) known market makers in our Common Stock. As discussed below, there likely will be a decrease in the market for our shares as a result of the decrease in the number of shareholders and this may affect the price at which remaining stockholders may be able to sell their shares. Once we stop filing reports with the SEC, our common stock will be ineligible for quotation on the OTC Bulletin Board, which may reduce the liquidity of our common stock. While price quotations for our common stock may continue to be reported after deregistration in less formal reporting systems such as the Pink Sheets® Electronic Quotation Service, we cannot assure you this will happen or, even if it does happen, that an active market will exist for you to sell your shares if you are a remaining stockholder. However, because the current amount of trading activity in our common stock is so limited, there may be no practical difference for most stockholders who are remaining stockholders following the merger. In addition, regardless of whether we become a private company as a result of the merger, it is currently proposed that the OTC Bulletin Board will be phased out by 2003, and price quotations for our common stock may not be reported on the BBX (which is expected to replace the OTC Bulletin Board in 2004). Therefore, our common stock may be quoted only in the Pink Sheets Electronic Quotations Service regardless of whether we go private.

Effects on Affiliates. As a result of the merger, Borden will cease to exist. As described below, the merger will have various effects on our officers and directors, each of whom may, as a result of his or her position with us, be deemed to be an affiliate of ours. As used in this proxy statement, the term “affiliated stockholder” means any stockholder who is a director or executive officer of us or the beneficial owner of 10% or more of our outstanding shares, and the term “unaffiliated stockholder” means any stockholder other than an affiliated stockholder.

References in this section to “we,” “us” and “our” refer to CareCentric, Borden and the Reeds, as applicable. Borden, the Reeds and CareCentric share substantially similar positions on the purpose, reasons and alternatives of the merger.

On Stockholders

The merger will have various effects on our affiliated and unaffiliated stockholders, as described below. The effects of the merger to a stockholder will vary based on whether or not all or any portion of the stockholder’s shares will be cashed out in the merger. The determination of whether or not any particular shares of our common stock will be cashed out in the merger will be based on whether the holder of those shares holds either fewer than 4,000 of our shares or 4,000 or more of our shares in any discrete account. Since an affiliated stockholder may be deemed to beneficially own shares under the Exchange Act held by more than one holder of shares, an affiliate may beneficially own both shares that will be cashed out in the merger and shares that will remain outstanding in the merger. As described under “Security Ownership of Certain Beneficial Owners and Management,” we expect current officers and directors to beneficially own a total of approximately 7,736,143 shares immediately after the merger compared to 7,220,159 as of the record date of the special meeting.

Cashed-Out Stockholders. The merger will have both positive and negative effects on stockholders owning fewer than 4,000 of our shares immediately prior to the effective time, including those described below.

Positive effects:

As a result of the merger, the cashed-out stockholders will:

•	receive $0.75 per share in cash, which price represents approximately a 23% premium to the closing price of CareCentric’s common stock on June 4, 2003, the last trading day before the public announcement on June 5, 2003 of the signing of the merger agreement, and exceeds the market prices of CareCentric’s common stock for approximately 12 months prior to that date; and

•	be able to liquidate their holdings without incurring any service charges or brokerage commissions.

Negative effects:

As a result of the merger, the cashed-out stockholders will:

•	no longer have any equity interest in CareCentric, and, therefore, will not participate in its future potential earnings (or losses) or growth, if any;

•	other than upon the exercise of stock options that have previously been or may in the future be granted by us to affiliated stockholders, not be able to re-acquire an equity interest in CareCentric unless they purchase shares from the remaining stockholders, although we have no reason to anticipate that the remaining stockholders will transfer their shares to third parties; and

•	be required to pay federal and, if applicable, state and local income taxes on the cash amount received in the merger.

Remaining Stockholders. The merger will have both positive and negative effects on stockholders who remain as stockholders if the merger is effected, including those described below.

Positive effects:

Continuing interest in the ongoing business of CareCentric. The remaining stockholders will retain their equity interest in CareCentric and, therefore, will participate in its future potential earnings or growth.

Negative effects:

•	Decreased access to information. If the merger is effected, we intend to terminate the registration of our common stock under the Exchange Act and to cease filing periodic reports with the SEC. Similarly, executive officers, directors and other affiliates will no longer be subject to many of the reporting requirements and restrictions of the Exchange Act.

•	Decreased liquidity. The liquidity of the shares of common stock held by stockholders may be further reduced by the merger. Price quotations for our common stock are currently reported on the OTC Bulletin Board. Following the merger, any trading in our common stock will continue only to occur in the “pink sheets” and in privately negotiated transactions.

Increased Share Ownership of Officers and Directors. As a result of the merger, it is expected that the percentage of ownership of our common stock held by our current officers and directors as a group will increase from approximately 52.3% to approximately 64.1% due solely to our common stock being issued to John E. Reed and Stewart B. Reed in exchange for their Borden shares. No other officer’s or director’s percentage of ownership of our common stock will change as a result of the merger. For a description of the assumptions we used in determining the numbers of shares and related percentages that we expect to be held by current officers and directors immediately after the merger, please see “Security Ownership of Certain Beneficial Owners and Management.”

It is expected that, upon completion of the merger, the operations of CareCentric will be conducted substantially as they currently are being conducted. CareCentric and Borden do not have any present plans or proposals that relate to or would result in an extraordinary corporate transaction following completion of the merger involving CareCentric’s corporate structure, business or management, such as a merger, reorganization, liquidation, relocation of any operations or sale or transfer of a material amount of assets. However, CareCentric, as the surviving corporation, will continue to evaluate CareCentric’s business and operations after the merger and may develop new plans and proposals that CareCentric considers to be in the best interests of CareCentric and its then current stockholders.

Executive Officers and Directors of the Surviving Corporation

The merger agreement provides that the current officers of CareCentric will continue as the initial officers of CareCentric as the surviving corporation until their respective successors are duly appointed and qualified. It is expected that, in general, all members of CareCentric’s current management will continue as management of CareCentric as the surviving corporation. It is also expected that all of CareCentric’s directors will continue as directors of CareCentric as the surviving corporation.

Borden’s Financing of the Merger

Borden’s source of funds to pay substantially all of the merger consideration is intended to be provided by members of the Borden group, who have committed to provide up to $600,000 to pay the merger consideration provided for in the merger agreement. The Borden group does not intend to seek outside financing and has no alternative financing plan. Management is confident that the Borden group has sufficient resources to complete the merger.

Borden’s stockholders will receive, as consideration for the commitment to fund the merger consideration, shares of Borden common stock. As discussed above, such shares of Borden common stock then will be converted, upon completion of the merger, into shares of CareCentric common stock as the surviving entity in the merger.

Risks That the Merger Will Not Be Completed

Completion of the merger is subject to certain risks, including, but not limited to, the following:

•	that the holders of more than 10% of the outstanding shares of CareCentric common stock exercise their appraisal rights;

•	that CareCentric’s primary lender, Wainwright Bank & Trust Company, will not have consented to the consummation of the merger;

•	that CareCentric or Borden will not have performed, in all material respects, their obligations contained in the merger agreement prior to the effective time of the merger;

•	that the representations and warranties made by CareCentric or Borden in the merger agreement will not be true and correct to the extent provided in the merger agreement at the closing date of the merger;

•	CareCentric may experience a circumstance, event, occurrence or effect that individually or in the aggregate has, or would reasonably be expected to have, a material adverse effect on CareCentric and, as a result, Borden could terminate the merger agreement;

•	the total amount of merger consideration required to close the merger may exceed $600,000 and Borden may choose not to close the merger; and

•	that there may be litigation that could prevent the merger.

We have had preliminary discussions with Wainwright Bank & Trust Company regarding the consent required from Wainwright Bank pursuant to our loan agreements with them. Management believes that Wainwright Bank will give its consent to the merger. John Reed and Stewart Reed are shareholders in, and John Reed is a director of, Wainwright Bank. Under our credit agreements, the merger also will require the consents of John E. Reed and Mestek, Inc. Mr. Reed has indicated to the management of CareCentric that he will provide his consent, and will cause Mestek to provide its consent, to the merger.

As a result of various risks to the completion of the merger, there can be no assurance that the merger will be completed even if the requisite stockholder approval is obtained. It is expected that, if our stockholders do not adopt and approve the merger agreement or if the merger is not completed for any other reason, the current management of CareCentric, under the direction of the board of directors, will continue to manage CareCentric as an ongoing business. If the merger is not completed, depending on the circumstances, CareCentric may be required to reimburse certain expenses of Borden. See “Special Factors—Estimated Fees and Expenses of the Merger.”

Other Risks Related to the Merger

The special committee also considered a variety of risks and other potentially negative factors concerning the merger but determined that these factors were outweighed by the benefits of the factors supporting the merger. These negative factors included the following:

•	The $0.75 per share merger consideration is lower than the historic trading prices of CareCentric common stock on Nasdaq prior to the second quarter of 2002.

•	The conflict of interest created by Messrs. John Reed and Stewart Reed’s affiliation with Borden and by the expectation that they would continue as directors of CareCentric after the merger, as well as the other factors discussed in “Special Factors—Interests of Certain Directors of CareCentric; Appointment of Special Committee.”

•	The risk that the announcement of the merger may have a negative effect on the trading price of the common stock on the OTC Bulletin Board.

•	If the merger is not consummated under circumstances further discussed in “Proposal to Approve the Merger Agreement —Termination of the Merger Agreement,” CareCentric may be required to reimburse Borden for expenses relating to the merger agreement and related transactions and to pay to Borden the specified termination fee.

•	Following the merger, CareCentric will be a privately held company and as a result:

–	there will be no trading market for the common stock, and

–	stockholders will no longer receive financial and other information contained in periodic reports filed with the SEC.

•	CareCentric’s current shareholders holding fewer than 4,000 of our shares will cease to participate in any future earnings (or losses) and appreciation of value of CareCentric after the merger.

Interests of Certain Directors of CareCentric; Appointment of Special Committee

In considering the recommendation of the board of directors, CareCentric stockholders should be aware that two of CareCentric’s directors, John E. Reed and Stewart B. Reed, collectively own or control over 50% of CareCentric’s common stock and voting power and have interests different from CareCentric stockholders generally. As a result of this conflict of interest, the board of directors appointed the special committee. The special committee consists of directors Winston R. Hindle, Jr. and William J. Simione, Jr., neither of whom is an officer or employee of CareCentric. Also, neither Mr. Hindle nor Mr. Simione has any financial interest in Borden or in the merger different from CareCentric stockholders generally, except for ownership of less than 1% of the outstanding shares of common stock, continued service on our board after the merger and service, in the case of Mr. Hindle, on the board of directors of Mestek. The board of directors believes that this ownership is not material to the financial position of either Mr. Hindle or Mr. Simione, and had no material impact on their ability to independently evaluate the merger. The special committee was appointed to evaluate, negotiate and, if appropriate, recommend the merger agreement and to evaluate whether the merger is in the best interests of CareCentric stockholders. The special committee and the board of directors were aware of the differing interests between Messrs. John E. Reed and Stewart B. Reed and CareCentric stockholders generally, and considered such differing interests, among other matters, in evaluating and negotiating the merger agreement and the merger and in recommending to the board of directors that the merger agreement and the merger be adopted and approved.

Merger Consideration to be Received by the Borden Group

John E. Reed, Stewart B. Reed and James A. Burk own all of the issued and outstanding capital stock of Borden. Their percentage ownership of the outstanding stock of Borden is shown below:

% of Outstanding Stock
John E. Reed	37.5%
Stewart B. Reed	37.5%
James A. Burk	25.0%

At the closing of the merger, the members of the Borden group will receive for their shares of Borden stock, in the aggregate, a number of shares of CareCentric common stock equal to the quotient of the aggregate cash merger consideration payable to our cashed-out stockholders divided by the $0.75 per share price being paid to such stockholders. These shares will be owned by each Borden stockholder in proportion to his ownership percentage shown above.

Merger Consideration to be Received by Directors and Executive Officers of CareCentric Other Than the Reeds

The directors and executive officers of CareCentric other than the Reeds will be entitled to receive $0.75 per share of CareCentric common stock held by them upon completion of the merger if they own fewer than 4,000 of our shares in any discrete account and will continue to own the same number of shares of CareCentric common stock after the merger if they own 4,000 or more of our shares. As of the record date, the following directors of CareCentric will be entitled to receive the following amounts in the merger for their shares of CareCentric common stock:

Name	Number of Shares	Aggregate Merger Consideration
Winston R. Hindle, Jr.	3,533	$2,650

Total	3,533	$2,650

All other directors of CareCentric (other than John E. Reed and Stewart B. Reed) will continue to own the same number of shares of CareCentric common stock after the merger as they own currently.

Continuing Equity Interests of the Borden Group

The members of the Borden group will continue to own the shares of CareCentric common stock they owned prior to the merger. In addition to those shares, the members of the Borden group will be issued new shares of CareCentric common stock based on the conversion of their Borden stock into CareCentric common stock at the effective time of the merger.

The ownership by the members of the Borden group of the common stock of CareCentric immediately prior to and following the merger, and their voting power, taking into account John E. Reed’s ownership or control of CareCentric’s Series B and Series D preferred stock, will be as follows:

	Prior to Merger			After Merger
Name	Number of Shares of Common Stock	Percentage	Voting Power Percentage	Number of Shares of Common Stock	Percentage	Voting Power Percentage
John E. Reed	1,059,036	24.2%	57.1%	1,318,797	30.2%	60.3%
Stewart B. Reed	845,514	19.3%	10.3%	1,105,275	25.3%	13.5%
James A. Burk	5,700	0.1%	0.1%	178,874	4.1%	2.2%

Voting power percentage takes into account all of CareCentric’s outstanding common stock, which has one vote per share, its outstanding Series B preferred stock, which has two-tenths of one vote (.2) per share, its outstanding Series D preferred stock, which has 2.51 votes per share, and its outstanding Series E preferred stock, which has one vote per share.

Treatment of Stock Options Held by the Borden Group

All outstanding options and warrants to purchase shares of CareCentric common stock shall remain outstanding after the merger, including those held by the Reeds.

Indemnification and Insurance

CareCentric is organized under the laws of the State of Delaware. The Delaware General Corporation Law, as amended, provides that a Delaware corporation has the power generally to indemnify its directors, officers, employees and other agents (each, a “Corporate Agent”) against expenses and liabilities (including amounts paid in settlement) in connection with any proceeding involving such person by reason of his being a Corporate Agent, other than a proceeding by or in the right of the corporation, if such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal proceeding, such person had no reasonable cause to believe his conduct was unlawful. In the case of an action brought by or in the right of the corporation, indemnification of a Corporate Agent against expenses is permitted if such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation; however, no indemnification is permitted in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation, unless and only to the extent that the Court of Chancery or the court in which such proceeding was brought shall determine upon application that despite the adjudication of liability, but in view of all the circumstances of the case, such person is fairly and reasonably entitled to such indemnification. To the extent that a Corporate Agent has been successful on the merits of such proceeding, whether or not by or in the right of the corporation, or in the defense of any claim, issue or matter therein, the corporation is required to indemnify the Corporate Agent for expenses in connection therewith. Expenses incurred by a Corporate Agent in connection with a proceeding may, under certain circumstances, be paid by the corporation in advance of the final disposition of the proceeding as authorized by the board of directors. The power to indemnify and advance the expenses under the Delaware General Corporation Law does not exclude other rights to which a Corporate Agent may be entitled under the certificate of incorporation, bylaws, agreement, vote of stockholders or disinterested directors or otherwise.

Under Delaware law, a Delaware corporation has the power to purchase and maintain insurance on behalf of any Corporate Agent against any liabilities asserted against and incurred by him in such capacity, whether or not the corporation has the power to indemnify him against such liabilities under Delaware law. CareCentric has purchased directors and officers insurance providing indemnification to CareCentric’s directors and officers for these types of liabilities.

As permitted by Delaware law, CareCentric’s certificate of incorporation, as amended, and bylaws, as amended, contain a provision which limit the personal liability of directors for monetary damages for breach of their fiduciary duties as directors except to the extent such limitation of liability is prohibited by Delaware law. In accordance with Delaware law, these provisions do not limit the liability of any director for any breach of the director’s duty of loyalty to CareCentric or its stockholders; for acts of omissions not in good faith or which involve intentional misconduct or a knowing violation of law; for certain unlawful payments of dividends or stock repurchases under Section 174 of the Delaware General Corporation Law; or for any transaction from which the director derives an improper personal benefit. These provisions do not limit the rights of CareCentric or any stockholder to seek an injunction or any other non-monetary relief in the event of a breach of a director’s fiduciary duty. In addition, these provisions apply only to claims against a director arising out of his role as a director and do not relieve a director from liability for violations of statutory law, such as certain liabilities imposed on a director under the federal securities laws.

Article VII of CareCentric’s restated certificate of incorporation eliminates the personal liability of CareCentric’s directors to CareCentric or its stockholders for monetary damages for breaches of their fiduciary duty (subject to certain exceptions, such as breaches of the duty of loyalty to CareCentric or its stockholders).

Article VII of CareCentric’s bylaws includes provisions for indemnification of CareCentric’s officers, directors, employees and agents to the maximum extent permitted by Section 145 of the Delaware General Corporation Law under the circumstances set forth therein.

Directors and officers of CareCentric also have indemnification rights pursuant to indemnification agreements entered into between CareCentric and its directors and officers.

Estimated Fees and Expenses of the Merger

Whether or not the merger is completed, in general, all fees and expenses incurred in connection with the merger will be paid by the party incurring those fees and expenses. Under specified circumstances described in “Proposal to Approve the Merger Agreement —Termination of the Merger Agreement,” CareCentric will pay Borden up to an aggregate of $75,000 for reimbursement of the out-of-pocket expenses of Borden incurred in connection with the merger.

Fees and expenses of CareCentric with respect to the merger are estimated at this time to be as follows:

Description	Amount
Filing fee (SEC)	$250
Legal, accounting and financial advisors’ fees and expenses	404,750
Printing, mailing and solicitation costs	100,000
Miscellaneous expenses	10,000

Total	$515,000

Up to $600,000 will be required to pay the aggregate cash merger consideration to our cashed-out stockholders. These expenses will not reduce the cash merger consideration to be paid to the cashed-out stockholders.

Past Transactions

2002 Recapitalization

On July 1, 2002, CareCentric completed a recapitalization plan initiated on April 8, 2002. The recapitalization plan was approved by the common stockholders of CareCentric at the June 6, 2002 annual stockholders’ meeting. The effect of the recapitalization plan is summarized below for each note payable and presented comparatively in the following chart at December 31, 2002 and 2001. In accordance with the terms of the recapitalization plan, the December 31, 2002 balances of long-term convertible notes payable to B. C. O’Donnell, John E. Reed and Mestek, Inc. include capitalized interest accrued from July 1, 2002 and December 31, 2002. John E. Reed is a director and executive officer, and James A. Burk is an executive officer, of Mestek. See “Proposal to Approve the Merger Agreement—The Parties—The Borden Group.”

	December 31, 2002	December 31, 2001
Short Term:
Line of Credit	$4,525,000	$5,572,000

	$4,525,000	$5,572,000

Long Term:
Convertible Note Payable—John E. Reed	$—	$3,500,000
Note Payable—Mestek	—	1,019,000
Convertible Note Payable—B. C. O’Donnell	619,000	600,000
Note Payable—John E. Reed Capitalized Interest	—	184,000
Note Payable—Mestek Capitalized Interest	—	40,000
Convertible Note—Mestek	4,126,000	—
Convertible Note—John E. Reed	3,668,000	—
Note Payable—John E. Reed Accrued Interest	107,000	—

	$8,520,000	$5,343,000

Line of Credit

On July 12, 2000, CareCentric entered into a $6.0 million Loan and Security Agreement Facility with Wainwright Bank & Trust Company (the “Wainwright Facility”), a commercial bank, under which CareCentric granted a first priority position on substantially all of its assets as security. The Wainwright Facility was used to pay off the line of credit with Silicon Valley Bank, certain short-term loans from Mestek, Inc., and a loan from David O. Ellis. Borrowings under the Wainwright Facility accrue interest at the bank’s prime rate per annum and require monthly payments of interest. The Wainwright Facility currently matures on October 1, 2004. CareCentric’s obligations under the Wainwright Facility are guaranteed by Mestek in consideration of which CareCentric issued a warrant to Mestek to purchase 104,712 shares of CareCentric’s common stock. As a result of the July 1, 2002 recapitalization, the warrant was cancelled. Messrs. John E. Reed and Stewart B. Reed both hold substantial ownership interests in and Mr. John Reed is a director of Wainwright Bank & Trust Company.

Convertible Note Payable—Barrett C. O’Donnell

Prior to the recapitalization, CareCentric owed $600,000 to Barrett C. O’Donnell, a director, under a $600,000 subordinated note, convertible into CareCentric common stock at a strike price of $2.51 per share. As amended, this note had an interest rate of prime plus two percent (2.0%) and required that one-half of the accrued interest be timely paid each quarter and the balance to be paid on December 31, 2003 or to be converted into an additional convertible note. In December 2002, Mr. O’Donnell agreed to adjust the terms of the note to provide consistent treatment with the Mestek and John E. Reed convertible notes payable as existing after the July 1, 2002 recapitalization plan. The effect of this adjustment was to reduce the interest rate on the note payable to a fixed rate of 6.25% and to defer all interest earned from July 1, 2002 through June 30, 2004 at which time the accumulated interest, totaling $75,000, will be capitalized into the principal of the note. After June 30, 2004, the principal and capitalized interest will accrue interest at the per annum rate equal of 6.25% with interest compounded and payable quarterly beginning on September 30, 2004. Together with any unpaid principal and accrued interest, the Barrett C. O’Donnell note will mature and become payable on June 30, 2007. Additionally, the $600,000 note together with the value of accrued interest may be converted at the rate of $1.00 per share into CareCentric common stock at any time after July 1, 2002. The new notes are subordinated to the Wainwright Facility.

Convertible Note Payable—Mestek

Prior to the July 1, 2002 recapitalization plan, CareCentric was obligated under an 18-month unsecured promissory note in the principal amount of $1,019,000 payable to Mestek, Inc., that earned interest at prime plus one and one half percent (1.5%), with interest payable semiannually and matured on September 30, 2003 and additional notes to Mestek in the amounts of $40,000, $535,000 and $350,000. These additional notes earned interest at prime plus two percent (2.0%) for the $40,000 note and prime plus one percent (1.0%) for the $535,000 and $350,000 notes until all principal and accrued interest amounts were paid in full. These funds were advanced by Mestek to CareCentric to cover payroll and accounts payable obligations incurred by CareCentric, working capital needs of CareCentric during the period of its transition of senior lenders from Silicon Valley Bank to Wainwright Bank & Trust Company, accrued and unpaid interest thereon and the unreimbursed portion of Mr. Bruce Dewey’s salary for the periods from November 9, 1999 to October 31, 2001 when he was Chief Executive Officer of CareCentric.

On July 1, 2002, under the terms of the recapitalization plan, all notes payable to Mestek by CareCentric were consolidated together with $1,000,000 of Mestek’s previous participation in the John E. Reed Facility, accrued unpaid interest on all notes payable to Mestek aggregating $42,560, accrued unpaid interest on Mestek’s participation in the John E. Reed Facility of $33,750, $850,000 of cancelled Mestek Series C preferred stock, and $129,748 of cash paid on July 1, 2002 by Mestek to CareCentric to create a single consolidated $4,000,000 convertible note payable. The terms of the single consolidated Mestek note are that interest accrues at a per annum rate equal to six and one-quarter percent (6.25%) through June 30, 2004, at which time the accrued interest will be capitalized into the related note. After June 30, 2004, the principal and capitalized interest will accrue interest at the per annum rate equal to six and one-quarter percent (6.25%) with interest compounded and payable quarterly beginning on September 30, 2004. Together with any unpaid principal and accrued interest, the Mestek note will mature and become payable on June 30, 2007. Additionally, the new $4.0 million Mestek note and the $3.6 million John E. Reed note, together with the value of accrued interest, may be converted at the rate of $1.00 per share into

CareCentric common stock exercisable at any time after July 1, 2002. The new notes are subordinate to the Wainwright Facility.

Convertible Note Payable—John E. Reed

Prior to the July 1, 2002 recapitalization plan, CareCentric was obligated under a financing facility (the “John E. Reed Facility”) provided by John E. Reed, Chairman of CareCentric and the Chairman and Chief Executive Officer of Mestek, Inc. The John E. Reed Facility consisted of a $6.0 million subordinated line of credit, convertible into common stock of CareCentric at a strike price of $2.51 per share, with interest at 9% per annum and a five-year maturity. The John E. Reed Facility was secured by a second position on substantially all of CareCentric’s assets. At December 31, 2002 and 2001, borrowings were equal to $4,668,000 and $3,500,000 respectively, $1,000,000 of which was participated to Mestek at December 31, 2002 and 2001. On December 31, 2001, the facility was amended to change the interest rate to prime plus two percent (2.0%) and to change the payment term for unpaid 2001 interest to require payment on December 31, 2003, or convert the outstanding unpaid interest to additional convertible notes, in the amount of $184,438 at the option of Mr. Reed, and in the amount of $40,463 at the option of Mestek, and to change the terms of payment of interest for 2002 to require that one-half be timely paid each quarter and the balance be paid on December 31, 2003 or be converted to additional convertible notes. On March 27, 2002 CareCentric received an additional $871,117 advance on the John E. Reed Facility.

On July 1, 2002, under the terms of the recapitalization plan, all principal amounts advanced under the John E. Reed Facility, less the $1,000,000 participation by Mestek, together with interest accrued through December 31, 2001, were consolidated into a single consolidated $3,555,555 convertible note payable. The terms of the single consolidated John E. Reed note are that interest accrues and accumulates at a per annum rate equal to six and one-quarter percent (6.25%) through June 30, 2004, at which time the accumulated interest will be capitalized into the related note. After June 30, 2004, the principal and capitalized interest will accumulate interest at the per annum rate equal to six and one-quarter percent (6.25%) with interest compounded and payable quarterly beginning on September 30, 2004. Together with any unpaid principal and accrued interest, the John E. Reed note will mature and become payable on June 30, 2007. Additionally, the new $3.6 million John E. Reed note, together with the value of accrued interest may be converted at the rate of $1.00 per share into CareCentric common stock exercisable at any time after July 1, 2002. The new notes are subordinated to the Wainwright Facility.

Note Payable—John E. Reed Accrued Interest

Under the terms of the July 1, 2002 recapitalization, $103,818 of accrued interest earned on all advances under the John E. Reed Facility during the period January 1, 2002 and June 30, 2002 was capitalized into a separate note payable that accrues and accumulates interest at a per annum rate equal to six and one-quarter percent (6.25%) through September 30, 2004, with interest compounded quarterly. After September 30, 2004, the accumulated interest will be capitalized into the related note and the principal and capitalized interest will accumulate interest at the per annum rate equal to six and one-quarter percent (6.25%) with interest compounded and payable quarterly. Together with any unpaid principal and accrued interest, the separate John E. Reed accrued interest note will mature and become payable on June 30, 2007. The John E. Reed accrued interest note is subordinated to the Wainwright Facility.

PROPOSAL TO APPROVE THE MERGER AGREEMENT

Overview

At the special meeting, you will be asked to consider and vote upon the approval of the Agreement and Plan of Merger, dated as of June 4, 2003, among CareCentric, Borden and John E. Reed, Stewart B. Reed and James A. Burk, the stockholders of Borden, pursuant to which Borden will be merged with and into CareCentric, with CareCentric being the surviving corporation. Upon closing of the merger, if you are a holder of fewer than 4,000 shares of our common stock in any discrete account, each issued and outstanding share of CareCentric common stock held by you will be converted into the right to receive $0.75 in cash, without interest. If you are a holder of 4,000 shares or more of our common stock, or shares of preferred stock, you will continue to own the same number of shares of CareCentric common stock or preferred stock after the merger. The outstanding shares of Borden’s common stock will, in the aggregate, be converted into the right to receive that number of shares of CareCentric’s common stock equal to the aggregate cash merger consideration being paid to our cashed-out stockholders divided by the $0.75 per share being paid to such stockholders.

The Parties

CareCentric, Inc

2625 Cumberland Parkway, Suite 310

Atlanta, Georgia 30339

CareCentric, Inc., a Delaware corporation, is a leading provider of enterprise information technology systems and related services designed to help home health care providers effectively operate their business in today’s environment. A more detailed description of CareCentric’s business and financial results is contained in CareCentric’s most recent Annual Report on Form 10-K for the fiscal year ended December 31, 2002, which is incorporated by reference. See also “Where Stockholders Can Find More Information” and “Additional Information and Documents Incorporated by Reference.”

Borden Associates, Inc.

260 North Elm Street

Westfield, Massachusetts 01085

Borden Associates, Inc., a Delaware corporation, was formed at the direction of the Reeds and James Burk solely for the purpose of engaging in the transactions contemplated by the merger agreement. Borden has not conducted any significant activities other than those incident to its approval and execution of the merger agreement and related documents. Borden has no material assets or liabilities, other than its rights and obligations under the merger agreement. The Reeds and Mr. Burk are the sole stockholders of Borden and collectively hold approximately 67.5% of the outstanding voting power of CareCentric capital stock.

The Borden Group

John E. Reed became a director of CareCentric on March 7, 2000 upon the closing of the MCS/Simione merger pursuant to the terms of that transaction. He became Chairman of the Board of Directors of CareCentric on August 8, 2000. Mr. Reed had been the Chairman of the Board of MCS from 1986 to the date of the MCS/Simione merger. Mr. Reed has been a director of Mestek, Inc. since 1986 and Chairman of the Board since 1989. From 1986 until 2001 he was President of Mestek, and he has been Chief Executive Officer of Mestek from 1986 to the present. Prior to the 1986 merger of Mestek and Reed National Corp., Mr. Reed was President and Chief Executive Officer of Reed National Corp. since its founding in 1946. Mr. Reed is also a director of and holds a substantial ownership interest in Wainwright Bank & Trust Company, the provider of a $6.0 million line of credit to CareCentric. The business address for Mr. Reed is 260 North Elm Street, Westfield, Massachusetts 01085 and the telephone number is (413) 568-9571.

Stewart B. Reed became a director of CareCentric on June 6, 2002. Mr. Reed has been a director of Mestek since 1986 and serves as a consultant to Mestek as well as a private investor in various enterprises. Mr. Reed previously served as a director of CareCentric from March 2000 until August 2000. Mr. Reed served as Executive Vice President of Mestek from 1986 to 1996. Prior to the 1986 merger of Mestek and Reed National Corp., Mr. Reed had been Executive Vice President of Reed National Corp. in charge of corporate development. Mr. Reed is the son of John E. Reed, Chairman of the Board, President and Chief Executive Officer of Mestek and the Chairman of the Board of CareCentric. Mr. Reed holds a substantial ownership interest in Wainwright Bank & Trust Company. The business address for Mr. Reed is 260 North Elm Street, Westfield, Massachusetts 01085 and the telephone number is (413) 568-9571.

James A. Burk has been a Vice President of Mestek, Inc. since 1986. Prior to the merger of Mestek, Inc. and Reed National Corp., Mr. Burk had been a Vice President of Reed National Corp. since 1975. Mr. Burk had been employed in a number of manufacturing management positions by Reed National Corp. since 1965. Mr. Burk is the son of E. Herbert Burk, a former Director of Mestek, Inc. The business address for Mr. Burk is 260 North Elm Street, Westfield, Massachusetts 01085 and the telephone number is (413) 568-9571.

Effect of the Merger on Stockholders

If approved at the special meeting, the merger will affect our stockholders as follows after completion of the merger, based on their holding as of the effective time of the merger:

Stockholder as of Effective Time	Net Effect After Merger

Stockholders holding 4,000 or more of our common shares in any discrete account or any shares of our preferred stock	Shares of common stock will continue to be outstanding and stockholder will receive no cash.

Stockholders holding fewer than 4,000 of our common shares in any discrete account	Shares of common stock will be cashed out at a price of $0.75 per share.

In determining the number of shares held beneficially in street name by any stockholder, we may, in our discretion, rely on “no objection” lists provided by any nominee holder. Further, after the effective time, we will deliver to each stockholder who would appear to be entitled to receive cash in the merger in consideration for his or her shares a letter of transmittal requesting certain information from such stockholder and requiring the stockholder to certify as to the number of shares actually held, whether in registered form or in street name. Letters of transmittal will be delivered to any stockholder who (a) holds of record fewer than 4,000 of our common shares, (b) according to records made available to us from the nominee holder for any shares held in street name, holds fewer than 4,000 of our common shares in street name or holds shares in street name and with respect to which we are not provided by the nominee holder the number of shares so held. In general, the merger can be illustrated by the following examples:

Hypothetical Scenario	Result

Ms. Smith is a registered stockholder who holds 500 shares of our common stock in her record account at the effective time. Ms. Smith holds no other shares.	Ms. Smith’s 500 shares will be canceled and converted into the right to receive cash in the amount of $0.75 per share. (Note: If Ms. Smith wants to continue her investment in CareCentric, she can buy at least 3,500 more shares of our common stock (preferably in her record account so as to make it more readily apparent that she holds 4,000 or more shares). Ms. Smith would have to act far enough in advance of the effective time so that the purchase is complete and registered on the books of CareCentric before the effective time.)

Mr. Brown holds 500 shares of our common stock in a brokerage account as of the effective time. Mr. Brown holds no other shares.	Mr. Brown’s 500 shares will be canceled and converted into the right to receive cash in an amount equal to $0.75 per share.

Mr. Jones holds 2,000 shares of our common stock in registered form and 2,100 shares in a brokerage account as of the effective time. Mr. Jones holds no other shares.	Since Mr. Jones does not own 4,000 or more shares in a discrete account, we will presume that all of the shares are held by a holder of fewer than 4,000 shares and were, therefore, canceled in the merger and converted into the right to receive cash in an amount equal to $0.75 per share. Mr. Jones would not be able to rebut the presumption that his shares were cashed out in the merger unless he could certify in the letter of transmittal sent to him after the effective time that he holds 4,000 or more shares in a discrete account and could provide us such other information as we may request to verify that fact.

The Merger Agreement

The following description of the merger agreement describes the material terms of the merger agreement. A complete copy of the merger agreement appears as Appendix A to this proxy statement and is incorporated into this proxy statement by reference. You are urged to read the entire merger agreement carefully.

The Merger

The merger agreement provides that, subject to the conditions summarized below, Borden will merge with and into CareCentric. Upon consummation of the merger, Borden will cease to exist and CareCentric will continue as the surviving corporation.

Effective Time of Merger

The merger will become effective upon the filing of a certificate of merger with the Secretary of State of the State of Delaware in accordance with the Delaware General Corporation Law or at such later time as is specified in the certificate of merger. This time is referred to as the “effective time.” CareCentric and Borden have agreed to file the certificate of merger as soon as possible following satisfaction or waiver of the conditions to closing of the merger set forth in the merger agreement.

Conversion of CareCentric Common Stock

At the effective time, each outstanding share of CareCentric common stock owned by beneficial holders of fewer than 4,000 shares of our common stock will automatically be converted into and represent the right to receive $0.75 in cash, without interest, except for shares held by stockholders seeking appraisal rights in accordance with Delaware law.

At the effective time, each outstanding share of CareCentric common stock owned by beneficial holders of 4,000 or more of our common shares and each outstanding share of CareCentric preferred stock shall remain outstanding. None of these shares will be cancelled in the merger.

At the effective time, each outstanding share of common stock of Borden will be converted into and exchanged for the right to receive that number of shares of CareCentric common stock equal to: (a) the quotient of the total cash consideration paid to the holders of fewer than 4,000 shares of common stock divided by the per share price of $0.75 being paid to such stockholders, divided by (b) the total number of outstanding shares of Borden common stock. The shares of Borden common stock will be cancelled, and the Borden stockholders will receive shares of CareCentric stock.

Payment for Shares

Prior to the effective time of the merger, Borden will deposit with CareCentric’s transfer agent, Continental Stock Transfer & Trust Company, the paying agent designated by Borden (and approved by CareCentric), sufficient funds to pay the merger consideration for the CareCentric stockholders that own fewer than 4,000 of our common shares in any discrete account. Within two business days after the effective time of the merger, CareCentric, as the surviving corporation, will cause to be mailed to each record holder of shares of CareCentric common stock owning fewer than 4,000 of our common shares in any discrete account immediately prior to the effective time a letter of transmittal and instructions to effect the surrender of their certificate(s) in exchange for payment of the merger consideration.

Stockholders of CareCentric should not forward stock certificates to the paying agent until they have received the letter of transmittal.

Each of our record stockholders owning fewer than 4,000 of our common shares in any discrete account will be entitled to receive $0.75 per share only upon surrender to the paying agent of a share certificate, together with such letter of transmittal, duly completed in accordance with the instructions thereto. If a share certificate has been lost, stolen or destroyed, the holder of such certificate is required to make an affidavit of that fact and to give to CareCentric, as the surviving corporation, at its option, a bond in such reasonable amount as the surviving corporation may direct as indemnity against any claim that may be made against the surviving corporation with respect to such share certificate before any payment of the merger consideration will be made to such holder. No interest will be paid or accrued upon the surrender of the share certificates for the benefit of holders of the share certificates on any merger consideration.

If you hold your shares in an account with a bank or broker, you will not receive a letter of transmittal. Instead, if you beneficially own fewer than 4,000 of our common shares in any discrete account, your bank or broker will handle the surrender of your shares and will credit your cash account with the appropriate amount.

Six months after the effective time of the merger, the paying agent will deliver to CareCentric, as the surviving corporation, all cash in its possession, which has been deposited with the paying agent and which has not been disbursed to holders of share certificates. Thereafter, holders of certificates representing in the aggregate fewer than 4,000 of our common shares outstanding before the effective time will surrender their certificates to CareCentric as the surviving corporation and will be entitled to look only to CareCentric as the surviving corporation and only as general creditors of the surviving corporation for payment of any claims for merger consideration to which they may be entitled. Neither CareCentric as the surviving corporation nor the paying agent will be liable to any person in respect of any merger consideration delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

Share Certificates

From and after the effective time, the holders of share certificates owning fewer than 4,000 of our common shares in any discrete account before the effective time will cease to have any rights with respect to these shares except as otherwise provided for in the merger agreement or by applicable law. All merger consideration paid upon the surrender for exchange of those share certificates in accordance with the terms of the merger agreement will be deemed to have been issued and paid in full satisfaction of all rights pertaining to the share certificates.

Representations and Warranties

Representations and Warranties of CareCentric. The merger agreement contains various customary representations and warranties (which will not survive completion of the merger) made by CareCentric to Borden, and Borden’s stockholders (subject to material adverse effect limitations) relating to, among other things:

•	CareCentric’s and its subsidiaries’ due organization, valid existence, good standing and requisite corporate power and authority to own, lease and operate their assets and properties and to carry on their businesses as now being conducted;

•	the capitalization of CareCentric;

•	the authorization, execution, delivery and enforceability of the merger agreement;

•	the absence of any conflicts between the merger agreement and CareCentric’s certificate of incorporation and bylaws, and charter or bylaws of any CareCentric subsidiary, and any applicable laws or material contracts or agreements;

•	the absence of consents, approvals, actions, orders, declarations, or authorizations of, any filings or notices to, or any registrations with, any person, except those specified in the merger agreement, required for CareCentric to complete the merger;

•	compliance with applicable federal, state, local, or foreign laws, orders, rules or regulations;

•	the adequacy and accuracy of filings made by CareCentric with the SEC since December 31, 2001;

•	the conduct of CareCentric’s business in the ordinary course and the absence of material changes in CareCentric’s business, capitalization or accounting practices since December 31, 2002;

•	any claims, actions, proceedings or governmental investigations pending or threatened against CareCentric or its subsidiaries;

•	the accuracy of information concerning CareCentric in this proxy statement and the Schedule 13E-3 filed in connection with the merger;

•	the filing of federal tax returns, payment of taxes and other tax matters;

•	matters relating to employee benefit plans;

•	the stockholder voting requirements to approve the merger;

•	the inapplicability of Delaware anti-takeover laws to the merger and the merger agreement;

•	the right to use, and absence of infringement of, material intellectual property of CareCentric;

•	title to all property and assets used in the conduct of CareCentric and its subsidiaries;

•	the absence of undisclosed brokers’, finders’ or other commissions or fees; and

•	the receipt by the special committee of CareCentric’s board of directors of the fairness opinion of SunTrust Robinson Humphrey.

Representations and Warranties of Borden Stockholders. The merger agreement contains various customary representations and warranties (which will not survive completion of the merger) made by Borden to CareCentric, relating to, among other things:

•	the due organization, valid existence, good standing and requisite corporate power and authority of Borden to carry on its business as it is now being conducted;

•	the capitalization of Borden;

•	the authorization, execution, delivery and enforceability of the merger agreement;

•	the absence of any conflicts between the merger agreement and Borden’s certificate of incorporation or bylaws, any applicable law or material contracts or agreements;

•	the absence of consents, approvals, authorization or permits of governmental authorities, except those specified in the merger agreement, required for Borden to complete the merger;

•	compliance with applicable federal, state, local, or foreign statutes, orders, judgments, decrees, laws, rules, regulations or ordinances;

•	adequacy of cash resources to pay the aggregate merger consideration;

•	the accuracy of information concerning information provided by Borden in connection with this proxy statement; and

•	the sole purpose of Borden is to engage in the transactions contemplated by the merger agreement.

Representations and Warranties of Borden Stockholders. The merger agreement contains various customary representations and warranties (which will not survive completion of the merger) made by John E. Reed, Stewart B. Reed and James A. Burk, the stockholders of Borden, to CareCentric relating to, among other things:

•	the authorization, execution, delivery and enforceability of the merger agreement;

•	the shares of CareCentric common stock to be received by such investors in the merger will be acquired for investment purposes and not with a view to resell such shares;

•	the adequacy of the information received by such investors relating to CareCentric;

•	the status of each such investor as an “accredited investor” within the meaning of applicable federal securities laws; and

•	the limitations on dispositions by such investors of their shares of CareCentric stock received in the merger under applicable securities laws.

Conduct of Business Pending the Merger

The merger agreement imposes various restrictions on CareCentric’s conduct and operations until the merger is completed. CareCentric has agreed that, prior to the effective time, CareCentric and each of its subsidiaries will use all reasonable efforts to conduct their businesses in all material respects only in the ordinary course of business and consistent with past practice, use commercially reasonable efforts to preserve intact their present business organizations, and keep available the services of its officers and employees. CareCentric has also agreed, subject to identified exceptions, that it will not and will not permit any of its subsidiaries to do, among other things, any of the following without the prior written consent of Borden:

•	amend its certificate of incorporation or by-laws or similar governing documents;

•	declare or pay any dividend or make other distributions in respect of, or adjust, split, combine, or reclassify any shares of CareCentric’s or any of its subsidiaries’ capital stock;

•	issue, sell, or pledge or authorize the issuance, sale or pledge, of any shares of, or rights of any kind to acquire any shares of, its capital stock;

•	without the prior approval of the board of directors of CareCentric, sell or otherwise dispose of or encumber any assets which are material to CareCentric’s business, except in the ordinary course of business and consistent with past practice; or acquire or agree to acquire material assets from another person;

•	without the prior approval of the board of directors of CareCentric, enter into or amend any material contract, except in the ordinary course of business and consistent with past practice;

•	adopt a plan of complete or partial liquidation or adopt resolutions providing for the complete or partial liquidation, dissolution, consolidation, merger, restructuring, or recapitalization of CareCentric;

•	except in the ordinary course of business and consistent with past practice, not grant any severance or termination pay to, or enter into any employment agreement with, any of its executive officers or directors;

•	increase or enter into any contract to increase the compensation of its officers or employees; or establish, adopt, enter into, make any new grants or awards under, or amend any collective bargaining agreement or employee benefit plan;

•	without the prior approval of the board of directors of CareCentric, settle or compromise any material claims or litigation;

•	grant any severance or termination pay with respect to the termination of employment of any director or officer, except that the foregoing shall not preclude the implementation of incentive pay arrangements in the ordinary course of business consistent with past practice or pursuant to policies or contracts in effect on the date of the merger agreement and disclosed in writing to Borden;

•	except as required by law, rule, regulation or U.S. GAAP, make any change in its accounting methods;

•	confer at such times as Borden may reasonably request with one or more representatives of Borden and its stockholders to report material operational matters and the general status of ongoing operations;

•	without prior approval of the board of directors of CareCentric, enter into any loan or credit agreement, or incur any indebtedness (other than borrowings under its existing credit agreement); make or enter into an agreement or contract for capital expenditures, except for capital expenditures in the ordinary course of business consistent with past practice; or enter into any agreement or contract outside the ordinary course of business of CareCentric;

•	create or acquire any subsidiaries;

•	make any material tax election or settle or compromise any material tax liability; and

•	take any action that would or is reasonably likely to result in a material breach of any provision of the merger agreement or in any of its representations and warranties set forth in the merger agreement being untrue on the closing date of the merger.

Conditions to the Merger

Conditions to Each Party’s Obligation. The obligations of CareCentric, Borden and the stockholders of Borden to complete the merger are subject to the satisfaction or waiver on or prior to the effective time of specified conditions, including the following:

•	the merger and the merger agreement shall have been adopted and approved by the holders of a majority of the voting power of CareCentric capital stock;

•	the absence of any injunction, legal or regulatory restraint, statute, rule, regulation or order that prohibits the completion of the merger;

•	the parties to the merger agreement have obtained all consents, authorizations, orders, and approvals of (or filings or registrations with), any governmental entity or other persons needed in connection with the merger and the other transactions contemplated by the merger agreement;

•	after giving effect to the merger, CareCentric common stock will be held of record by fewer than 300 persons and CareCentric will be eligible to terminate registration of the common stock under Section 12(g) of the Exchange Act, and suspend its obligation to file periodic reports under Section 13 of the Exchange Act; and

•	the opinion of SunTrust Robinson Humphrey delivered to the special committee of the board of directors shall not have been withdrawn.

Conditions to Borden’s Obligation. The obligations of Borden to complete the merger are subject to the satisfaction, or waiver by Borden, on or prior to the effective time of certain conditions, including the following:

•	the representations of CareCentric relating to capitalization, authorization, required stockholder vote, delivery of the SunTrust Robinson Humphrey fairness opinion and inapplicability of state takeover laws to the merger must be true and correct;

•	there must not be inaccuracies in the representations and warranties of CareCentric such that the aggregate effect of such inaccuracies has, or is reasonably likely to have, a material adverse effect on CareCentric;

•	CareCentric shall have performed in all material respects its agreements and covenants contained in or contemplated by the merger agreement required to be performed at or prior to the effective time of the merger;

•	Borden shall have received evidence satisfactory to it that CareCentric obtained all material approvals and consents from third parties and governmental entities required in connection with the merger, including the consent of CareCentric’s primary lender;

•	there shall not have occurred an event that could reasonably be expected to have a material adverse effect on CareCentric;

•	holders of not more than 10% of the outstanding shares of our common stock shall have exercised their right to appraisal under the Delaware General Corporation Law; and

•	the total amount of cash merger consideration payable to cashed-out stockholders shall not exceed $600,000.

Conditions to CareCentric’s Obligation. The obligation of CareCentric to effect the merger is subject to the satisfaction, or waiver by CareCentric, on or prior to the effective time, of certain conditions, including the following:

•	there must not be inaccuracies in the representations and warranties of CareCentric such that the aggregate effect of such inaccuracies has, or is reasonably likely to have, a material adverse effect on Borden; and

•	Borden and its stockholders shall have performed in all material respects its agreements and covenants contained in or contemplated by the merger agreement required to be performed at or prior to the effective time of the merger.

Waiver

At any time prior to the effective time of the merger, any party to the merger agreement may with respect to any other party extend the time for the performance of any of the obligations or other acts, waive any inaccuracies in the representations and warranties contained in the merger agreement or in any document delivered pursuant to the merger agreement, or waive compliance with any of the agreements or conditions contained in the merger agreement.

Termination of the Merger Agreement

The merger agreement may be terminated before the effective time of the merger, whether before or after the stockholders of CareCentric have approved and adopted the merger agreement:

•	by mutual written consent authorized by the respective boards of directors of CareCentric and Borden;

•	by either CareCentric or Borden if the merger is not completed on or before December 2, 2003, and a breach of the merger agreement by the terminating party has not caused the delay;

•	by either CareCentric or Borden if a court of competent jurisdiction or other governmental authority shall have issued a final and non-appealable order, decree or ruling or taken any other action, in each case having the effect of permanently restraining, enjoining, or otherwise prohibiting the merger;

•	by Borden, if CareCentric shall have breached or failed to perform in any respect any of its representations, warranties or covenants required to be performed by it under the merger agreement and such breach is not cured within ten business days after receipt of written notice of such breach and if not cured at or prior to the closing, such breach would result in the failure of any of the conditions to closing to be satisfied;

•	by either CareCentric or Borden, if the merger agreement has not been approved by the requisite vote of the holders of a majority of the voting power of CareCentric capital stock;

•	by Borden, if the special meeting of CareCentric’s stockholders to approve the merger shall not have occurred within 181 days of the date of the merger agreement;

•	by Borden, if there shall have occurred a material adverse effect with respect to CareCentric;

•	by Borden if an “Adverse Recommendation” shall have occurred;

•	by CareCentric, if Borden shall have breached or failed to perform in any respect any of its material representations, warranties or covenants required to be performed by it under the merger agreement and such breach is not cured within ten business days after receipt of written notice of such breach and if not cured at or prior to the closing, such breach would result in the failure of any of the conditions to closing to be satisfied; and

•	by CareCentric, in order to accept a “Superior Proposal.”

Under the merger agreement, an “Adverse Recommendation” shall be deemed to have occurred if there shall have been a Superior Proposal and: (i) the board of directors of CareCentric or the special committee of the board of directors shall have withdrawn, or modified in a manner adverse to Borden, the recommendations of CareCentric’s board of directors to the stockholders of CareCentric to vote to approve the merger agreement; or (ii) the board of directors of CareCentric or the special committee of the board of directors shall have publicly recommended any such Superior Proposal or shall have publicly announced an intention to do so.

Under the merger agreement, a “Superior Proposal” means any bona fide offer made by a third party which, if consummated, would result in such third party acquiring, directly or indirectly, more than 50% of the voting power of CareCentric capital stock or all or substantially all the assets of CareCentric and its subsidiaries, taken as a whole, for consideration consisting of cash and/or securities that CareCentric’s board of directors or a committee thereof determines in its good faith judgment to have a higher value per share than the per share cash merger consideration payable in the merger and which proposal is determined in good faith by the board of directors to be more favorable to CareCentric’s stockholders than the merger, in each case taking into account any changes to the terms of the merger agreement proposal by Borden in response to such Superior Proposal or otherwise.

Generally, if the merger agreement is terminated, other than as described below, or in the event of a material willful breach of the merger agreement by Borden or CareCentric, there will be no liability on the part of either Borden or CareCentric or their respective officers or directors.

If Borden is not in material willful breach of its obligations under the merger agreement and if the merger agreement is terminated by CareCentric because an Adverse Recommendation shall have occurred or by Borden because (i) CareCentric shall have breached any representation, warranty or covenant contained in the merger agreement in any material respect and such breach (if capable of being cured) is not cured within ten business days after receipt of written notice of such breach and if not cured at or prior to the closing, such breach would result in the failure of any of the conditions to closing to be satisfied; (ii) the special meeting of CareCentric’s stockholders to approve the merger shall not have occurred within 181 days from the date of the merger agreement; (iii) an Adverse

Recommendation shall have occurred; or (iv) a material adverse effect with respect to CareCentric shall have occurred, then, in the case of each of (i), (ii), (iii) and (iv), CareCentric will be obligated to reimburse Borden for all reasonable out-of-pocket fees and expenses actually incurred by Borden in connection with the merger, which fees and expenses shall not exceed $75,000.

Expenses of the Parties

Except for the reimbursement of expenses to Borden in the event of termination of this merger agreement as described above, each of CareCentric and Borden shall bear its own fees and expenses incurred in connection with the merger and the merger agreement, and CareCentric is responsible for its own fees and expenses incurred in connection with the solicitation of proxies in connection with the merger, including the fees and expenses associated with the preparation, filing, printing and mailing of this proxy statement and any amendments to this proxy statement.

Indemnification

CareCentric has agreed to indemnify Borden, its officers, directors, and stockholders, and each Borden stockholder and its representatives from any losses resulting from any claims of current or former stockholders of CareCentric against such persons made in connection with the merger, except that such indemnity will not apply to any losses relating to any untrue statement or alleged untrue statement or omission or alleged omission made in reliance upon and in conformity with written information furnished to CareCentric by Borden or any Borden stockholder expressly for use in the this proxy statement, or the Schedule 13E-3.

Amendments

The merger agreement may be amended by the parties to the merger agreement at any time before or after approval of the merger agreement and prior to the effective time of the merger by the stockholders of Borden and CareCentric; provided, however, that after any such approval, there shall be made no amendment that by law requires further approval by such stockholders without the further approval of such stockholders. The merger agreement may not be amended except by an instrument in writing signed on behalf of each of the parties.

Material U.S. Federal Income Tax Consequences

The following discussion is a summary of the principal United States federal income tax consequences of the merger. This summary does not purport to be comprehensive; it does not describe all potentially relevant tax considerations. The discussion applies only to stockholders in whose hands shares of CareCentric common stock are capital assets, and may not apply to shares of CareCentric common stock received pursuant to the exercise of stock options or otherwise as compensation, or to stockholders who are neither citizens nor residents of the United States or to stockholders who are subject to special tax treatment under the Internal Revenue Code of 1986, as amended (the “Code”). The material United States federal income tax consequences set forth below are based upon current law. Because individual circumstances may differ, stockholders are urged to consult their own tax advisors to determine the applicability of the rules discussed below to them and the particular tax effects of the merger, including the application and effect of state, local and other tax laws.

Non-dissenting Stockholders Owning Fewer Than 4,000 Shares of Our Common Stock. The actual or constructive receipt of cash by the non-dissenting stockholders owning fewer than 4,000 shares of our common stock whose shares are surrendered pursuant to the merger will be taxable for U.S. federal income tax purposes, and also may be taxable under applicable state, local and other income tax laws. In general, for U.S. federal income tax purposes, a stockholder will recognize gain or loss equal to the difference between the amount realized by the stockholder pursuant to the merger and the stockholder’s adjusted tax basis in the shares of CareCentric common stock surrendered in the merger. Such gain or loss will be capital gain or loss and will be long-term capital gain or loss if, on the effective date of the merger, the shares of CareCentric common stock were held for more than twelve months. There are limitations on the deductibility of capital losses.

Payments in connection with the merger may be subject to “backup withholding” at a 28% rate. Backup withholding generally applies if the stockholder:

•	fails to furnish a social security number or other taxpayer identification number certified under penalties of perjury within a reasonable time after request therefore;

•	furnishes an incorrect taxpayer identification number;

•	is notified by the IRS that such stockholder has failed to report properly payments of interest or dividends; or

•	under certain circumstances, fails to provide a certified statement, signed under penalties of perjury, that the taxpayer identification number furnished is the correct number and that the stockholder is not subject to backup withholding.

Backup withholding is not an additional tax but merely an advance payment, which may be refunded to the extent it results in an overpayment of tax. Certain persons generally are exempt from backup withholding, including corporations and financial institutions. Certain penalties apply for failure to furnish correct information and for failure to include the reportable payments in income. Stockholders should consult with their own tax advisors as to the qualifications for exemption from withholding and procedures for obtaining such exemption.

Non-dissenting Stockholders Owning 4,000 or More of Our Common Shares or Shares of Preferred Stock. Non-dissenting stockholders owning 4,000 or more of our common shares, or shares of preferred stock, who do not receive cash in exchange for such shares, will recognize neither gain nor loss for U.S. federal income tax purposes as a result of the merger. Moreover, there will be no change in either the stockholder’s adjusted tax basis or capital gains holding period in such shares as a result of the merger.

Borden Stockholders. The Borden stockholders who receive shares of CareCentric common stock as a result of the merger will recognize neither gain nor loss for U.S. federal income tax purposes as a result of the merger. Moreover, the stockholder’s basis in the shares of CareCentric common stock received as a result of the merger should be equal to the cash contributed to Borden by such stockholder, and the capital gains holding period will commence on the day after the effective time of the merger.

Borden and CareCentic. Neither Borden nor CareCentric will recognize gain or loss for U.S. federal income tax purposes as a result of the merger.

CareCentric urges you to consult your tax advisors to determine particular U.S. federal, state, local or foreign income or other tax consequences of the merger.

Anticipated Accounting Treatment of Merger

For U.S. accounting purposes, the merger will be accounted for under the purchase method of accounting under which the total consideration paid in the merger will be allocated among Borden’s consolidated assets and liabilities based upon the fair value of the assets acquired and liabilities assumed.

Certain Regulatory Matters

CareCentric and Borden do not believe that any governmental filings are required with respect to the merger other than the filing of the certificate of merger with the Secretary of State of the State of Delaware, and filings with the SEC.

Appraisal Rights

Under Delaware law, if you do not wish to accept $0.75 per share in cash as provided in the merger agreement, or, if you own any preferred stock or 4,000 or more of our common shares and you do not wish to remain the owner of the same number of shares of CareCentric preferred or common stock after the merger, you have the right to dissent from the merger and to have an appraisal of the fair value of your shares conducted by the

Delaware Court of Chancery. Stockholders electing to exercise appraisal rights must strictly comply with the provisions of Section 262 of the Delaware General Corporation Law (“DGCL”) to perfect their rights. A copy of Section 262 is attached as Appendix C.

Section 262 requires that stockholders be notified not less than 20 days before the special meeting that appraisal rights will be available. A copy of Section 262 must be included with such notice. This proxy statement constitutes our notice to you of the availability of appraisal rights in connection with the merger.

If you elect to demand appraisal of your shares, you must satisfy all of the following conditions:

•	You must deliver to us a written demand for appraisal of your shares before the vote with respect to the merger agreement is taken. This written demand for appraisal must be in addition to and separate from any proxy or vote abstaining from or against the merger agreement. Voting against or failing to vote for the merger by itself does not constitute a demand for appraisal within the meaning of Section 262.

•	You must not vote in favor of the merger agreement at the special meeting. An abstention or failure to vote will satisfy this requirement, but a vote in favor of the merger agreement, by proxy or in person, will constitute a waiver of your appraisal rights in respect of the shares so voted and will nullify any previously filed written demands for appraisal.

•	You must continuously hold the shares from the date of making the demand through the effective time of the merger; a stockholder who is the holder of shares of common stock on the date the written demand for appraisal is made, but who thereafter transfers those shares before the effective time of the merger, will lose any right to appraisal in respect of those shares.

If you fail to comply with all of these conditions and the merger is completed, you will be entitled to receive the merger consideration for any shares of CareCentric common stock you hold as of the effective time as provided for in the merger agreement but you will have no appraisal rights for your shares of CareCentric common or preferred stock.

All demands for appraisal should be addressed to the Secretary, CareCentric, Inc., 2625 Cumberland Parkway, Suite 310, Atlanta, Georgia 30339 before the vote on the merger agreement is taken at the special meeting, and should be executed by, or on behalf of, the record holder of the shares of CareCentric common or preferred stock. The demand must reasonably inform us of the identity of the stockholder and the intention of the stockholder to demand appraisal of his or her shares.

To be effective, a demand for appraisal by a holder of CareCentric common or preferred stock must be made by or in the name of such registered stockholder, fully and correctly, as the stockholder’s name appears on his or her stock certificate(s) and cannot be made by the beneficial owner if he or she does not also hold the shares of record. The beneficial holder must, in such cases, have the registered owner submit the required demand in respect of such shares.

If shares are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, execution of a demand for appraisal should be made in such capacity. If the shares are owned of record by more than one person, as in a joint tenancy or tenancy in common, the demand should be executed by or for all joint owners. An authorized agent, including one or two or more joint owners, may execute the demand for appraisal for a stockholder of record. However, the agent must identify the record owner or owners and expressly disclose the fact that, in executing the demand, he or she is acting as agent for the record owner. A record owner, such as a broker, who holds shares as a nominee for others, may exercise his or her right of appraisal with respect to the shares held for one or more beneficial owners, while not exercising this right for other beneficial owners. In such case, the written demand should state the number of shares as to which appraisal is sought. Where no number of shares is expressly mentioned, the demand will be presumed to cover all shares held in the name of such record owner.

If you hold your shares of common stock in a brokerage account or in other nominee form and you wish to exercise appraisal rights, you should consult with your broker or such other nominee to determine the appropriate procedures for the making of a demand for appraisal by such nominee.

Within ten days after the effective time of the merger, CareCentric must give written notice that the merger has become effective to each stockholder who has properly filed a written demand for appraisal and who did not vote in favor of the merger agreement. Within 120 days after the effective time of the merger, either CareCentric or any stockholder who has complied with the requirements of Section 262 may file a petition in the Delaware Court of Chancery demanding a determination of the fair value of the shares held by all stockholders entitled to appraisal. A dissenting stockholder may request from CareCentric during this 120-day period a statement setting forth (a) the aggregate number of shares not voted in favor of the merger and with respect to which demands for appraisal have been received, and (b) the aggregate number of holders of such shares. CareCentric does not presently intend to file such a petition in the event there are dissenting stockholders and has no obligation to do so. Accordingly, your failure to timely file a petition could nullify your demand for appraisal.

Under the merger agreement, CareCentric has agreed to give Borden prompt notice of any demands for appraisal received by CareCentric. In addition, a condition to the completion of the merger requires that holders of no more than 10% of the total number of outstanding shares of CareCentric common stock request to exercise their appraisal rights. Borden has the right to participate in all negotiations and proceedings with respect to demands for appraisal under the DGCL. CareCentric will not, except with the prior written consent of Borden, make any payment with respect to any demands for appraisal, or settle or offer to settle, any such demands.

At any time within 60 days after the effective time of the merger, any stockholder who has demanded an appraisal has the right to withdraw the demand and to accept $0.75 per share for his or her shares of CareCentric common stock, if such stockholder owns fewer than 4,000 of our common shares, or to accept his or her shares of CareCentric common stock if such stockholder owns 4,000 or more of our common shares. If a petition for appraisal is duly filed by a stockholder and a copy of the petition is delivered to CareCentric, CareCentric then will be obligated within 20 days after receiving service of a copy of the petition to provide the Delaware Chancery Court with a duly verified list containing the names and addresses of all stockholders who have demanded an appraisal of their shares and who have not reached an agreement with CareCentric as to the value of their shares. After notice to dissenting stockholders, the Chancery Court is empowered to conduct a hearing upon the petition, to determine those stockholders who have complied with Section 262 and who have become entitled to the appraisal rights provided thereby. The Chancery Court may require the stockholders who demanded an appraisal of their shares to submit their stock certificates to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings, and, if any stockholder fails to comply with such directions, the Chancery Court may dismiss the proceedings as to such stockholder.

After determination of the stockholders entitled to appraisal of their shares of common or preferred stock, the Chancery Court will appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger, together with a fair rate of interest, if any. When the value is determined, the Chancery Court will direct the payment of such value, with interest thereon accrued during the pendency of the proceeding if the Chancery Court so determines, to the stockholders entitled to receive the same, upon surrender by such holders of the certificates representing such shares.

In determining fair value, the Chancery Court is required to take into account all relevant factors. YOU SHOULD BE AWARE THAT THE FAIR VALUE OF THE SHARES AS DETERMINED UNDER SECTION 262 COULD BE MORE, THE SAME OR LESS THAN THE $0.75 PER SHARE YOU WOULD RECEIVE UNDER THE MERGER AGREEMENT IF YOU DID NOT SEEK APPRAISAL OF YOUR SHARES AND YOU OWN FEWER THAN 4,000 SHARES OF CARECENTRIC COMMON STOCK. YOU SHOULD ALSO BE AWARE THAT INVESTMENT BANKING OPINIONS, INCLUDING THE OPINION OF SUNTRUST ROBINSON HUMPHREY, ARE NOT OPINIONS AS TO FAIR VALUE UNDER SECTION 262.

Costs of the appraisal proceeding may be imposed upon CareCentric and the stockholders participating in the appraisal proceeding by the Chancery Court as the court deems equitable in the circumstances. Upon the application of a stockholder, the Chancery Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorneys’ fees and the fees and expenses of experts, to be charged pro rata against the value of all shares entitled to appraisal.

Any stockholder who demands appraisal rights will not, after the effective time of the merger, be entitled to vote shares subject to such demand for any purpose or to receive payments of dividends or any other distribution with respect to such shares, other than with respect to payment as of a record date prior to the effective time of the merger; however, if no petition for appraisal is filed within 120 days after the effective time of the merger, or if such stockholder delivers a written withdrawal of his or her demand for appraisal and an acceptance of the merger within 60 days after the effective time, then the right of such stockholder to appraisal will cease and such stockholder will be entitled to receive the $0.75 per share merger consideration for shares of his or her CareCentric common stock or retain his or her CareCentric common stock pursuant to the merger agreement. Any withdrawal of a demand for appraisal made more than 60 days after the effective date of the merger may be made only with the written approval of the surviving corporation.

The foregoing is intended as a brief summary of the material provisions of the Delaware statutory procedures required to dissent from the merger and perfect a stockholder’s appraisal rights. This summary, however, is not a complete statement of all applicable requirements and is qualified in its entirety by reference to the full text of Section 262. If you wish to consider exercising your appraisal rights, you should carefully review the text of Section 262 contained in Appendix C and consult with legal counsel because failure to timely and properly comply with the requirements of Section 262 will result in the loss of your dissenters’ rights under Delaware law.

UNAUDITED PRO FORMA FINANCIAL DATA

The following Unaudited Pro Forma Combining Statements of Operations for the year ended December 31, 2002 and the three months ended March 31, 2003 give effect to the merger as if the operations of CareCentric, Inc. and Borden Associates, Inc. were combined on January 1, 2002. CareCentric prepares its financial statements on the basis of a fiscal year ending on December 31. Borden is a newly formed corporation in 2003 and had no operations to report for the year ended December 31, 2002. The following Unaudited Pro Forma Combining Balance Sheet as of March 31, 2003 was prepared as if the merger occurred on March 31, 2003 and all expenses and adjustments needed to complete the merger had occurred prior to March 31, 2003.

The Unaudited Pro Forma Combining Statements of Operations and Unaudited Pro Forma Combining Balance Sheet set forth below reflect several material adjustments, including among others, adjustments to reflect the cancellation of the shares held by holders of fewer than 4,000 shares, based on estimates received from CareCentric’s transfer agent. These estimates are preliminary and subject to change. Any changes to the estimates are not expected to have a material impact on the Unaudited Pro Forma Combining Financial Statements.

The Unaudited Pro Forma Combining Financial Statements are derived from the historical financial statements of Borden and CareCentric and the assumptions and adjustments described in the accompanying notes. CareCentric believes that all adjustments necessary to present fairly such unaudited financial information have been made. The following unaudited pro forma financial statements should be read in conjunction with the historical financial statements of the Registrant, which are included in its Form 10-K for the year ended December 31, 2002 and its Form 10-Q for the three months ended March 31, 2003.

The Unaudited Pro Forma Combining Financial Statements do not purport to represent what CareCentric’s results of operations actually would have been if the merger had occurred as of such date or what such results will be for any future periods.

Unaudited Pro Forma Combining Financial Statements

Unaudited Pro Forma Combining Statement of Operations for the Year Ended December 31, 2002

	CareCentric Historical	Pro Forma Adjustments	Pro Forma Combined
Net revenues	$22,015,000	$—	$22,015,000
Costs and expenses:
Cost of revenues	6,408,000		6,408,000
Selling, general and administrative	9,770,000		9,770,000
Research and development	3,431,000		3,431,000
Amortization and depreciation	1,696,000		1,696,000

Total costs and expenses	21,305,000	—	21,305,000

Income (loss) from operations	710,000	—	710,000
Other income (expense):
Other income (expense)	250,000		250,000
Interest expense	(712,000)		(712,000)
Interest and other income	45,000		45,000

Income (loss) before taxes	$293,000	—	$293,000
Income tax benefit (expense)	—	—	—

Net income (loss)	$293,000	—	$293,000

Cumulative preferred dividends	(467,000)	—	(467,000)

Net (loss) available to common shareholders	$(174,000)	—	$(174,000)

Net (loss) per share – basic and diluted from continuing operations	$0.07	—	$0.07

Weighted average common shares – basic and diluted	4,371,000	—	4,371,000

Net (loss) per share – basic and diluted available to common shareholders	$(0.04)	—	$(0.04)

Weighted average common shares – basic and diluted	4,371,000	—	4,371,000

See notes to pro forma combining financial statements

Unaudited Pro Forma Combining Statement of Operations for the three months ended March 31, 2003

	CareCentric Historical	Pro Forma Adjustments	Pro Forma Combined
Net revenues	$5,478,000		$5,478,000
Costs and expenses:
Cost of revenues	1,823,000		1,823,000
Selling, general and administrative	2,217,000	(a)	2,217,000
Research and development	835,000		835,000
Amortization and depreciation	394,000		394,000

Total costs and expenses	5,269,000		5,269,000

Income (loss) from operations	209,000		209,000
Other income (expense):
Interest expense	(174,000)		(174,000)
Interest and other income	343,000		343,000

Income (loss) before taxes	378,000		(378,000)
Income tax benefit (expense)	(23,000)		(23,000)

Net Income (loss)	355,000		355,000

Cumulative preferred dividends	(155,000)		(155,000)

Net Income (loss) available to common shareholders	$200,000		$200,000

Net Income (loss) per share—basic and diluted	$0.08		$0.08

Weighted average common shares—basic and diluted	4,371,000	(b)	4,371,000

Net (loss) per share—basic and diluted available to common shareholders	$0.05		$0.05

Weighted average common shares—basic and diluted	4,371,000	(b)	4,371,000

See notes to pro forma combining financial statements

Unaudited Pro Forma Combining Balance Sheet as of March 31, 2003

	CareCentric Historical	Borden Historical	Pro Forma Adjustments		Pro Forma Combined
ASSETS
Current assets:
Cash and cash equivalents	$1,183,000	$520,000	$—	(a)	$1,183,000
			(520,000	)(c)
Accounts receivable, net of allowance for doubtful accounts of $1,087,000	4,318,000				4,318,000
Prepaid expenses and other current assets	813,000				813,000
Notes receivable	180,000				180,000

Total current assets	6,494,000	520,000	(520,000)		6,494,000
Purchased software, furniture and equipment, net	931,000				931,000
Intangible assets, net	4,026,000				4,026,000
Other assets	313,000				313,000

Total assets	$11,764,000	$520,000	$(520,000)		$11,764,000

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)
Current Liabilities:
Line of credit	$4,125,000				4,125,000
Accounts payable	1,489,000				1,489,000
Accrued compensation expense	480,000				480,000
Accrued liabilities	6,125,000				6,125,000
Customer deposits	1,380,000				1,380,000
Unearned revenues	4,560,000				4,560,000

Total current liabilities	18,159,000	—	—		18,159,000
Accrued liabilities less current portion	—				—
Notes payable long-term	8,647,000				8,647,000
Commitments and contingencies	—				—
Shareholders’ equity (Deficit):
Preferred Stock; 10,000,000 shares authorized
Series B Preferred, $.001 par value; 5,600,000 issued and outstanding; liquidation value $1.32	6,000				6,000
Series D Preferred, $.001 par value; liquidation value $3.14; 398,000 issued and outstanding	—				—
Series E Preferred, $.001 par value; liquidation value $1.04; 210,000 issued and outstanding	—				—
Common stock, $.001 par value; 20,000,000 shares authorized; 4,371,350 shares issued and outstanding at March 31, 2003	4,000	1,000	(1,000	)(c)	4,000
Unearned compensation	(117,000)				(117,000)
Additional paid-in capital	20,430,000	519,000	(519,000	)(c)	20,430,000
Stock warrants	1,000,000				1,000,000
Accumulated deficit	(36,365,000)		—	(a)	(36,365,000)

Total shareholders’ equity (Deficit)	(15,042,000)	520,000	(520,000)		(15,042,000)

Total liabilities and shareholders’ equity (Deficit)	$11,764,000	$520,000	$(520,000)		$11,764,000

Book value per weighted average common share	$(3.44)	$0.75	$(0.75)		$(3.44)

See notes to pro forma combining financial statements

Notes to Unaudited Pro Forma Combining Financial Statements

Note 1. Basis of Presentation

The accompanying Unaudited Pro Forma Combining Statements of Operations for the year ended December 31, 2002 and the three months ended March 31, 2003 give effect to the merger as if the operations of CareCentric, Inc. and Borden Associates, Inc. were combined on January 1, 2002. CareCentric prepares its financial statements on the basis of a fiscal year ending on December 31. Pro forma loss per share is calculated based on the number of shares of common stock outstanding at December 31, 2002 and March 31, 2003 respectively. Stock options outstanding for CareCentric, Inc. at December 31, 2002 and March 31, 2003 have not been included in the loss per share calculations as their effect is antidilutive.

As of December 31, 2002, Borden Associates, Inc. had not yet been formed and had not yet incurred results of operations. Accordingly, the results of operations for CareCentric, Inc. for the year ended December 31, 2002 on a pro forma basis including the results of operations for Borden Associates, Inc. show no change from the historic CareCentric results of operations.

The Unaudited Pro Forma Combining Balance Sheet as of March 31, 2003 and Statement of Operations was prepared as if the merger occurred on March 31, 2003 and adjustments needed to complete the merger have been included as if they had occurred prior to March 31, 2003.

Note 2. Pro Forma Adjustments

The pro forma statements reflect the following adjustments:

(a) Included in CareCentric’s historical statement of operations for the three months ended March 31, 2003 and accumulated deficit at March 31, 2003 is approximately $65,000 of nonrecurring legal expenses incurred prior to March 31, 2003 by CareCentric which are directly related to the proposed merger between CareCentric, Inc. and Borden. In addition, CareCentric expects to incur an additional $450,000 of nonrecurring expenses and Borden expects to incur a total of $200,000 to complete the proposed merger. These additional expenses of $650,000 are not included in the pro forma Combining Statement of Operations and accordingly not shown as an expenditure of cash or an increase to the accumulated deficit but are instead disclosed in this footnote for informational purposes.

(b) The number of shares outstanding will not change at the conclusion of the merger from the number of shares outstanding before the merger. CareCentric, Inc. will cancel approximately 692,696 shares representing shares owned by individual shareholders owning less than 4,000 shares and will reissue approximately 692,696 shares to Borden Associates as a result of the merger.

(c) Represents the cancellation of approximately 692,696 shares of CareCentric, Inc. cancelled at par of $0.001 per share for shareholders of CareCentric, Inc. holding under 4,000 shares before the merger and the related expenditure of approximately $520,000 for the purchase of those shares pursuant to the terms of the merger in the amount of $0.75 per share. Included in the Borden Associates, Inc. Historical Balance sheet shown in the pro forma financial statements is a capitalization of and contribution of cash needed to complete the purchase and cancellation of those same shares.

MARKET AND MARKET PRICE

The common stock of CareCentric has been traded on the OTC Bulletin Board since August 22, 2002 under the symbol CURA.OB. Between December 26, 2000 and August 21, 2002, CareCentric’s common stock was traded on The Nasdaq Stock Market’s SmallCap Market under the symbol CURA.

	2003		2002		2001
	High	Low	High	Low	High	Low
First Quarter	$0.850	$0.470	$1.010	$0.550	$4.530	$1.500
Second Quarter	0.750	0.320	0.800	0.400	3.000	1.630
Third Quarter (through August 1, 2003)	0.730	0.660	0.600	0.300	2.950	1.340
Fourth Quarter			0.700	0.230	1.700	0.460

The closing sale price for shares of CareCentric common stock on the OTC Bulletin Board on January 30, 2003, the last full trading day on which CareCentric stock was traded before CareCentric publicly announced on February 4, 2003 that it had received a merger proposal from Borden, was $0.61. On that date, the high and low sales prices of CareCentric common stock as reported on the OTC Bulletin Board were $0.61 and $0.56 per share, respectively. The average closing sale price per share of CareCentric common stock was $0.59 during the one-week period preceding that announcement. On June 4, 2003, the last trading day before public announcement of signing of the merger agreement, the closing price of CareCentric common stock as reported on the OTC Bulletin Board was $0.61. On August 1, 2003, the last practicable trading day for which information was available prior to the date of the first mailing of this proxy statement, the closing price per share of CareCentric common stock as reported on the OTC Bulletin Board was $0.66 . Stockholders should obtain a current market quotation for CareCentric common stock before making any decision with respect to the merger.

NUMBER OF STOCKHOLDERS

As of June 30, 2003, there were issued and outstanding 4,373,307 shares of our common stock held by approximately 3,599 holders of record. Stockholders whose shares are held on their behalf by brokers, banks and other nominees are not included as part of the number of record holders.

DIVIDENDS

CareCentric has never declared or paid cash dividends on its common stock and does not plan to pay any cash dividends in the foreseeable future. CareCentric’s line of credit includes restrictions on the payments of dividends. In addition, under the merger agreement, CareCentric has agreed not to pay any cash dividends on its common stock before the closing of the merger.

COMMON STOCK PURCHASE INFORMATION

Purchases by CareCentric and its Directors and Executive Officers

The table below sets forth information, by fiscal quarters, regarding purchases by Stewart B. Reed of CareCentric common stock on the OTC Bulletin Board since January 1, 2002, including the number of shares purchased, the range of prices paid and the average purchase price.

Period	No. of Shares	Price Range	Average Price
First Quarter 2002	63,100	0.70 – 0.95	$0.82
Second Quarter 2002	83,000	0.50 – 0.76	$0.60
Third Quarter 2002	224,865	0.50 – 0.60	$0.54
Fourth Quarter 2002	—	—	—
First Quarter 2003	—	—	—
Second Quarter 2003	—	—	—

There have been no other purchases of CareCentric stock since January 1, 2002 by any of the directors and executive officers of CareCentric, or by CareCentric, Borden or the major stockholder members of the Borden group.

In addition, in April 2002, CareCentric granted 17,500 shares of stock to George Hare, its Chief Financial Officer.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table shows information as to the number of shares of CareCentric common stock that was beneficially owned as of June 30, 2003 by:

•	each director of CareCentric;

•	the Chief Executive Officer and the four other most highly compensated executive officers of CareCentric;

•	each of the major stockholders;

•	all CareCentric directors and executive officers, as a group; and

•	each person, entity, or group of affiliated persons known by CareCentric to be the beneficial owner of more than 5% of CareCentric’s common stock, based on that person’s or entity’s ownership of CareCentric common stock and the number of outstanding shares of CareCentric common stock as of June 30, 2003.

For purposes of this table, beneficial ownership of securities is defined according to the rules of the SEC and means generally the power to vote or exercise investment discretion with respect to securities, regardless of any economic interests therein. Except as otherwise indicated, CareCentric believes that the beneficial owners of shares of CareCentric common stock listed below will have sole investment and voting power with respect to such shares, subject to community property laws where applicable. In addition, for purposes of this table, a person or group is deemed to have beneficial ownership of any shares which such person has the right to acquire within 60 days after the date as of which these data are presented. For purposes of calculating the percentage of outstanding shares held by each person named above, any shares which this person has the right to acquire within 60 days after the date as of which these data are presented are deemed to be outstanding, but not for the purpose of calculating the percentage ownership of any other person.

The table also shows the pro forma percentage ownership for each of the above parties, assuming completion of the merger.

The percentages were calculated based on the ratio of the number of shares of CareCentric common stock beneficially owned by such beneficial owner as of June 30, 2003, to the sum of:

•	4,373,307, the total number of outstanding shares of common stock (also assumes 4,373,307 shares after the merger for pro forma purposes);

•	the number of shares of common stock issuable upon exercise of options or warrants held by the applicable beneficial owner exercisable within 60 days of June 30, 2003 and

•	the number of shares of common stock issuable upon the conversion of the CareCentric’s Series D preferred stock and Series E preferred stock by the applicable beneficial owner.

NAME OF BENEFICIAL OWNER	SHARES OF COMMON STOCK BENEFICIALLY OWNED		PRO FORMA PERCENTAGE
	NUMBER	PERCENTAGE	AFTER MERGER
Mestek, Inc.(1)(2)	10,890,396	71.3%	71.3%
John E. Reed(1)(2)(3)	5,616,257	62.9	65.8
Stewart B. Reed(2)(4)	845,514	19.3	25.3
James A. Burk(5)	5,700	*	4.1
Barrett C. O’Donnell(6)	233,728	5.2	5.2
Dr. David O. Ellis(7)	221,374	5.0	5.0
William J. Simione, Jr.	11,254	*	*
Winston R. Hindle, Jr.(2)(8)	6,866	*	*
Edward K. Wissing(2)(8)	3,333	*	*
John R. Festa(9)	210,000	4.6	4.6
George M. Hare(10)	17,500	*	*
Mark A. Kulik(11)	46,667	1.1	1.1
Ana M. McGary(12)	4,333	*	*
Michael L. Quinn(8)	3,333	*	*
All directors and executive officers as a group (12 persons)(13)	7,220,159	77.6%	83.1%

*	Less than 1%.

(1)	Includes (a) warrant to purchase 400,000 shares of CareCentric’s common stock at a per share price of $1.00 received on July 1, 2002 in exchange of a prior warrant, pursuant to the closing of a Secured Convertible Credit Facility (the “Mestek Credit Facility”) between Mestek, Inc. (“Mestek”) and CareCentric dated as of July 1, 2002, which warrant expires on June 15, 2004, (b) a warrant to purchase 490,396 shares of CareCentric’s common stock at a per share price of $1.00 on July 1, 2002 received in exchange of a prior warrant, pursuant to the closing of the Mestek Credit Facility dated as of July 1, 2002, which warrant expires on June 15, 2004, (c) 4,000,000 shares of CareCentric’s common stock issuable upon conversion of outstanding indebtedness under the Mestek Credit Facility, and (d) 6,000,000 shares of CareCentric’s common stock issuable upon conversion of 5,600,000 shares of CareCentric’s Series B preferred stock. As of the date of this proxy statement, Mestek does not have any issued shares of CareCentric’s common stock.

(2)	The address is 260 North Elm Street, Westfield, Massachusetts 01085.

(3)	Includes: (a) 8,163 shares of CareCentric’s common stock, (b) 1,000,000 shares of common stock issuable upon conversion of the Series D preferred stock; (c) 3,555,555 shares of common stock issuable upon conversion of outstanding indebtedness under that certain Amended and Restated Secured Convertible Credit Facility and Security Agreement, dated as of July 1, 2002 among CareCentric, SC Holding, Inc., CareCentric National, LLC, and John E. Reed; and (d) options held by John E. Reed to purchase 1,666 shares of common stock. Also includes: (a) 490,533 shares of common stock which are held by John E. Reed as trustee for various family trusts, but for which he is not the beneficiary; (b) 89,458 shares of common stock owned by Sterling Realty Trust, a Massachusetts business trust of which John E. Reed is the trustee and of which he and a family trust are the beneficiaries; (c) 470,882 shares of common stock held by trusts for the benefit of John E. Reed. Excludes: (a) 2,267 shares of common stock which are held by John E. Reed’s wife; (b) 3,267 shares of common stock which are held by a family trust for which he is not trustee, to which he disclaims ownership; (c) 400,000 shares of common stock issuable upon exercise of a warrant issued to Mestek in exchange for a prior warrant on July 1, 2002; (d) 490,396 shares of common stock issuable upon exercise of a warrant issued to Mestek in exchange for a warrant on July 1, 2002, and (e) 4,000,000 shares of common stock issuable upon conversion of outstanding indebtedness under that certain Secured Convertible Credit Facility and Security Agreement dated July 1, 2002 between CareCentric and Mestek. John E. Reed expressly disclaims beneficial ownership of all shares of common stock underlying the Mestek Warrants and the Mestek convertible indebtedness; (f) the right to vote, pursuant to an agreement dated March 29, 2002 between John E. Reed and Mestek, 5,600,000 shares of Series B preferred stock issued to Mestek, each of which entitles the holder to 0.2 of a vote in all matters voted upon by CareCentric’s stockholders, or an aggregate of 1,120,000 votes (the right to vote shares of common stock received upon conversion Series B preferred stock will revert to Mestek under the voting agreement); and (g) 398,406 shares of Series D preferred stock. Upon completion of the merger, Mr. Reed will beneficially own an additional 259,761 shares, which will give him a total beneficial ownership of 5,876,018 shares.

(4)	Includes 225,921 shares of common stock which are owned by the Stewart B. Reed Trust, of which Stewart B. Reed is the beneficiary and John E. Reed is the trustee. Upon completion of the merger, Mr. Reed will beneficially own an additional 259,761 shares, which will give him a total beneficial ownership of 1,105,275 shares.

(5)	Upon completion of the merger, Mr. Burk will beneficially own an additional 173,174 shares, which will give him a total beneficial ownership of 178,874 shares.

(6)	Includes 87,529 shares issuable upon exercise of options.

(7)	Includes 170,786 shares held by, and 6,189 shares issuable upon exercise of options by, Rowan Nominees Limited (“Rowan”). EGL Holdings, Inc. manages accounts on behalf of Mercury Asset Management or its successors though its nominee, Rowan. Mr. Ellis is president and a director of EGL Holdings, Inc. Includes 1,837 shares held by Mr. Ellis’ wife. Includes 11,353 shares issuable upon exercise of options.

(8)	Includes 3,333 shares issuable upon exercise of options.

(9)	All shares are Series E preferred stock convertible into shares of common stock. 105,000 of the shares vest over a three-year period and 105,000 of the shares are forfeitable pro rata over a three-year period if CareCentric’s financial, cash flow and performance milestone goals are not achieved.

(10)	Includes 17,500 shares of restricted stock.

(11)	Includes 46,667 shares issuable upon exercise of options.

(12)	Includes 4,333 shares issuable upon exercise of options.

(13)	Includes 166,069 shares issuable upon exercise of options and 890,396 shares issuable upon exercise of warrants. Includes 1,000,000 shares issuable upon conversion of Series D preferred stock, 210,000 shares issuable upon conversion of Series E preferred stock, and 3,555,555 shares issuable upon conversion of notes.

FUTURE STOCKHOLDER PROPOSALS

We do not currently expect to hold a 2003 annual meeting of stockholders, because upon completion of the merger, we would no longer have public stockholders or any public participation in our stockholder meetings. If the merger is not completed, we will hold a 2003 annual meeting of stockholders. Stockholder proposals for inclusion in our proxy statement for such 2003 annual meeting of stockholders would have to be submitted to our Corporate Secretary in writing and received by us at our corporate headquarters located at 2625 Cumberland Parkway, Suite 310, Atlanta, Georgia 30339, Attention: Ana McGary, Corporate Secretary, a reasonable time before we begin to print and mail our proxy materials for that meeting.

WHERE STOCKHOLDERS CAN FIND MORE INFORMATION

We file annual, quarterly and special reports, proxy statements and other information with the SEC. In addition, because the merger may be considered to be a “going private” transaction, CareCentric, Borden and Messrs. John and Stewart Reed have filed a Rule 13e-3 Transaction Statement on Schedule 13E-3 with respect to the merger. The Schedule 13E-3, the exhibits to the Schedule 13E-3 and such reports, proxy statements and other information contain additional information about CareCentric. Each exhibit to the Schedule 13E-3 will be made available for inspection and copying at CareCentric’s executive offices during regular business hours by any CareCentric stockholder or a representative of a stockholder as so designated in writing.

CareCentric stockholders may read and copy the Schedule 13E-3 and any reports, statements or other information filed by CareCentric at the SEC’s public reference room located at 450 Fifth Street, N.W., Washington, D.C. 20549, and at the regional office of the SEC located at 801 Brickell Avenue, Suite 1800, Miami, Florida 33131. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference rooms. CareCentric’s filings with the SEC are also available to the public from commercial document retrieval services and at the web site maintained by the SEC located at: “http://www.sec.gov.” Information contained in the SEC’s website is not incorporated by reference into this proxy statement. You may also obtain copies of this information by mail from the Public Reference Section of the SEC, 450 Fifth Street, N.W., Room 1024, Washington, DC 20549, at prescribed rates.

ADDITIONAL INFORMATION AND DOCUMENTS INCORPORATED BY REFERENCE

The SEC allows CareCentric to “incorporate by reference” information into this proxy statement. This means that CareCentric can disclose important information by referring to another document filed separately with the SEC. The information incorporated by reference is considered to be part of this proxy statement. This proxy statement and the information that CareCentric files later with the SEC may update and supersede the information incorporated by reference. Similarly, the information that CareCentric later files with the SEC may update and supercede the information in this proxy statement. CareCentric incorporates by reference each document it files under Section 13(a), 13(c), or 15(d) of the Exchange Act after the date of this proxy statement and before the special meeting. CareCentric also incorporates by reference into this proxy statement the following documents filed by it with the SEC under the Exchange Act:

•	Annual Report on Form 10-K for the fiscal year ended December 31, 2002

•	Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2003

•	Current Report on Form 8-K filed February 4, 2003

•	Current Report on Form 8-K filed February 24, 2003

•	Current Report on Form 8-K filed March 12, 2003

•	Current Report on Form 8-K filed May 1, 2003

•	Current Report on Form 8-K filed May 9, 2003

•	Current Report on Form 8-K filed May 23, 2003

•	Current Report on Form 8-K filed June 5, 2003

However, any references in these documents to the Private Securities Litigation Reform Act of 1995 and “safe harbor” protection for forward-looking statements are specifically not incorporated by reference into this proxy statement.

The proxy statement does not constitute an offer to sell or to buy, or a solicitation of an offer to sell or to buy, any securities, or the solicitation of a proxy, in any jurisdiction to or from any person to whom it is not lawful to make any offer or solicitation in such jurisdiction. The delivery of this proxy statement should not create an implication that there has been no change in the affairs of CareCentric since the date of this proxy statement or that the information herein is correct as of any later date.

Stockholders should not rely on information other than that contained or incorporated by reference in this proxy statement (including its appendices). CareCentric has not authorized anyone to provide information that is different from that contained in this proxy statement. This proxy statement is dated August 6, 2003. No assumption should be made that the information contained in this proxy statement is accurate as of any other date, and the mailing or delivery of this proxy statement will not create any implication to the contrary.

CareCentric has supplied all information contained in this proxy statement relating to CareCentric, its subsidiaries and their respective directors, officers and affiliates, and Borden has supplied all information contained in this proxy statement relating to Borden and its directors, officers and affiliates.

No provisions have been made in connection with the merger to grant stockholders access to CareCentric’s corporate files or the corporate files of Borden, or to obtain counsel or appraisal services for stockholders at CareCentric’s expense or the expense of Borden.

Appendix A

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (this “Agreement”) is made and entered into as of June 4, 2003, by and among CARECENTRIC, INC., a Delaware corporation (“Company”), BORDEN ASSOCIATES, INC., a Delaware corporation (“Borden”), JOHN E. REED (“John Reed”), STEWART B. REED (“Stewart Reed”), and JAMES A. BURK (“James A. Burk”) (John Reed, Stewart Reed, and James Burk are hereinafter sometimes referred to individually as an “Investor,” and collectively as the “Investors”).

WHEREAS, the respective Boards of Directors of Company and Borden have deemed it advisable and in the best interests of their respective corporations and stockholders to consummate the statutory merger, on the terms and subject to the conditions set forth in this Agreement, of Borden with and into Company (the “Merger”);

WHEREAS, the respective Boards of Directors of Company and Borden have approved, in accordance with the applicable provisions of the laws of the State of Delaware (“Delaware Law”), this Agreement and the transactions contemplated hereby, including the Merger;

WHEREAS, the Board of Directors of Company has resolved to recommend to its stockholders approval and adoption of this Agreement, approval of the Merger, and approval of the issuance of shares of Company’s Common Stock, $0.001 par value per share (the “Company Common Stock”) to the Investors in connection with the Merger;

WHEREAS, the Board of Directors of Borden has resolved to recommend to its stockholders approval and adoption of this Agreement and approval of the Merger; and

WHEREAS, Company, Borden, and the Investors desire to make certain representations, warranties, covenants, and agreements in connection with the Merger and also to prescribe various conditions to the Merger;

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants, and agreements set forth herein, the parties hereto agree as follows:

ARTICLE I

The Merger

SECTION 1.01. The Merger. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the General Corporation Law of the State of Delaware (the “DGCL”), Borden shall be merged with and into Company at the Effective Time (as defined in Section 1.03). At the Effective Time, the separate corporate existence of Borden shall cease and Company shall continue as the surviving corporation (the “Surviving Corporation”).

SECTION 1.02. Closing. The closing of the Merger (the “Closing”) will take place at 10:00 a.m., Atlanta time, on a date to be specified by the parties, which shall be not later than the second Business Day (as defined in Section 8.13) after satisfaction or waiver of the conditions set forth in Article VI (other than those that by their terms are to be satisfied or waived at the Closing), at the offices of Kilpatrick Stockton LLP, 1100 Peachtree Street, NE, Atlanta, Georgia,

30309, unless another time, date, or place is agreed to in writing by Borden and Company. The date on which the Closing occurs is referred to in this Agreement as the “Closing Date.”

SECTION 1.03. Effective Time of the Merger. As soon as practicable on or after the Closing Date, the parties shall: (a) file a certificate of merger (the “Certificate of Merger”) in such form as is required by, and executed and acknowledged in accordance with, the relevant provisions of the DGCL; and (b) make all other filings or recordings required under the DGCL to effect the Merger. The Merger shall become effective at such date and time as the Certificate of Merger is duly filed with the Secretary of State of the State of Delaware or at such subsequent date and time as Borden and Company shall agree and specify in the Certificate of Merger. The date and time at which the Merger becomes effective is referred to in this Agreement as the “Effective Time.”

SECTION 1.04. Effects of the Merger. The Merger shall have the effects set forth in Section 259 of the DGCL.

SECTION 1.05. Certificate of Incorporation and Bylaws of Surviving Corporation.

(a) At the Effective Time, the Certificate of Incorporation of Company as in effect immediately prior to the Effective Time shall be the Certificate of Incorporation of Surviving Corporation from and after the Effective Time until thereafter changed or amended as provided therein or by applicable Delaware Law.

(b) The Bylaws of Company as in effect immediately prior to the Effective Time shall be the Bylaws of the Surviving Corporation from and after the Effective Time until thereafter changed or amended as provided therein or by applicable Delaware Law.

SECTION 1.06. Directors of Surviving Corporation. The directors of Company immediately prior to the Effective Time shall be the directors of the Surviving Corporation until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

SECTION 1.07. Officers of Surviving Corporation. The officers of Company immediately prior to the Effective Time shall be the officers of the Surviving Corporation until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

ARTICLE II

Conversion of Securities

SECTION 2.01 Conversion of Securities. At the Effective Time, on the terms and subject to the conditions set forth in this Agreement, by virtue of the Merger and without any action on the part of Borden, Company or any of their respective securityholders:

(a) Company Common Stock.

(i) Small Stockholders. Each share of Company Common Stock, other than any Dissenting Shares (as defined in Section 2.01(f)), outstanding at the close of business on the last Business Day to precede the Closing Date (the “Measurement Date”) Held (as defined in Section 8.13) by a Small Stockholder (as defined in Section 8.13), shall be deemed canceled and converted into the right to receive cash in an amount equal to $0.75, without interest (the “Per Share Cash Merger Consideration”), and each such share shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and each certificate that immediately prior to the Effective Time evidenced a Small Stockholder’s ownership of shares of Company Common Stock shall cease to have any rights with respect thereto, except the right to receive the Per Share Cash Merger Consideration.

(ii) Continuing Stockholders. Each share of Company Common Stock, other than any Dissenting Shares, outstanding at the close of business on the Measurement Date Held by a Continuing Stockholder (as such term is defined in Section 8.13), shall continue to represent one share of Company Common Stock, and each certificate that immediately prior to the Effective Time evidenced a Continuing Holder’s ownership of shares of Company Common Stock shall continue to evidence ownership of the same number of shares of the Surviving Corporation.

(b) Company Preferred Stock. Each share of Company’s Preferred Stock (as defined in Section 3.01(e)) outstanding at the Effective Time shall continue to represent one share of Company’s Preferred Stock of the same class and series with all of the same designated rights and preferences as immediately prior to the Merger.

(c) Borden Common Stock. Each share of common stock of Borden, par value $0.001 per share (“Borden Common Stock”), issued and outstanding immediately prior to the Effective Time, shall be converted into the right to receive that number of fully paid and nonassessable shares of Company Common Stock equal to (i) the quotient of the total amount of cash to be paid in respect of the shares of Company Common Stock pursuant to Section 2.01(a)(i) (the “Total Cash Merger Consideration”) divided by the Per Share Cash Merger Consideration, divided by (ii) the number of shares of Borden Common Stock issued and outstanding immediately prior to the Effective Date. All shares of Company Common Stock issued pursuant to this Section 2.01(c) (the “Merger Shares”) shall be duly authorized and validly issued and free of preemptive rights, with no personal liability attaching to ownership thereof.

(d) Fractional Shares. No fraction of a share of Company Common Stock will be issued in the Merger, but in lieu thereof, each holder of shares of Borden Common Stock who would otherwise be entitled to a fraction of a share of Company Common Stock (after aggregating all fractional shares of Company Common Stock to be received by such holder) shall be entitled to receive from Company an amount of cash (rounded to the nearest whole cent) equal to the product of (i) such fraction, multiplied by (ii) Per Share Cash Merger Consideration.

(e) Adjustments to Merger Consideration. In the event of any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into Company Common Stock), reorganization, reclassification, combination, recapitalization, or other like change with respect to Company Common Stock occurring after the date hereof and prior to the Effective Time, then each of the Per Share Cash Merger Consideration and the Merger Shares shall be equitably adjusted to the extent necessary to provide the parties the same economic effect as contemplated by this Agreement prior to such stock split, reverse stock split, stock dividend, reorganization, reclassification, combination, recapitalization or other like change.

(f) Dissenting Stockholders. Notwithstanding anything in this Agreement to the contrary, shares of Company Common Stock and of Company’s Preferred Stock that are issued and outstanding immediately prior to the Effective Time and that are held by any holder who is entitled to demand and properly demands appraisal of such shares pursuant to, and who complies in all respects with, the provisions of Section 262 of the DGCL (“Dissenting Shares”), shall, if held by a Small Stockholder, not be converted into the right to receive the Per Share Cash Merger Consideration as provided in Section 2.01(a)(i), but instead such holder shall be entitled to payment of the fair value of such shares in accordance with the provisions of Section 262 of the DGCL. At the Effective Time, the Dissenting Shares shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and each holder of Dissenting Shares shall cease to have any rights with respect thereto, except the right to receive the fair value of such shares in accordance with the provisions of Section 262 of the DGCL. Notwithstanding the foregoing, if any such holder shall fail to perfect or otherwise shall waive, withdraw, or lose the right to appraisal under Section 262 of the DGCL or a court of competent jurisdiction shall determine that such holder is not entitled to the relief provided by Section 262 of the DGCL, then the right of such holder to be paid the fair value of such holder’s Dissenting Shares under Section 262 of DGCL shall cease and each such Dissenting Share, if held by a Small Stockholder, shall be deemed to have been converted at the Effective Time into, and shall have become, the right to receive the Per Share Cash Merger Consideration as provided in Section 2.01(a)(i). Company shall serve prompt notice to Borden and the Investors of any demands for appraisal of any shares of Company Common Stock, withdrawals of such demands and any other instruments served pursuant to the DGCL received by Company, and Borden and the Investors shall have the right to participate in and direct all negotiations and proceedings with respect to such demands. Prior to the Effective Time, Company shall not, without the prior written consent of Borden, make any payment with respect to, or settle or offer to settle, any such demands, or agree to do or commit to do any of the foregoing.

SECTION 2.03 Surrender of Certificates.

(a) Exchange Agent. Company’s transfer agent shall act as exchange agent (the “Exchange Agent”) in the Merger.

(b) Provision of Total Cash Merger Consideration. Subject to the conditions set forth in Article VI of this Agreement, Borden shall provide the Total Cash Merger Consideration to the Exchange Agent in cash prior to the Effective Time.

(c) Exchange Procedures. Within two Business Days following the Effective Time, the Surviving Corporation shall cause to be mailed to each holder of record of a certificate or certificates that immediately prior to the Effective Time represented outstanding shares of (i) Company Common Stock converted into the right to receive the Per Share Cash Consideration pursuant to Section 2.01(a)(i) (“Company Certificates”), and (ii) Borden Common Stock converted into the right to receive Merger Shares pursuant to Section 2.01(c) (“Borden Certificates,” together with the Company Certificates, the “Certificates”): (A) a form of letter of transmittal (the “Letter of Transmittal”); and (B) instructions for use of the Letter of Transmittal in effecting the surrender of either the Company Certificates in exchange for such holder’s pro rata portion of the Total Cash Merger Consideration or the Borden Certificates in exchange for such holder’s pro rata portion of the Merger Shares. The Letter of Transmittal shall specify that delivery of the Certificates shall be effected, and risk of loss and title to the Certificates shall pass, only upon receipt thereof by the Exchange Agent and shall be in such form and have such other provisions as the Surviving Corporation may reasonably specify. Upon surrender of a Certificate for cancellation to the Exchange Agent or to such other agent or agents as may be appointed by the Surviving Corporation, together with a properly completed and duly executed Letter of Transmittal, (i) the holder of record of such Certificate shall be entitled to receive: (A) if it is a Company Certificate, a check in the amount equal to such holder’s pro rata portion of the Total Cash Merger Consideration as determined pursuant to Section 2.01(a)(i) hereof in respect of such Certificate; or (B) if it is a Borden Certificate, a certificate representing the number of whole shares of Company Common Stock to which such holder is entitled pursuant to Section 2.01(c) and cash in lieu of fractional shares (if any), to which such holder is entitled pursuant to Section 2.01(d); and (ii) such Certificate shall be canceled. Until so surrendered, each Certificate shall be deemed from and after the Effective Time to represent only the right to receive such holder’s pro rata portion of either (x) the Total Cash Merger Consideration contemplated by Section 2.01(a)(i), or (y) the Merger Shares contemplated by Section 2.01(c). Notwithstanding anything contained herein to the contrary, no interest shall be paid or shall accrue on any cash payable to any holder of a Certificate pursuant to the provisions of this Article II.

(d) No Liability. Notwithstanding anything to the contrary in this Section 2.03, none of the Exchange Agent, the Surviving Corporation, or any party hereto shall be liable to any Person for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat, or similar law. If any Certificate has not been surrendered prior to the fifth anniversary of the Effective Time (or immediately prior to such earlier date on which the pro rata portion of the Total Cash Merger Consideration contemplated by Section 2.01(a)(i) in respect of such Certificate would otherwise escheat to or become the property of any Governmental Entity (as such term is defined in Section 8.13)), any amounts payable in respect of such Certificate shall, to the extent permitted by applicable law, become the property of the Surviving Corporation, free and clear of all claims or interests of any Person previously entitled thereto.

SECTION 2.04 No Further Ownership Rights in Company Common Stock or Borden Common Stock. The Per Share Cash Merger Consideration issued or issuable following the surrender for exchange of Company Certificates in accordance with the terms hereof shall be issued or issuable in full satisfaction of all rights pertaining to the shares of Company Common Stock represented by the Company Certificates, and there shall be no further registration of transfers on the records of the Surviving Corporation of such shares of Company Common Stock that were issued and outstanding immediately prior to the Effective Time. The Merger Shares issued or issuable following the surrender for exchange of Borden Certificates representing shares of Borden Common Stock in accordance with the terms hereof shall be issued or issuable in full satisfaction of all rights pertaining to such shares of Borden Common Stock, and there shall be no further registration of transfers on the records of Borden of such shares of Borden Common Stock that were issued and outstanding immediately prior to the Effective Time. If, after the Effective Time, any Certificate for shares of Company Common Stock or Borden Common Stock converted into the right to receive Per Share Cash Merger

Consideration or Merger Shares, as the case may be, is presented to the Surviving Corporation for any reason, such Certificate shall be canceled and exchanged as provided in this Article II.

SECTION 2.05 Lost, Stolen or Destroyed Certificates. In the event any Certificate representing shares of Company Common Stock held of record by a Small Stockholder shall have been lost, stolen, or destroyed, the Exchange Agent shall issue in exchange for such Certificate, following the making of an affidavit of that fact by the record holder thereof, such holder’s pro rata portion of the Total Cash Merger Consideration as may be required pursuant to Section 2.01(a)(i) in respect of such Certificate; provided, however, that the Surviving Corporation, in its discretion and as a condition precedent to the delivery thereof, may require the record holder of such Certificate to deliver a bond in such sum as Company may reasonably direct as indemnity against any claim that may be made against the Surviving Corporation, the Exchange Agent, or any of their respective representatives or agents with respect to such Certificate.

SECTION 2.06 Withholding Rights. The Surviving Corporation shall be entitled to deduct and withhold from the Per Share Cash Merger Consideration otherwise deliverable under this Agreement, and from any other payments otherwise required pursuant to this Agreement, to any Small Stockholders, such amounts as the Surviving Corporation is required to deduct and withhold with respect to any such deliveries and payments under the Internal Revenue Code of 1986, as amended (the “Code”), or any provision of state, local, provincial or foreign tax law. To the extent that amounts are so withheld, such withheld amounts shall be treated for all purposes of this Agreement as having been delivered and paid to such holders in respect of which such deduction and withholding was made.

SECTION 2.07 Termination of Exchange Agent Funding. Any portion of funds (including any interest earned thereon) held by the Exchange Agent that has not been delivered to Small Stockholders pursuant to this Article II within six months after the Effective Time shall promptly be paid to the Surviving Corporation, and thereafter each holder of a Certificate who has not theretofore complied with the exchange procedures set forth in and contemplated by Section 2.03(c) shall look only to the Surviving Corporation (subject to abandoned property, escheat, and similar laws) for its claim for such holder’s pro rata portion of the Total Cash Merger Consideration only as a general creditor thereof.

SECTION 2.08 Taking of Necessary Action; Further Action. If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement or to vest the Surviving Corporation with full right, title, and interest in, to and under, or possession of, all assets, property, rights, privileges, powers, and franchises of Borden, the officers and directors of the Surviving Corporation are fully authorized in the name and on behalf of Company or otherwise, to take all lawful action necessary or desirable to accomplish such purpose or acts, so long as such action is not inconsistent with this Agreement.

ARTICLE III

Representations and Warranties

SECTION 3.01. Representations and Warranties of Company. Except as set forth in the letter (with specific reference to the section of this Agreement to which the information stated in such disclosure relates) delivered by Company to Borden prior to the execution of this Agreement (the “Disclosure Letter”), Company represents and warrants to Borden and the Investors as follows:

(a) Organization, Power, and Standing. Company and each Subsidiary (as defined in Section 8.13) of Company: (i) is a corporation or other entity duly organized, validly existing, and in good standing under the laws of the jurisdiction of its organization (except, in the case of good standing, for entities organized under the laws of any jurisdiction that does not recognize such concept); (ii) has all requisite corporate, company, or partnership power and authority to carry on its business as now being conducted; and (iii) to the Knowledge (as defined in Section 8.13) of Company, is duly qualified or licensed to do business and is in good standing in each jurisdiction (except, in the case of good standing, any jurisdiction that does not recognize such concept) in which the nature of its business or the ownership, leasing, or operation of its properties makes such qualification or licensing necessary, other than where the failure to be so organized, existing, qualified, or licensed or in good standing (except in the case of clause (i) above with respect to Company), individually or in the aggregate, is not reasonably likely to have a Material Adverse Effect (as defined in Section 8.13). Each Subsidiary of Company is listed in Section 3.01(a) of the Disclosure Letter. Each jurisdiction in which Company and any Subsidiary of Company is qualified to do business is set forth in Section 3.01(a) of the Disclosure Letter.

(b) Corporate Power and Authority; Due Authorization. Company has all requisite corporate power and authority to enter into this Agreement, to consummate the transactions contemplated hereby, subject, in the case of the Merger, to obtaining the Requisite Vote (as defined in Section 3.01(f)), and to comply with the provisions of this Agreement. All corporate action on the part of Company, its officers, directors, and stockholders necessary for: (i) the authorization, execution, and delivery of this Agreement; (ii) the performance of all obligations of Company under this Agreement; (iii) the authorization, issuance, and delivery of the Merger Shares; and (iv) the consummation of the transactions contemplated by this Agreement, subject in the case of the Merger, to obtaining Requisite Vote, has been taken, and this Agreement constitutes a valid and legally binding obligation of Company, enforceable against Company in accordance with its terms, except as enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or other similar laws affecting creditors’ rights generally, or by general equitable principles.

(c) No Conflict; Consents. Except for: (i) the filing of the Certificate of Merger as provided in Section 1.03; (ii) the filing of the Proxy Statement (as defined in Section 5.01) and a Schedule 13E-3 with the Securities and Exchange Commission (the “SEC”) and other applicable requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”); (iii) the applicable requirements of the Securities Act of 1933, as amended (the “Securities Act”); and (iv) such consents, approvals, orders, authorizations, registrations, declarations, and filings as may be required under applicable state securities laws and the securities laws of any foreign country, the execution and delivery by Company of this Agreement, consummation of the transactions contemplated hereby, and the performance by Company of its obligations hereunder, do not and will not: (A) require the consent, approval, action, order, declaration, or authorization of, any filing or notice to, or any registration with, any Person under any statute, law, rule, regulation, permit, license, agreement, indenture, or other instrument to which Company or any Subsidiary of Company is a party, or to which any of their respective properties are subject; (B) violate the terms of any instrument, document, or agreement to which Company or any Subsidiary of Company is a party, or by which Company, any Subsidiary of Company, or the property of Company or any Subsidiary of Company is bound, or be in conflict with, result in a breach of, or constitute (upon the giving of notice or lapse of time, or both) a default under any such instrument, document, or agreement or result in the creation of any lien upon any of the property or assets of Company or any Subsidiary of Company, except for such violations, conflicts, breaches, and defaults which, individually or in the aggregate, would not have a Material Adverse Effect; (C) violate Company’s Certificate of Incorporation or Bylaws; or (D) violate any order, writ, injunction, decree, judgment, ruling, law, rule, or regulation of any Governmental Entity (as defined in Section 8.13) applicable to Company, any Subsidiary of Company, the business or assets of Company, except for such violations which would not, individually or in the aggregate, have a Material Adverse Effect. Neither Company nor any Subsidiary of Company is subject to, or a party to, any mortgage, lien, lease, agreement, contract, instrument, order, judgment, or decree or any other material restriction of any kind or character which would prevent or hinder the continued operation of the business of Company and each Subsidiary of Company, taken as a whole, after the Closing on substantially the same basis as theretofore operated.

(d) Ownership of Assets. Company and each Subsidiary of Company has title to all of its respective properties and assets, other than leased or licensed property, in each case free and clear of any liens, security interests, claims, charges, options, rights of tenants, or other encumbrances, except as reserved against in Company’s Financial Statements (as defined in Section 3.01(i)(ii)), to the extent and in the amounts so disclosed or reserved against, and except for liens arising from current taxes not yet due and payable and other liens not having a Material Adverse Effect.

(e) Capitalization. The authorized capital stock of Company consists of: (i) 20,000,000 shares of Company Common Stock, of which 4,373,307 shares are issued and outstanding; (ii) 10,000,000 shares of preferred stock, $.001 par value per share (“Preferred Stock”), of which: (A) 5,600,000 shares are designated as Series B Preferred Stock (the “Series B Preferred Stock”), all of which are issued and outstanding; (B) 850,000 shares are designated Series C Preferred Stock (the “Series C Preferred Stock”), none of which are outstanding; (C) 400,000 shares are designated Series D Preferred Stock (“Series D Preferred Stock”), of which 398,406 are issued and outstanding; and (D) 210,000 shares are designated Series E Preferred Stock (“Series E Preferred Stock”), all of which are issued and outstanding. There are no other issued and outstanding shares of capital stock or voting securities of Company. All outstanding shares of Company’s capital stock have been duly authorized, and are validly issued, fully paid, and nonassessable. No party has any preemptive (whether statutory or contractual) rights in any capital stock of Company. Except as disclosed in the Company SEC Documents (as defined in Section 3.01(i)(i)), there are no outstanding convertible securities, subscriptions, options, warrants, calls, rights, commitments, or any other agreement to which Company or any Subsidiary of Company is a party, or by which Company or any Subsidiary of Company is bound that, directly or indirectly, obligate Company or any Subsidiary of Company to issue, deliver or sell or cause to be issued, delivered or sold any additional securities or any other capital stock of Company or any Subsidiary of Company, or any other securities convertible into, or exercisable or exchangeable for, or evidencing the right to subscribe for any such securities or any other capital stock of Company or any Subsidiary of Company. Neither Company nor any Subsidiary of Company is a party to any agreement or understanding regarding the voting or the registration under federal or state law of any shares of Company’s capital stock or the equity voting interests of any Subsidiary of Company. All of the outstanding capital stock or other equity interests in each of the Subsidiaries is owned by the entities reflected in Section 3.01(e) of the Disclosure Letter, free and clear of all liens, claims, charges, or encumbrances. To the Knowledge of Company, all outstanding shares of capital stock of each corporate Subsidiary have been validly issued and are fully paid and nonassessable. All equity interests of each other Subsidiary have been validly issued and are fully paid. The Merger Shares, when issued, sold and delivered in accordance with the terms of this Agreement for the consideration expressed herein: (i) will be duly and validly issued, fully paid, and nonassessable; (ii) will not have been issued in violation of any preemptive rights; (iii) assuming the accuracy of the representations and warranties contained in Section 3.03 hereof, will be issued in accordance with the registration or qualification provisions of the Securities Act and any relevant state securities laws or pursuant to a valid exemption therefrom; and (iv) will be free of restrictions on transfer other than restrictions on transfer under applicable state and federal securities laws. As of (i) May 2, 2003, the Company Common Stock was, to the Knowledge of Company, Held of Record (as defined in Section 8.13) by 3,599 Persons; and (ii) the date hereof, no more than 40 Persons hold outstanding options to acquire shares of the Company Common Stock.

(f) Vote Required; Special Independent Committee; Board Approval.

(i) The affirmative vote at the Stockholders’ Meeting (as defined in Section 5.01(a)), or any adjournment or postponement thereof, of the holders outstanding shares representing at least a majority of the voting power represented by the then outstanding shares of Company Common Stock, Series B Preferred Stock, Series D Preferred Stock, and Series E Preferred Stock (voting together as a single class as provided in Company’s Certificate of Incorporation) in favor of adopting this Agreement (the “Requisite Vote”), is the only vote of the holders of any class or series of Company’s capital stock necessary to approve or adopt this Agreement or the consummation of the transactions contemplated by this Agreement under Delaware Law.

(ii) The special independent committee of the Board of Directors of Company, comprised of Winston R. Hindle, Jr. and William J. Simione, Jr. (the “Special Committee”), at a meeting duly called and held at which all members of the Special Committee were present, duly and unanimously adopted resolutions (which have not been modified or rescinded): (A) approving and declaring advisable the Merger, this Agreement, and the transactions contemplated by this Agreement; (B) declaring that (I) it is in the best interests of Company’s stockholders that Company enter into this Agreement and consummate the Merger on the terms and subject to the conditions set forth in this Agreement, and (II) the terms and conditions of this Agreement and the Merger are fair to such stockholders; and (C) recommending to the Board of Directors of Company that (I) this Agreement be submitted to a vote for adoption at the Stockholders’ Meeting, and (II) it recommend that Company’s stockholders adopt this Agreement.

(iii) The Board of Directors of Company, at a meeting duly called and held at which all directors of Company were present, duly and unanimously adopted resolutions

(which have not been modified or rescinded): (A) approving and declaring advisable the Merger, this Agreement, and the transactions contemplated by this Agreement; (B) declaring that it is in the best interests of Company’s stockholders that Company enter into this Agreement and consummate the Merger on the terms and subject to the conditions set forth in this Agreement; (C) directing that this Agreement be submitted to a vote for adoption at the Stockholders’ Meeting; and (iv) recommending that Company’s stockholders adopt this Agreement.

(g) Opinion of Financial Advisor. SunTrust Robinson Humphrey (the “Financial Advisor”) has delivered its opinion, dated June 4, 2003, to the Special Committee, to the effect that subject to the assumptions, qualifications and limitations set forth therein (i) the Per Share Cash Merger Consideration to be received by the Small Stockholders is fair, from a financial point of view, to the Small Stockholders, and (ii) the Merger is fair, from a financial point of view, to the stockholders of Company that are not Small Stockholders. A true, correct, and complete copy of such opinion has been provided to Borden prior to or on the date hereof.

(h) Compliance with Laws; Licenses and Permits. Company is in compliance with all, and has not, since December 31, 2001, violated any, laws, orders, rules, and regulations of any Governmental Entity applicable to Company, except for such noncompliance or violations as would not, individually or in the aggregate, have a Material Adverse Effect. Each Subsidiary of Company is in compliance with all, and has not, since December 31, 2001, violated any, laws, orders, rules, and regulations of any Governmental Entity applicable to such Subisidiary of Company, except for such noncompliance or violations as would not, individually or in the aggregate, have a Material Adverse Effect. Neither Company nor any Subsidiary of Company has received written notice alleging any such noncompliance or violation. All licenses, permits and approvals required under any such laws, orders, rules, and regulations of a United States federal Governmental Entity are in full force and effect except where the failure to be in full force and effect would not reasonably be expected to result in a Material Adverse Effect.

(i) Company SEC Documents; Financial Statements; Liabilities and Obligations of Company.

(i) Since December 31, 2001, Company has timely filed with the SEC all forms, reports, schedules, statements, and other documents required to be filed by it with the SEC (collectively, the “Company SEC Documents”) pursuant to the Exchange Act, the Securities Act, and the SEC’s rules and regulations thereunder. Company has furnished, or otherwise made available, the Company SEC Documents to Borden and each of the Investors. No Subsidiary of Company is required to file any forms, reports, schedules, statements, or other document with the SEC. As of their respective dates, each of the Company SEC Documents complied in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to such Company SEC Document, and none of the Company SEC Documents at the time it was filed contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

(ii) The financial statements (including the related notes) of Company included in the Company SEC Documents (including, in each case, balance sheets, statements of operations, and statements of cash flows) (collectively, the “Company Financial Statements”): (A) comply as to form in all material respects with the applicable accounting requirements and the published rules and regulations of the SEC with respect thereto; (B) have been prepared in accordance with United States generally accepted accounting principles (“GAAP”) (except, in the case of unaudited statements, as permitted by Form 10-Q) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto); (C) are consistent with the books and records of Company; (D) fairly present in all material respects the consolidated financial position of Company and its consolidated subsidiaries as of the dates thereof and their consolidated results of operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal and recurring year-end audit adjustments which are immaterial in amount); and (E) disclose all liabilities of Company, whether absolute, contingent, accrued or otherwise, existing as of the date thereof that are of a nature required to be reflected in financial statements prepared in accordance with GAAP, and except for liabilities that, individually or in the aggregate, would not have a Material Adverse Effect.

(iii) Neither Company nor any Subsidiary of Company has any liability or obligation (whether accrued, absolute, contingent or otherwise) that has arisen or been accrued or otherwise incurred since December 31, 2001, including any liability that might result from an audit of its tax returns by any taxing authority, except for: (A) liabilities that, individually or in the aggregate, would not have a Material Adverse Effect; (B) the liabilities and obligations of Company and each Subsidiary of Company that are disclosed or reserved against in the balance sheet of the most recent date contained in the Company SEC Documents, to the extent and in the amounts so disclosed or reserved against; and (C) liabilities incurred or accrued in the ordinary course of business thereafter, and liabilities incurred in connection with the transactions contemplated hereby.

(iv) Except as disclosed in the most recent Company Financial Statements, neither Company nor any Subsidiary of Company is in default with respect to any liability or obligation that has arisen or been accrued or otherwise incurred since December 31, 2001, except for defaults that, individually or in the aggregate would not have a Material Adverse Effect, and all such liabilities or obligations shown or reflected in the most recent Company Financial Statements and such liabilities incurred or accrued thereafter were incurred in the ordinary course of business, and except for liabilities and obligations, that, individually or in the aggregate, would not have a Material Adverse Effect.

(j) Taxes. Except as to any noncompliance with any of the following provisions that would not, individually or in the aggregate, have a Material Adverse Effect:

(i) All tax returns required to be filed by Company and/or its Affiliated Group (as defined in Section 1504(a) of the Code) with the Internal Revenue Service on or before the date hereof (the “Tax Returns”) have been timely filed and all amounts shown as owing thereon have been paid. All Tax Returns are correct and complete in all material respects and accurately reflect all liability for taxes for the periods covered thereby. All taxes which are required to be collected or withheld by Company and its Affiliated Group under the Code or any rules and regulations promulgated thereunder on or prior to the date hereof have been so collected or withheld. All deposits required by law to be made by Company and its Affiliated Group on or prior to the date hereof with respect to employees’ withholding taxes have been duly made.

Neither Company nor any member of its Affiliated Group has received written notice from any tax authority of the assessment or proposed assessment of any tax liabilities, disallowances, or assessments under the Code or any rules and regulations promulgated thereunder which remain unpaid. There is no examination currently in progress of the Tax Returns of Company or its Affiliated Group by any taxing authority for which Company or any member of its Affiliated Group has received any notice, and, to the Knowledge of Company, no such examination has been threatened by any taxing authority.

(ii) The Company Financial Statements for the year ended December 31, 2002 and the unaudited interim quarter ending March 31, 2003 reflect an adequate reserve for deferred taxes established for timing differences between book and tax accounting income/asset basis.

(k) Contracts, Agreements and Instruments Generally. All contracts, agreements, commitments, and other instruments (whether oral or written) to which Company or any Subsidiary of Company was a party as of the date hereof that involve a receipt or an expenditure by Company or any Subsidiary or require the performance of services or delivery of goods to, by, through, on behalf of or for the benefit of Company or any Subsidiary, which in each case relates to a contract, agreement, commitment or instrument that requires (or is reasonably expected to require) payments or provides (or is reasonably expected to provide) for receipts in excess of $50,000 on an annual basis (the “Material Contracts”) are in full force and effect. None of Company, any Subsidiary of Company, and, to the Knowledge of Company, any other Person party to any such Material Contract has breached any provision of, or is in default under, the terms thereof, the breach of or default under which would, individually or in the aggregate, have a Material Adverse Effect.

(l) Intellectual Property. Neither Company nor any Subsidiary of Company has received any notice of, or has any Knowledge of, any asserted infringement by Company or any Subsidiary of Company of any rights of a third party with respect to any trademarks, trade names, service marks, service names, brand names, patents, copyrights, any applications for the foregoing, trade secrets, inventions, know-how, information, or any other proprietary rights and processes (collectively, “Intellectual Property”) that Company believes, individually or in the aggregate, would have a Material Adverse Effect. Neither Company nor any Subsidiary of Company has received any notice of, or has any Knowledge of, infringement by a third party with respect to any Intellectual Property of, or exclusively licensed to, Company or of any Subsidiary of Company that Company believes, individually or in the aggregate, would have a Material Adverse Effect. Company has taken reasonable steps to protect the material Intellectual Property of Company and its Subsidiaries. The execution, delivery and performance by Company of this Agreement, and the consummation of the transactions contemplated hereby, will not, to the Knowledge of Company, result in the loss or impairment of, or give rise to any right of any third party to terminate or materially alter, any of Company’s material rights to own any of its Intellectual Property or its material rights under any agreements relating to such Intellectual Property, nor require the consent of any Governmental Entity or third party in respect of any such Intellectual Property.

(m) Labor Matters. Since December 31, 2001, neither Company nor any Subsidiary of Company has been the subject of any known union activity or labor dispute, nor has there been any strike of any kind called or, to the Knowledge of Company, threatened to be called against Company or any Subsidiary of Company. Neither Company nor any Subsidiary of Company has violated any applicable federal or state law or regulation relating to labor or labor practices, except where such violation has or will have, individually or in the aggregate, no Material Adverse Effect. Company and each Subsidiary of Company is in compliance with all applicable requirements of the Immigration and Nationality Act of 1952, as amended by the Immigration and Nationality Act of 1986 and the regulations promulgated thereunder, except where such noncompliance has and will have, individually or in the aggregate, no Material Adverse Effect.

(n) Absence of Certain Changes. Except as disclosed in the Company SEC Documents, since December 31, 2002, Company and each Subsidiary of Company have conducted its business only in the ordinary course of such business and neither Company nor any Subsidiary of Company has: (i) suffered a Material Adverse Effect, or become aware of any circumstances which might reasonably be expected to result in such a Material Adverse Effect; or suffered any material casualty loss to its assets (regardless of whether such assets are insured), except for losses that, individually or in the aggregate, would not have a Material Adverse Effect; (ii) incurred any material obligations, except in the ordinary course of business consistent with past practices; (iii) permitted or allowed any assets to be mortgaged, pledged, or subjected to any lien or encumbrance, except for liens for taxes not yet due and payable and liens and encumbrances that, individually or in the aggregate, would not have a Material Adverse Effect; (iv) written down the value of any inventory, contract or other intangible asset, or written off as uncollectible any notes or accounts receivable or any portion thereof, except for write-downs and write-offs in the ordinary course of business, consistent with past practice and at a rate no greater than during the latest completed fiscal year; cancelled any other debts or claims, or waived any rights of substantial value, or sold or transferred any of its material properties or assets, real, personal, or mixed, tangible or intangible, except in the ordinary course of business and consistent with past practice and except for those that, individually or in the aggregate, would not have a Material Adverse Effect; (v) sold, licensed or transferred or agreed to sell, license or transfer, any of its assets, except in the ordinary course of business and consistent with past practice; (vi) to Company’s Knowledge, received notice of any pending or threatened adverse claim or an alleged infringement of proprietary material, whether such claim or infringement is based on trademark, copyright, patent, license, trade secret, contract, or other restrictions on the use or disclosure of proprietary materials; (vii) incurred obligations to refund money to customers, except in the ordinary course of business, all of which will have no Material Adverse Effect; (viii) become aware of any event, condition, or other circumstance relating solely to its assets (as opposed to any such event, condition, or circumstance which is, for example, national or industry-wide in nature) which might reasonably be expected to have a Material Adverse Effect; (ix) made any capital expenditures or commitments, any one of which is more than $100,000, for additions to property, plant, or equipment without prior approval of the Board of Directors of Company; (x) made any material change in any method of accounting or accounting practice; (xi) paid, loaned, guaranteed, or advanced any material amount to, or sold, transferred, or leased any material properties or assets (real, personal, or mixed, tangible or intangible) to, or entered into any agreement, arrangement, or transaction with any of its officers or directors, or any business or entity in which any officer or director of Company, or any affiliate or associate of any of such Persons has any direct or indirect interest; or (xii) agreed to take any action described in this Section 3.01(n).

(o) Leases. All leases pursuant to which Company or any Subsidiary of Company leases real or personal property are in full force and effect, and no event has occurred which is a default or which with the passage of time will constitute a default by Company or any Subsidiary of Company thereunder, nor has any such event occurred to the Knowledge of Company, which is a default by any other party to such lease, except where any such event, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect. No consent of any lessor is required in connection with the transactions contemplated by this Agreement.

(p) Litigation. Except as disclosed in the Company SEC Documents, there are no claims, actions, proceedings or governmental investigations pending or, to the Knowledge of Company, threatened against Company or any Subsidiary of Company, by or before any court or other Governmental Entity, which, if adversely determined, would individually or in the aggregate have a Material Adverse Effect. As of the date hereof, no action or proceeding has been instituted or, to the Knowledge of Company, threatened before any court or other Governmental Entity or regulatory body by any Person seeking to restrain or prohibit the execution, delivery or performance of this Agreement or the consummation of the transactions contemplated hereby.

(q) Employee Benefit Plans.

(i) Each “employee benefit plan” (as defined by Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)), and any other bonus, profit sharing, pension, compensation, deferred compensation, stock option, stock purchase, fringe benefit, severance, scholarship, disability, sick leave, vacation, bonus, retention, or other plan, agreement, or arrangement that Company or any Subsidiary of Company maintains or contributes to, or is a party to or otherwise has any liability in respect of (each such plan, agreement or arrangement and related trust, insurance contract or fund is referred to herein as an “Employee Benefit Plan”, and collectively, the “Employee Benefit Plans”) has, since December 31, 2001, been administered and operated in compliance with its terms, and complied in all material respects in form and in operation with the applicable requirements of ERISA and the Code and other applicable law, except for such noncompliance that would not, individually, or in the aggregate, have a Material Adverse Effect.

(ii) With respect to each Employee Benefit Plan: (A) each Employee Benefit Plan that is intended to be qualified under Section 401(a) of the Code has received a determination letter from the IRS to the effect that the Employee Benefit Plan is qualified under Section 401 of the Code and that any trust maintained pursuant thereto is exempt from federal income taxation under Section 501 of the Code, and nothing has occurred or, to the Knowledge of Company, is expected to occur that caused or could reasonably be expected to cause the loss of such qualification or exemption or the imposition of any penalty or tax liability; (B) all payments required by the Employee Benefit Plan or by law (including all contributions, insurance premiums, premiums due the PBGC or intercompany charges) with respect to all periods since December 31, 2001 through the date hereof have been made; (C) there are, and since December 31, 2001, there have been, no violations of or failures to comply with ERISA and the Code with respect to the filing of applicable reports, documents, and notices regarding the Employee Benefit Plan with DOL, the IRS, the PBGC or any other governmental authority, or any of the assets of the Employee Benefit Plan or any related trust, except for such violations or noncompliance that would not, individually, or in the aggregate, have a Material Adverse Effect; (D) no claims, lawsuit, arbitration or other action has been asserted or instituted or, to the Knowledge of Company, threatened in writing against the Employee Benefit Plan, any trustee or fiduciaries thereof, Company or any ERISA Affiliate, any director, officer or employee thereof, or any of the assets of the Employee Benefit Plan or any related trust since December 31, 2001 through the date hereof, except for routine claims for benefits; and (E) to the Knowledge of Company, the Employee Benefit Plan is not under audit or investigation by the IRS or the DOL or any other governmental authority and no such completed audit, if any, has resulted in the imposition of any tax, interest or penalty.

(iii) Neither the consummation of the transactions contemplated by this Agreement nor any termination of employment following such transactions will accelerate the time of the payment or vesting of, or increase the amount of, compensation due to any employee or former employee whether or not such payment would constitute an “excess parachute payment” under Section 280G of the Code.

(iv) There are no unfunded obligations under any Employee Benefit Plan which are not fully reflected on the Company Financial Statements, to the extent required by GAAP.

(r) Business Practices. Neither Company, any Subsidiary of Company, nor to the Knowledge of Company, any directors, officers, agents or employees of Company or any Subsidiary of Company (in their capacities as such) has: (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, (ii) made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns; or (iii) made any other unlawful payment, in all cases except where the impact from such contributions, gifts, entertainment, payments, violations agreements, arrangements, actions or payments would not in the aggregate have a Material Adverse Effect.

(s) State Takeover Statutes. Company is not governed by Section 203 of the DGCL. No other “fair price,” “moratorium,” “control share acquisition” or other similar state takeover statute or regulation is applicable to this Agreement or any of the transactions contemplated by this Agreement.

(t) Brokers and Finders. Except for payment obligations to the Financial Advisor, as set forth in the engagement letter dated as of April 16, 2003, a true, correct and complete copy of which has been provided to Borden and the Investors prior to the date hereof, Company has not, nor will it incur, directly or indirectly, any liability for brokerage or finders’ fees or agents’ commissions or investment bankers’ fees or any similar charges in connection with this Agreement or any transaction contemplated hereby.

(u) Schedule 13E-3 and Proxy Statement. Neither the Schedule 13E-3 nor the Proxy Statement will, at the respective times filed with the SEC or first published, sent or given to stockholders, or, in the case of the Proxy Statement, at the date mailed to Company’s stockholders and at the time of the Stockholders’ Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The Schedule 13E-3 and the Proxy Statement will, when filed by Company with the SEC, comply as to form in all material respects with the applicable provisions of the Exchange Act and the rules and regulations thereunder. Notwithstanding the foregoing, Company makes no representation or warranty with respect to the statements made in any of the foregoing documents based on information supplied by or on behalf of Borden or the Investors or any of their affiliates specifically for inclusion therein.

(v) Accuracy of Representations. No representation or warranty by Company contained in this Agreement and no statement contained in any certificate or schedule furnished to Borden or the Investors pursuant to the provisions hereof contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

SECTION 3.02. Representations and Warranties of Borden. Borden represents and warrants to Company as follows:

(a) Organization. Borden is a corporation duly organized, validly existing, and in good standing under the laws of the jurisdiction of its organization, and has all requisite corporate power and authority to carry on its business as now being conducted.

(b) Corporate Power and Authority; Due Authorization. Borden has all requisite corporate power and authority to enter into this Agreement, to consummate the transactions contemplated hereby, and to comply with the provisions of this Agreement. All corporate action on the part of Borden, its officers, directors, and stockholders necessary for: (i) the authorization, execution and delivery of this Agreement; (ii) the performance of all obligations of Borden under this Agreement; and (iii) the consummation of the transactions contemplated by this Agreement has been taken, and this Agreement constitutes a valid and legally binding obligation of Borden, enforceable against Borden in accordance with its terms, except as enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or other similar laws affecting creditors’ rights generally, or by general equitable principles.

(c) No Conflict; Consents. Except for the filing of the Certificate of Merger as provided in Section 1.03, the execution and delivery by Borden of this Agreement, consummation of the transactions contemplated hereby, and the performance by Borden of its obligations hereunder, do not and will not: (A) require the consent, approval, action, order, declaration, or authorization of, any filing or notice to, or any registration with, any Person under any statute, law, rule, regulation, permit, license, agreement, indenture, or other instrument to which Borden is a party, or to which any of its respective properties are subject; (B) violate the terms of any instrument, document, or agreement to which Borden is a party or by which Borden, or the Property of Borden is bound, or be in conflict with, result in a breach of, or constitute (upon the giving or notice or lapse of time or both) a default under any such instrument, document or agreement or result in the creation of a lien upon any of the property or assets of Borden, except for such violations, conflicts, breaches, and defaults which individually or in the aggregate, would not have a material adverse effect on Borden; (C) violate Borden’s

Certificate of Incorporation or Bylaws; or (D) violate any order, writ, injunction, decree, judgment, ruling, law, rule, or regulation of any Governmental Entity (as defined in Section 8.13) applicable to Borden, the business or assets of Borden, except for such violations which would not, individually or in the aggregate, have a material adverse effect on Borden.

(d) Capitalization. As of the date of this Agreement, the authorized capital stock of Borden consists of 1,000 shares of Common Stock, of which 1,000 shares are issued and outstanding. As of the date of this Agreement, there are no other issued and outstanding shares of capital stock or voting securities of Borden. All outstanding shares of Borden’s capital stock have been duly authorized, and are validly issued, fully paid and nonassessable. No party has any preemptive (whether statutory or contractual) rights in any capital stock of Borden. There are no outstanding convertible securities, subscriptions, options, warrants, calls, rights, commitments, or any other agreement to which Borden is a party, or by which Borden is bound that, directly or indirectly, obligates Borden to issue, deliver or sell or cause to be issued, delivered or sold, any additional securities or any other capital stock of Borden, or any other securities convertible into, or exercisable or exchangeable for, or evidencing the right to subscribe for any such securities or any other capital stock of Borden.

(e) Schedule 13E-3 and Proxy Statement. No document filed or to be filed by or on behalf of Borden or any of the Investors with the SEC or any other Governmental Entity in connection with the transactions contemplated by this Agreement nor any information supplied by or on behalf of Borden or any of the Investors specifically for inclusion in the Schedule 13E-3 or the Proxy Statement will, at the respective times filed with the SEC or other Governmental Entity, or at any time thereafter when the information included therein is required to be updated pursuant to applicable law, or, in the case of the Proxy Statement, at the date mailed to Company’s stockholders and at the time of the Stockholders’ Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. Notwithstanding the foregoing, Borden makes no representation or warranty with respect to the statements made in the foregoing documents based on information supplied by or on behalf of Company or any Subsidiary of Company, or affiliates (other than Borden and the Investors) specifically for inclusion therein.

(f) Interim Operations of Borden. Borden was formed solely for the purpose of engaging in the transactions contemplated by this Agreement and has engaged in no business other than in connection with the transactions contemplated by this Agreement.

(g) Capital Resources. Borden has sufficient cash or access to cash to pay the Total Cash Merger Consideration.

SECTION 3.03. Representations and Warranties of the Investors. Each Investor, severally and not jointly with respect to such Investor, hereby represents and warrants to Company as follows:

(a) Authorization. The Investor has full power and authority to enter into this Agreement, and such agreement constitutes the Investor’s valid and legally binding obligation, enforceable in accordance with its terms, except as the enforceability of any of the aforementioned agreements may be limited by bankruptcy, insolvency, reorganization, moratorium, or other similar laws relating to or affecting the rights of creditors generally and except that the remedy of specific performance and injunctive relief and other forms of equitable relief may be subject to equitable defenses and to the discretion of any court before which any proceeding therefor may be brought.

(b) Purchase Entirely for Own Account. This Agreement is made with such Investor in reliance upon such Investor’s representation to Company, which by the Investor’s execution of this Agreement such Investor hereby confirms, that the Merger Shares to be received by such Investor pursuant to the Merger will be acquired for investment for such Investor’s own account, not as a nominee or agent, and not with a view to the resale or distribution of any part thereof, and that such Investor has no present intention of selling, granting any participation in, or otherwise distributing the same. By executing this Agreement, such Investor further represents that such Investor does not have any contract, undertaking, agreement or arrangement with any Person to sell, transfer or grant participations to such Person or to any third Person, with respect to any of such Merger Shares.

(c) Disclosure of Information. The Investor represents that he has had an opportunity to ask questions and receive answers from Company regarding the terms and conditions of the offering of the Merger Shares and the business, properties, prospects, and financial condition of Company. The Investor also acknowledges that to the extent he is a member of the Board of Directors of Company, he receives information regarding Company incident with such position. The foregoing, however, does not limit or modify the representations and warranties of Company in Section 3.01 of this Agreement or the right of the Investor to rely thereon.

(d) Investment Experience. The Investor is an investor in securities of companies in the development stage and acknowledges that he is able to fend for himself, can bear the economic risk of his investment, and has such knowledge and experience in financial or business matters that he is capable of evaluating the merits and risks of the investment in the Merger Shares.

(e) Accredited Investor. The Investor is an “accredited investor” within the meaning of Rule 501 of Regulation D promulgated under the Securities Act, as presently in effect.

(f) Restricted Securities. The Investor understands that the Merger Shares he is purchasing are characterized as “restricted securities” under the federal securities laws inasmuch as they are being acquired from Company in a transaction not involving a public offering and that under such laws and applicable regulations such securities may be resold without registration under the Securities Act only in certain limited circumstances. In this connection, the Investor represents that he is familiar with SEC Rule 144, as presently in effect, and understands the resale limitations imposed thereby and by the Securities Act, and acknowledges that the provisions of SEC Rule 144 are unlikely to be available for resales of the Merger Shares.

(g) Further Limitations on Disposition. Without in any way limiting the representations set forth above, the Investor further agrees not to make any disposition of all or any portion of the Merger Shares unless and until:

(i) There is then in effect a registration statement under the Securities Act covering such proposed disposition and such disposition is made in accordance with such registration statement; or

(ii) (A) The transferee can and will make in writing, representations to Company of the type set forth in subparagraphs (a) through (f) of Section 3.02, and has agreed in writing for the benefit of Company to be bound by the provisions of this Section 3.03(g); (B) the Investor shall have notified Company of the proposed disposition; and (C) if requested by Company, the Investor shall have furnished Company with an opinion of counsel, reasonably satisfactory to Company that such disposition will not require registration of such shares under the Securities Act. It is agreed that Company will not require opinions of counsel for transactions made pursuant to Rule 144, if available.

(iii) Notwithstanding the provisions of clauses (i) and (ii) above, no such registration statement or opinion of counsel shall be necessary for a transfer by the Investor by gift, will or intestate succession, if the transferee agrees in writing to be subject to the terms hereof to the same extent as if he or she were the Investor hereunder.

(h) Legends. It is understood that the certificates evidencing the Merger Shares may bear the following legends:

(i) “THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED. THEY MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED OR HYPOTHECATED IN THE ABSENCE OF A REGISTRATION STATEMENT IN EFFECT WITH RESPECT TO THE SECURITIES UNDER SUCH ACT OR AN OPINION OF COUNSEL SATISFACTORY TO COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED OR UNLESS SOLD PURSUANT TO RULE 144 OF SUCH ACT.”

(ii) Any legend required by applicable state securities laws.

ARTICLE IV

Covenants Relating to Conduct of Business

SECTION 4.01 Conduct of Business of Company. During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement and the Effective Time, except as otherwise required or contemplated hereunder or as required by applicable law, without the prior written consent of Borden, Company shall, and shall cause each Subsidiary of Company to:

(a) use all reasonable efforts to conduct its business in all material respects only in the ordinary course of business and consistent with past practice;

(b) not amend its Certificate or Articles of Incorporation or Bylaws or declare, set aside or pay any dividend, or other distribution or payment in cash, stock, or property in respect of its capital stock or acquire, directly or indirectly, any of its capital stock, other than the declaration or payment of a cash dividend by Company to holders of Preferred Stock in accordance with their terms or dividends declared or paid by a wholly-owned Subsidiary;

(c) not issue, grant, sell, or pledge or authorize the issuance, grant, sale, or pledge of any shares of, or rights of any kind to acquire any shares of, its capital stock other than (i) Company Common Stock issuable upon the exercise of stock options outstanding on or prior to the date of this Agreement or the conversion of any convertible securities outstanding on or prior to the date of this Agreement or (ii) options to acquire shares of Company Common Stock to no more than 5 Persons pursuant to existing stock option plans;

(d) not, without the prior approval of the Board of Directors of Company, (i) sell, transfer, lease, or otherwise dispose of or encumber any assets which are material, individually or in the aggregate, to Company’s business, taken as a whole, except in the ordinary course of business and consistent with past practice; or (ii) acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire or agree to acquire any assets which are material, individually or in the aggregate, to its business, taken as a whole, or acquire or agree to acquire any equity securities of any Person;

(e) use all commercially reasonable efforts to preserve intact its business organizations and to keep available the services of its present key officers and employees;

(f) not, without the prior approval of the Board of Directors of Company, enter into or amend any Material Contract, except in the ordinary course of business and consistent with past practice;

(g) not adopt a plan of complete or partial liquidation or adopt resolutions providing for the complete or partial liquidation, dissolution, consolidation, merger, restructuring, or recapitalization of Company;

(h) except in the ordinary course of business and consistent with past practice, not grant any severance or termination pay (otherwise than pursuant to policies or contracts in effect on the date hereof and described in the Disclosure Letter) to, or enter into any employment agreement with, any of its executive officers or directors;

(i) not: (i) increase, except as consistent with past practice in the ordinary course of business, the compensation payable or to become payable to its officers or employees; (ii) enter into any contract or other binding commitment in respect of any such increase with any of its directors, officers or other employees, except in the ordinary course of business and consistent with past practice; or (iii) establish, adopt, enter into, make any new grants or awards under, or amend any collective bargaining agreement or Employee Benefit Plan, except as required by applicable law, including any obligation to engage in good faith collective bargaining, to maintain tax-qualified status or as may be required by any Employee Benefit Plan as the date hereof;

(j) not, without the prior approval of the Board of Directors of Company, settle or compromise any material claims, or litigation or, except in the ordinary course of business consistent with past practice, modify, amend, or terminate any of its Material Contracts or waive, release, or assign any material rights or claims, or make any payment, direct or indirect, of any material liability before the same becomes due and payable in accordance with its terms;

(k) not take any action, other than reasonable and usual actions in the ordinary course of business and consistent with past practice with respect to accounting policies or procedures (including tax accounting policies and procedures), except as may be required by the SEC, the Financial Accounting Standards Board or GAAP;

(l) confer at such times as Borden may reasonably request with one or more representatives of Borden and the Investors to report material operational matters and the general status of ongoing operations (in each case to the extent Borden reasonably requires such information);

(m) not, without prior approval of the Board of Directors of Company: (i) enter into any loan or credit agreement, or incur any indebtedness (other than borrowings under its existing credit agreement); (ii) guarantee any indebtedness or amend any existing loan or credit agreement; (iii) make or enter into an agreement or contract for capital expenditures, except for capital expenditures in the ordinary course of business consistent with past practice, that exceed $100,000 or $250,000 in the aggregate; or (iv) enter into any agreement or contract outside the ordinary course of business of Company;

(n) not adjust, split, combine, or reclassify its capital stock;

(o) not create or acquire any subsidiaries;

(p) not make any material tax election or settle or compromise any material tax liability; and

(q) not authorize, or enter into any agreement or arrangement to do any of the foregoing, or otherwise to take any of the foregoing actions, or any action that could reasonably be expected to make any of Company’s representations or warranties contained in this Agreement untrue or incorrect or prevent Company from performing or cause Company not to perform one or more covenant required hereunder to be performed by Company.

SECTION 4.02 Superior Proposals.

(a) At any time prior to obtaining the Requisite Vote, the Board of Directors of Company may, in response to a Superior Proposal:

(i) withdraw or modify in a manner adverse to Borden, or propose publicly to withdraw or modify in a manner adverse to Borden, the recommendation or declaration of advisability by such Board of Directors of this Agreement or the Merger or recommend, or propose publicly to recommend, the approval or adoption of any Superior Proposal or resolve or agree to take such action (an “Adverse Recommendation”); and

(ii) cause Company to terminate this Agreement pursuant to Section 7.01(f)(ii) and concurrently enter into a letter of intent, memorandum of understanding,

agreement in principle, acquisition agreement, merger agreement, option agreement, joint venture agreement, partnership agreement, or other agreement (each, an “Acquisition Agreement”) with respect to such Superior Proposal;

provided, however, that Company shall not terminate this Agreement pursuant to Section 7.01(f)(ii), and any purported termination pursuant to Section 7.01(f)(ii) shall be void and of no force or effect, unless Company shall have complied with all the provisions of this Section 4.02, including the notification provisions in this Section 4.02, and with all applicable requirements of Section 5.08(b) (including the payment of the Expense Reimbursement (as defined in Section 5.08(b)) prior to or concurrently with such termination) in connection with such Superior Proposal; and provided further, however, that Company shall not exercise its right to terminate this Agreement pursuant to Section 7.01(f)(ii) until after the second Business Day following Borden’s receipt of written notice (a “Notice of Superior Proposal”) from Company advising Borden that the Board of Directors of Company has received a Superior Proposal, specifying the terms and conditions of the Superior Proposal, identifying the person making such Superior Proposal, stating that the Board of Directors of Company intends to exercise its right to terminate this Agreement pursuant to Section 7.01(f)(ii), and including copies of all documents and written communications relating to such Superior Proposal exchanged between Company or any of its officers, directors, investment bankers, attorneys, accountants, or other advisors, on the one hand, and the party making a Superior Proposal or any of its officers, directors, investment banks, attorneys, accountants, or other advisors, on the other hand (it being understood and agreed that, prior to any such termination taking effect, any amendment to the price or any other material term of a Superior Proposal shall require a new Notice of Superior Proposal and a new two Business Day period). For purposes of this Agreement, the term “Superior Proposal” means any bona fide written offer made by a third party which, if consummated, would result in such third party (or in the case of a direct merger between such third party and Company, the stockholders of such third party) acquiring, directly or indirectly, more than 50% of the voting power of Company or all or substantially all the assets of Company and its subsidiaries, taken as a whole, for consideration consisting of cash and/or securities that the Board of Directors of Company or a committee thereof determines in its good faith judgment to have a higher value per share than the Per Share Cash Merger Consideration payable in the Merger and which proposal is determined in good faith by the Board of Directors of Company or a committee thereof to be more favorable to Company’s stockholders than the Merger, in each case taking into account any changes to the terms of this Agreement proposed by Borden in response to such Superior Proposal or otherwise.

(b) Nothing contained in this Section 4.02 or elsewhere in this Agreement shall prohibit Company from: (i) taking and disclosing to its stockholders a position contemplated by Rule 14d-9 and Rule 14e-2(a) promulgated under the Exchange Act; or (ii) making any disclosure to Company’s stockholders if, in the good faith judgment of the Board of Directors of Company, failure so to disclose would be inconsistent with applicable Delaware Law.

ARTICLE V

Additional Agreements

SECTION 5.01 Stockholders’ Meeting. Subject to applicable law and the other provisions of this Agreement, Company shall, in accordance with Delaware Law, its Certificate of Incorporation and its Bylaws: (a) duly call, give notice of, convene, and hold a special meeting of its stockholders as soon as reasonably practicable for the purpose of considering and taking action upon this Agreement (the “Stockholders’ Meeting”); (b) include in the proxy statement or information statement prepared by Company for distribution to stockholders of Company in advance of the Stockholders’ Meeting (the “Proxy Statement”) in accordance with Regulation 14A or Regulation 14C promulgated under the Exchange Act, the recommendation of the Board of Directors that the stockholders of Company adopt this Agreement; and (c) use all reasonable efforts: (i) to obtain and furnish the information required to be included by it in the Proxy Statement, including any information required to be disclosed on Schedule 13E-3 and, after consultation with Borden, respond promptly to any comments made by the Commission with respect to the Proxy Statement and any preliminary version thereof and cause the Proxy Statement to be mailed to its stockholders at the earliest practicable time; and (ii) to obtain the necessary approvals by its stockholders of this Agreement and the transactions contemplated thereby. Borden will promptly provide Company with the information concerning Borden and the Investors required to be included in the Proxy Statement, including any information required to be disclosed on Schedule 13E-3.

SECTION 5.02 Preparation of Proxy Statement and Schedule 13E-3.

(a) Company shall, as soon as reasonably practicable, prepare a preliminary form of the Proxy Statement (the “Preliminary Proxy Statement”) and the Schedule 13E-3. Company shall: (i) file the Preliminary Proxy Statement and the Schedule 13E-3 with the SEC promptly after it has been prepared in a form reasonably satisfactory to Borden; (ii) use reasonable efforts to promptly prepare any amendments to the Preliminary Proxy Statement or the Schedule 13E-3 required in response to comments of the SEC or its staff or that Company with the advice of counsel deems necessary or advisable; and (iii) use reasonable efforts to cause the Proxy Statement to be mailed to Company’s stockholders as soon as reasonably practicable after the Preliminary Proxy Statement, as so amended, is cleared by the SEC. After the Proxy Statement shall have been mailed to Company’s stockholders, Company, if required, shall promptly circulate amended or supplemental proxy material and, if required in connection therewith, resolicit proxies; provided, however, that no such amended or supplemental proxy material will be mailed by Company without consultation with and review by Borden and its outside counsel. In addition, Company shall: (i) promptly notify Borden of the receipt of the comments of the SEC and of any request from the SEC for amendments or supplements to the preliminary proxy statement or Proxy Statement or for additional information, and will promptly supply Borden and its outside counsel with copies of all written correspondence between Company or its representatives, on the one hand, and the SEC or members of its staff, on the other hand, with respect to the Preliminary Proxy Statement, the Proxy Statement, the Schedule 13E-3 or the Merger; and (ii) promptly inform Borden and its outside counsel if at any time prior to the Stockholders’ Meeting any event should occur that is required by applicable law to be set forth in an amendment of, or a supplement to, the Proxy Statement, in which case, Company, in consultation with Borden and its outside counsel, will, upon learning of such event, promptly prepare and mail such amendment or supplement.

(b) It is expressly understood and agreed that: (i) Borden and Company will consult with each other in connection with all aspects of the preparation, filing, and clearance by the SEC of the Proxy Statement, Preliminary Proxy Statement, and Schedule 13E-3 (including any and all amendments or supplements thereto); (ii) Company shall give Borden and its outside counsel the reasonable opportunity to review and comment on each of the Proxy Statement, Preliminary Proxy Statement and Schedule 13E-3 prior to filing with the SEC and shall give Borden and its outside counsel the reasonable opportunity to review and comment on all amendments and supplements to each of the Proxy Statement, Preliminary Proxy Statement, and Schedule 13E-3 and all responses to requests for additional information and replies to comments prior to filing with the SEC and each of Company and Borden agrees to use all reasonable efforts, after consultation with the other, to respond promptly to all such comments of and requests by the SEC; and (iii) to the extent practicable and desired by Borden, Company and its outside counsel shall permit Borden and its outside counsel to participate in all communications with the SEC and its staff (including all meetings and telephone conferences) relating to each of the Proxy Statement, Preliminary Proxy Statement, and Schedule 13E-3 or any of the transactions contemplated thereby (provided that, Borden shall not separately communicate with the SEC and in the event that such participation by Borden is not practicable or desired by Borden, Company shall promptly inform Borden and its counsel of the content of all such communications and the participants involved therein).

SECTION 5.03 Access to Information.

(a) During the period commencing on the date hereof and continuing until the earlier of the termination of this Agreement and the Effective Time, Company shall: (i) afford Borden and its accountants, counsel, and other representatives, reasonable access during normal business hours to (A) all of Company’s properties, books, contracts, commitments, and records, and (B) all other information concerning the business, properties, and personnel of Company as Borden may reasonably request; and (ii) Company shall provide to Borden and its accountants, counsel and other representatives true, correct and complete copies of internal financial statements promptly upon request.

(b) Subject to compliance with applicable law, from the date hereof until the earlier of the termination of this Agreement and the Effective Time, Company shall confer from time to time as requested by Borden with one or more representatives of Borden to discuss any material changes or developments in the operational matters of Company and the general status of the ongoing operations of Company.

(c) No information or knowledge obtained in any investigation pursuant to this Section 5.03 shall affect or be deemed to modify any representation or warranty contained herein or the conditions to the obligations of the parties hereto to consummate the Merger.

SECTION 5.04 Public Disclosure. Unless otherwise permitted by this Agreement, Borden and Company shall consult with each other before issuing any press release or otherwise making any public statement or making any other public (or non-confidential) disclosure (regardless of whether it is in response to an inquiry) regarding the terms of this Agreement or the transactions contemplated hereby, and neither party shall issue any such press release or make any such statement or disclosure without the prior approval of the other (which approval shall not be unreasonably withheld), including any press release or public statement or disclosure required by law, by judicial process or by obligations pursuant to any listing agreement with any national securities exchange. If compliance with both of the preceding provisions of this Section

5.04 and such law, judicial process or listing agreement is impractical, the party proposing to issue such press release or make such public statement or disclosure shall use its commercially reasonable efforts to consult with the other party before issuing such press release or making such public statement or disclosure.

SECTION 5.05 Consents; Cooperation.

(a) Each of Borden and Company shall promptly after the execution of this Agreement apply for or otherwise seek, and use its commercially reasonable efforts to obtain, all consents and approvals required to be obtained by it for the consummation of the Merger.

(b) As soon as practicable after the date hereof, Company shall use its commercially reasonable efforts to obtain prior to the Closing, and deliver to Borden at or prior to the Closing, all consents, waivers and approvals under each contract listed or described in Section 5.05(b) of the Disclosure Letter, each such contract to be that which Company is a party in respect of which the failure to obtain a novation or consent to assignment in connection with the Merger or any other transaction contemplated by this Agreement, individually or in the aggregate, could reasonably be expected to materially and adversely affect Company’s ability to operate the business of Company in the same manner as such business was operated by Company prior to the Effective Time, or required to be obtained in connection with the consummation of the transactions contemplated hereby for the assignment thereof or otherwise.

SECTION 5.06 Legal Requirements. Each of Borden and Company shall: (i) take all reasonable actions necessary to comply promptly with all legal requirements that may be imposed on it with respect to the consummation of the transactions contemplated by this Agreement; (ii) cooperate with and furnish information to any party hereto necessary in connection with any such requirements imposed upon such other party in connection with the consummation of the transactions contemplated by this Agreement; and (iii) take all reasonable actions necessary to obtain (and shall cooperate with the other parties hereto in obtaining) any consent, approval, order or authorization of, or any registration, declaration or filing with, any Governmental Entity, required to be obtained or made in connection with the taking of any action contemplated by this Agreement.

SECTION 5.07. Commercially Reasonable Efforts; Further Assurances. On the terms and subject to the conditions set forth in this Agreement, each of the parties hereto shall use its commercially reasonable efforts, and shall cooperate with each other party hereto, to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, appropriate or desirable to consummate and make effective, in the most expeditious manner practicable, the Merger and the other transactions contemplated hereby, including the satisfaction of the respective conditions set forth in Article VI. Without limiting the generality or effect of the foregoing, in the event an injunction or other order preventing the consummation of the Merger shall have been issued by a court of competent jurisdiction, each party hereto shall its use commercially reasonable efforts to have such injunction or other order lifted. Each party hereto, at the reasonable request of another party hereto, shall execute and deliver such other instruments and do and perform such other acts and things as may be necessary or reasonably desirable for effecting completely the consummation of the Merger and the other transactions contemplated hereby.

SECTION 5.08. Fees and Expenses.

(a) Except as expressly set forth in this Section 5.08, all fees and expenses incurred in connection with this Agreement, the Merger, and the other transactions contemplated by this Agreement shall be paid by the party incurring such fees or expenses, whether or not the Merger is consummated.

(b) In the event that this Agreement is terminated by: (i) Borden pursuant to Section 7.01(e)(i), Section 7.01(e)(ii), Section 7.01(e)(iii) or Section 7.01(e)(iv); or (ii) Company pursuant to Section 7.01(f)(ii), then Company shall pay to Borden upon demand, payable in same day funds, the actual, documented out-of-pocket costs and expenses of Borden and each of the Investors reasonably incurred in connection with this Agreement and the transactions contemplated by this Agreement (including any financing fees, costs and expenses, and the reasonable fees of attorneys, accountants, brokers, investment advisors and other representatives and advisors), up to a maximum of $75,000 (the “Expense Reimbursement”). Company acknowledges that the agreements contained in this Section 5.08(b) are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, Borden and the Investors would not enter into this Agreement; accordingly, if Company fails promptly to pay the amounts due pursuant to this Section 5.08(b), and, in order to obtain such payment, Borden commences a suit that results in a judgment against Company for the amounts set forth in this Section 5.08(b), Company shall pay to Borden its reasonable costs and expenses (including attorneys’ fees and expenses) in connection with such suit and any appeal relating thereto, together with interest on the amounts set forth in this Section 5.08(b) at the prime rate of Citibank, N.A. in effect on the date such payment was required to be made.

SECTION 5.09. Tax Disclosure. Notwithstanding anything in this Agreement to the contrary or in any other agreement between the parties, each party to this Agreement (and each employee, representative, or other agent of each party) may disclose to any and all Persons, without limitation of any kind, the tax treatment and tax structure of the transaction contemplated by this Agreement and all materials of any kind (including opinions or other tax analyses) that are provided to the taxpayer relating to such tax treatment and tax structure; each party acknowledges that it has no proprietary or exclusive rights to the tax structure of the transaction. The preceding sentence is intended to cause the transaction contemplated herein to be treated as not having been offered under conditions of confidentiality for purposes of Section 1.6011-4(b)(3) (or any successor provision) of the Treasury Regulations promulgated under Section 6011 of the Code and shall be construed in a manner consistent with such purpose. Each party recognizes that the privilege each has to maintain with respect to the confidentiality of the transaction contemplated by this Agreement or the confidentiality of a communication relating to such transaction, including a confidential communication with its attorney or with a federally authorized tax practitioner under Section 7252 of the Code, is not intended to be waived by the foregoing.

ARTICLE VI

Conditions Precedent

SECTION 6.01. Conditions to Obligations of Each Party to Effect the Merger. The respective obligations of each party hereto to consummate the transactions contemplated hereby shall be subject to the satisfaction at or prior to the Closing of each of the following conditions, any of which may be waived, in writing, by agreement of all the parties hereto (it being understood that each such condition is solely for the benefit of the parties hereto and may be waived in writing by their mutual agreement without notice, liability, or obligation to any Person):

(a) Stockholder Approval. This Agreement shall have been adopted and the Merger shall have been approved, in each case by the Requisite Vote.

(b) No Injunctions or Restraints; Illegality. No temporary restraining order, preliminary, or permanent injunction or other order issued by any court of competent jurisdiction or other legal or regulatory restraint or prohibition preventing the consummation of the Merger shall be in effect, nor shall any proceeding brought by a Governmental Entity seeking any of the foregoing be pending. No action taken by any Governmental Entity, and no statute, rule, regulation or order shall have been enacted, entered, enforced, or deemed applicable to the Merger, which makes the consummation of the Merger illegal.

(c) Governmental Approvals. All consents, authorizations, orders, and approvals of (or filings or registrations with) any Governmental Entity or any other Person required to be obtained or made prior to the Effective Time in connection with the execution, delivery, and performance of this Agreement and the consummation of the transactions contemplated hereby shall have been obtained or made, except for the filing of the Certificate of Merger pursuant to Section 1.03.

(d) Termination of Registration. Based upon a calculation jointly prepared and agreed to on the Closing Date by Company and Borden, as of the Measurement Date, after giving effect to the Merger, the Company Common Stock will be Held of Record by fewer than 300 Persons, and Company will be eligible to terminate registration of the Company Common Stock under Section 12(g) of the Exchange Act, and suspend its obligation to file periodic reports under Section 13 of the Exchange Act.

(e) Opinion of Financial Advisor. The Financial Advisor shall not have withdrawn its opinion delivered to the Special Committee of the Board of Directors of Company, dated June 4, 2003, or its consent for Company to include the name of the Financial Advisor and a description of such opinion in Company’s Schedule 13E-3 and Proxy Statement.

SECTION 6.02. Additional Conditions to Obligations of Company. The obligations of Company to consummate the transactions contemplated hereby shall be subject to the satisfaction at or prior to the Closing of each of the following conditions, any of which may be waived, in writing, by Company (it being understood that each such condition is solely for the benefit of Company and may be waived in writing by Company in its sole discretion without notice, liability or obligation to any Person):

(a) Representations, Warranties and Covenants.

(i) For purposes of this Section 6.02(a), the accuracy of the representations and warranties of Borden set forth in this Agreement shall be assessed as of the date of this Agreement and as of the Closing with the same effect as though all such representations and warranties had been made on and as of the Closing (provided that representations and warranties which are confined to a specified date shall speak only as of such date). There shall not exist inaccuracies in the representations and warranties of Borden set forth in this Agreement such that the aggregate effect of such inaccuracies has, or is reasonably likely to have, a material adverse effect on (A) the business, assets, liabilities, operations, results of operations, properties (including intangible properties), regulatory status or condition (financial or otherwise) of Borden; (B) the legality, validity, binding effect or enforceability of this Agreement, or (C) the ability of Borden to perform its obligations under this Agreement; provided that, for purposes of this sentence only, those representations and warranties which are qualified by references to “material” or “material adverse effect” or to the “knowledge” of any Person shall be deemed not to include such qualifications. Borden shall have performed and complied in all material respects with all covenants, obligations, and conditions of this Agreement required to be performed and complied with by it at or prior to the Closing.

(ii) The representations and warranties of the Investors in this Agreement shall be true and correct in all respects on and as of the date hereof and on and as of the Closing Date as though such representations and warranties were made on and as of such date.

(b) Receipt of Certificates of Borden and the Investors. Company shall have received: (i) a certificate executed on behalf of Borden by an authorized officer of Borden certifying that the conditions set forth in Section 6.02(a)(i) shall have been satisfied; and (ii) a certificate executed by each of the Investors certifying that the conditions set forth in Section 6.02(a)(ii) shall have been satisfied.

SECTION 6.03. Additional Conditions to Obligations of Borden. The obligations of Borden to consummate the transactions contemplated hereby shall be subject to the satisfaction at or prior to the Closing of each of the following conditions, any of which may be waived, in writing, by Borden (it being understood that each such condition is solely for the benefit of Borden and may be waived in writing by Borden in its sole discretion without notice, liability or obligation to any Person):

(a) Representations, Warranties and Covenants. For purposes of this Section 6.03(a), the accuracy of the representations and warranties of Company set forth in this Agreement shall be assessed as of the date of this Agreement and as of the Closing with the same effect as though all such representations and warranties had been made on and as of the Closing (provided that representations and warranties which are confined to a specified date shall speak only as of such date). There shall not exist inaccuracies in the representations and warranties of Company set forth in Sections 3.01(b), 3.01(e) (solely as it relates to the authorized and outstanding capitalization of Company), 3.01(f), 3.01(g), and 3.01(s). There shall not exist any inaccuracies in the other representations and warranties of Company set forth in this Agreement such that the aggregate effect of such inaccuracies has, or is reasonably likely to have, a Material Adverse Effect; provided that, for purposes of this sentence only, those representations and warranties which are qualified by references to “material” or “Material Adverse Effect” or to the “knowledge” of any Person shall be deemed not to include such qualifications. Company shall have performed and complied in all material respects with all covenants, obligations, and conditions of this Agreement required to be performed and complied with by it at or prior to the Closing.

(b) Receipt of Certificate of Company. Borden shall have received a certificate executed on behalf of Company by an authorized officer of Company certifying that the conditions set forth in Section 6.03(a) shall have been satisfied.

(c) Third Party Consents. Borden shall have received evidence satisfactory to it of the consent or approval of those Persons whose consent or approval shall be required in connection with the Merger under each contract listed in Section 5.05(b) of the Disclosure Letter.

(d) No Material Adverse Effect. There shall not have occurred after the date hereof any change, event or condition that, individually or in the aggregate with any other changes, events and conditions, has resulted in, or that could reasonably be expected to result in, a Material Adverse Effect.

(e) Dissenters. The aggregate number of Dissenting Shares shall not exceed 10% of the total number of shares of Company Common Stock on the Closing Date.

(f) Total Cash Merger Consideration. The amount of Total Cash Merger Consideration shall not exceed $600,000.

ARTICLE VII

Termination, Amendment and Waiver

SECTION 7.01 Termination. This Agreement may be terminated and the Merger abandoned:

(a) by mutual written consent duly authorized by the respective Boards of Directors of Borden and Company;

(b) by either Borden or Company, if the Effective Time shall not have occurred on or before 181 days from the date hereof; provided, however, that the right to terminate this Agreement under this paragraph (b) shall not be available to any party whose misrepresentation in this Agreement or whose failure to perform any of its covenants and agreements or to satisfy any obligation under this Agreement has been the cause of or resulted in the failure of the Merger to occur on or before such date;

(c) by either Borden or Company, if any federal, state or foreign court of competent jurisdiction or other Governmental Entity shall have issued any judgment, injunction, order or decree prohibiting, enjoining or otherwise restraining the transactions contemplated by this Agreement and such judgment, injunction, order or decree shall have become final and nonappealable (provided however, that the party seeking to terminate this Agreement pursuant to this paragraph (c) shall have used reasonable efforts to remove such judgment injunction, order or decree) or if any statute, rule, regulation or executive order promulgated or enacted by any federal or state governmental authority after the date of this Agreement which prohibits the consummation of the Merger shall be in effect;

(d) by either Borden or Company, if this Agreement is not adopted and the Merger is not approved at the Stockholders’ Meeting (including any adjournment or postponement thereof permitted by this Agreement) by the Requisite Vote;

(e) by Borden, if: (i) Company shall have breached any representation, warranty, or covenant contained herein in any material respect, and (A) such breach shall not have been cured within ten Business Days (as defined in Section 8.13) after receipt by Company of written notice of such breach (provided, however, that no such cure period shall be available or applicable to any such breach that by its nature cannot be cured), and (B) if not cured at or prior to the Closing, such breach would result in the failure of any of the conditions set forth in Section 6.03(a) to be satisfied; (ii) the Stockholders’ Meeting shall not have occurred on or before 180 days from the date hereof; (iii) an Adverse Recommendation has occurred, or (iv) a Material Adverse Effect shall have occurred; and

(f) by Company: (i) if Borden shall have breached any representation, warranty or covenant contained herein in any material respect, and (A) such breach shall not have been cured within ten Business Days (as defined in Section 8.13) after receipt by Borden of written notice of such breach (provided, however, that no such cure period shall be available or applicable to any such breach that by its nature cannot be cured), and (B) if not cured at or prior to the Closing, such breach would result in the failure of any of the conditions set forth in Section 6.03(b) to be satisfied; or (ii) in accordance with the terms and subject to the conditions of Section 4.02(a).

SECTION 7.02 Effect of Termination. In the event of termination of this Agreement by either Company or Borden as provided in Section 7.01, this Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of Company, Borden, or any Investor, other than Section 5.08, this Section 7.02 and Article VIII and except for any material willful breach of this Agreement by any party hereto (which material willful breach and liability therefor shall not be affected by termination of this Agreement).

SECTION 7.03 Extension; Waiver. At any time prior to the Effective Time, any party hereto may, to the extent legally allowed: (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto; (ii) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto; and (iii) waive compliance with any of the agreements or conditions for the benefit of such party contained herein. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. Without limiting the generality or effect of the preceding sentence, no delay in exercising any right under this Agreement shall constitute a waiver of such right, and no waiver of any breach or default shall be deemed a waiver of any other breach or default of the same or any other provision in this Agreement.

ARTICLE VIII

General Provisions

SECTION 8.01. Non Survival of Representations and Warranties. The warranties, representations and covenants of Company, Borden and the Investors contained in or made pursuant to this Agreement shall not survive the Effective Time; provided, however, that this Section 8.01 shall not limit any covenant or agreement of the parties which by its terms contemplates performance after the Effective Time.

SECTION 8.02. Indemnity by Company.

(a) Indemnification. Company shall indemnify, defend, and hold harmless Borden, its officers, directors, and stockholders, and each Investor and their respective successors and permitted assigns and their representatives, attorneys, consultants and agents (individually, an “Indemnified Party” and collectively, the “Indemnified Parties”) from and against any and all losses, damages, costs, and expenses (including reasonable attorneys’ fees but excluding claims for lost profit) (“Damages”) resulting from, arising from, or caused by any claims of current or former stockholders of Company against Borden or its directors, any Investor, any Affiliate of Investor, or Company, any Affiliate of Company, or any of their respective directors, made in connection with or related to the Merger or any other transaction contemplated by this Agreement, or the execution and delivery of this Agreement; provided, however, that the foregoing indemnity agreement shall not apply to any Damages to the extent, but only to the extent, arising out of or based upon any untrue statement or alleged untrue statement or omission or alleged omission made in reliance upon and in conformity with written information furnished to Company by Borden or any Investor expressly for use in the Preliminary Proxy Statement, Proxy Statement, or the Schedule 13E-3 (or any amendment or supplement thereto).

(b) Claims Procedures.

(i) If any claim, action at law, or suit in equity is instituted by a current or former stockholder of Company against an Indemnified Party with respect to which an Indemnified Party intends to claim indemnification for any Damages under paragraph (a) of this Section 8.02, such Indemnified Party shall give written notice to Company of such claim, action or suit with reasonable promptness. The failure to give the notice required by this paragraph (b) with reasonable promptness shall not relieve Company of its indemnification obligations hereunder except to the extent that Company is actually prejudiced as a result of the failure to give such notice.

(ii) The Indemnified Party shall have the right to conduct and control, through counsel of its choosing, the defense of such third party action or suit and shall do so in good faith; provided, however, that the engagement of such counsel by the Indemnified Party shall be subject to the approval of the Board of Directors of Company, such approval not to be unreasonably withheld or delayed; provided, further, that Company may participate at its own expense, with counsel of its choosing, in the defense of such third party action or suit although such action or suit shall be controlled by the Indemnified Party. If the Indemnified Party does not notify Company that it is assuming the right to conduct and control the defense of such third party action or suit when it delivers the initial notice of the third party claim, Company shall have the right, at the expense of Company, to conduct and control, through counsel of its choosing, the defense of such third party action or suit and shall do so in good faith; provided, further, that the Indemnified Party may participate at its own expense, with counsel of its choosing, in the defense of such third party action or suit although such action or suit shall be controlled by Company.

(iii) The Indemnified Party and Company shall cooperate with each other to the fullest extent possible in regard to all matters relating to the third-party claim, including corrective actions required by applicable Law, assertion of defenses, the determination, mitigation, negotiation and settlement of all amounts, costs, actions, penalties, damages and the like related thereto, access to the books and records of Company and its Subsidiaries, and, if necessary, providing the party controlling the defense of the third party claim and its counsel with any powers of attorney or other documents required to permit the party controlling the defense of the third party claim and its counsel to act on behalf of the other party.

(iv) Neither the Indemnified Party nor Company shall settle any such third party claim without the consent of the other party, which consent shall not be unreasonably withheld; provided, however, that if such settlement involves the payment of money only and the release of all claims and the Indemnified Party is completely indemnified therefore and nonetheless refuses to consent to such settlement, Company shall cease to be obligated for such third party claim. Any compromise or settlement of the claim under this paragraph (b) shall include as an unconditional term thereof the giving by the claimant in question to Company and the Indemnified Party of a release of all liabilities in respect of such claims.

(c) With respect to any indemnifiable claim hereunder, the amount recoverable by any Indemnified Party shall take into account any reimbursements realized by such Indemnified Party from insurance policies or other indemnification sources, arising from the same incident or set of facts or circumstances giving rise to the claim for indemnification. Upon the payment of the indemnified claim from Company to any Indemnified Party, Company shall have a right of subrogation with respect to any insurance proceeds or other rights to third party reimbursement for such claims held by the Investors.

SECTION 8.03. Assignment; Successors and Assigns; No Third Party Beneficiaries. Neither this Agreement nor any of the rights, interests, or obligations hereunder shall be assigned, in whole or in part, by operation of law or otherwise by any of the parties without the prior written consent of the other parties, except that the Investors may assign, in their sole discretion, any of or all the rights, interests, and obligations of Borden under this Agreement to any Affiliate of the Investors. Subject to the preceding sentence, the terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the parties. Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and assigns any rights, remedies, obligations, or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.

SECTION 8.04 Governing Law. This Agreement shall be governed by and construed under the Delaware Law, without regard to the conflict of law principles of said State.

SECTION 8.05 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties hereto and delivered to the other parties hereto.

SECTION 8.06 Titles and Subtitles. The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

SECTION 8.07 Notices. Unless otherwise provided, any notice required or permitted under this Agreement shall be given in writing and shall be delivered: (a) by hand; (b) by U.S. mail, certified mail, return receipt requested; or (c) by facsimile to the party to be notified, at the following address or telecopy number indicated for such party, or at such other address or telecopy number as such party may designate by ten (10) days’ advance written notice to the other parties:

If to Company:

CareCentric, Inc.

2625 Cumberland Parkway, Suite 310

Atlanta, Georgia 30339

Attention: Mr. John R. Festa

Telecopy: (770) 384-1597

with copies to:

Arnall Golden Gregory LLP

2800 One Atlantic Center

1201 West Peachtree Street

Atlanta, Georgia 30309-3450

Attention: Sherman A. Cohen

Telecopy: (404) 873-8631

Alston & Bird LLP

One Atlantic Center

1201 West Peachtree Street

Atlanta, Georgia 30309

Attention: Alexander W. Patterson

Telecopy: (404) 253-8289

If to Borden or the Investors:

260 North Elm Street

Westfield, Massachusetts 01085

Attention: John E. Reed

Telecopy: (413) 564-5814

with copies to:

Kilpatrick Stockton LLP

1100 Peachtree Street

Suite 2800

Atlanta, Georgia 30309

Attention: Bruce D. Wanamaker

Telecopy: (404) 815-6555

Notices shall be deemed to have been given and served: (i) where delivered by hand, at time of delivery; (ii) where delivered by U.S. mail, on acknowledgment of receipt as shown by the date indicated on the return receipt as having been received; and (iii) where delivered by facsimile, 24 hours after transmission confirmation by the transmitting machine unless, within those 24 hours the intended recipient has informed the sender that the transmission was received in an incomplete or garbled form, or the transmission report of the sender indicates a faulty or incomplete transmission. If such receipt is on a day that is not a working day or is later than 5 p.m. (local time) on a working day, the notice shall be deemed to have been given and served on the next working day.

SECTION 8.08 Delays or Omissions. No delay or omission to exercise any right, power, or remedy accruing to Borden or any Investor upon any breach or default of Company under this Agreement shall impair any such right, power, or remedy of Borden or the Investors, nor shall it be construed to be a waiver of any such breach or default or an acquiescence thereto, or to any similar breach or default thereafter occurring; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring. Any waiver, permit, consent or approval of any kind or character on the part of Borden or any Investors of any breach or default under this Agreement, or any waiver on the part of Borden or any Investor of any provisions or conditions of this Agreement, must be made in writing and shall be effective only to the extent specifically set forth in such writing.

SECTION 8.09 Expenses. If any action at law or in equity is necessary to enforce or interpret the terms of this Agreement, the prevailing party shall be entitled to reasonable attorney’s fees, costs and necessary disbursements in addition to any other relief to which such party may be entitled.

SECTION 8.10 Amendments and Waivers. This Agreement may be amended by the parties at any time prior to the Effective Time; provided, however, that, upon obtaining the Requisite Vote, no amendment shall be made that by law requires further approval by the stockholders of Company, without such approval. This Agreement may not be amended or modified except by an instrument in writing signed on behalf of each of the parties hereto. At any time prior to the Effective Time, Borden or Company may, to the extent legally allowed, extend the time specified herein for the performance of any of the obligations or other acts of the other, waive any inaccuracies in the representations and warranties of the other contained herein or in any document delivered pursuant hereto, or waive compliance by the other with any of the agreements or covenants of such other party or parties (as the case may be) contained herein. Any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of the party or parties to be bound thereby. No such extension or waiver shall constitute a waiver of, or estoppel with respect to, any subsequent or other breach or failure to strictly comply with the provisions of this Agreement. The failure of any party to insist on strict compliance with this Agreement or to assert any of its rights or remedies hereunder or with respect hereto shall not constitute a waiver of such rights or remedies.

SECTION 8.11 Severability. If one or more provisions of this Agreement are held to be unenforceable under applicable law, such provision shall be excluded from this Agreement and the balance of the Agreement shall be interpreted as if such provisions were so excluded and shall be enforceable in accordance with its terms.

SECTION 8.12 Entire Agreement. This Agreement, the documents referred to herein and the documents delivered in connection herewith constitute the entire agreement among the parties and no party shall be liable or bound to any other party in any manner by any warranties, representations, or covenants except as specifically set forth herein or therein.

SECTION 8.13. Definitions. For purposes of this Agreement:

(a) an “Affiliate” of any Person means another Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first person;

(b) a “Business Day” means a day other than a Saturday, Sunday or federal holiday;

(c) a “Continuing Holder” means a Person who, as of the Measurement Date, Held the Minimum Number or more of shares of Company Common Stock;

(d) a “Governmental Entity” means any supranational, national, state, municipal, local or foreign government, any court, tribunal, arbitrator, administrative agency, commission or other governmental official, authority or instrumentality, in each case whether domestic or foreign, any stock exchange or similar self-regulatory organization or any quasi-governmental or private body exercising any regulatory, taxing or other governmental or quasi-governmental authority;

(e) “Held” means having the power to vote or dispose, or to direct the voting or disposition, of Company Common Stock, provided, however, that no Person will be deemed to have Held shares of Company Common Stock with respect to which such Person has an obligation to forward communications to beneficial owners pursuant to Rule 14b-1 or Rule 14b-2 promulgated under the Exchange Act;

(f) “Held of Record” has the meaning assigned in Rule 12g5-1 under the Exchange Act, as interpreted by the SEC;

(g) as it relates to Company, “Knowledge” or “Known” means, with respect to any matter in question, or refers to, the actual knowledge of the chief executive officer or chief financial officer of Company;

(h) a “Material Adverse Effect” on or with respect to Company means any state of facts, change, development, effect or occurrence (any such item, an “Effect”) that is, or is likely to be, materially adverse to (i) the business, assets, liabilities, operations, results of operations, properties (including intangible properties), regulatory status or condition (financial or otherwise) of Company and its subsidiaries, taken as a whole; (ii) the legality, validity, binding effect or enforceability of this Agreement, or (iii) the ability of Company to perform its obligations under this Agreement; provided, however, that for purposes of clause (i) of this definition, an Effect shall be deemed to be “materially adverse” only if it will, or would reasonably be expected to, cost Company (or reduce its value by) an amount equal to or in excess of $375,000; provided, further, that in no event shall any of the following, alone or in combination, be deemed to constitute, nor shall any of the following be taken into account in determining whether there has been, or will be, a material adverse effect on or with respect to Company: (A) actions or omissions of Company or any Subsidiary of Company taken with the prior written consent of Borden; (B) any change in the price or trading volume of Company Common Stock in and of itself (but not any Effect underlying such change); (C) any Effect to the extent (I) resulting from changes affecting the United States economy in general or (II) generally affecting the industries in which Company operates, except, in the case of this clause (C)(II), if the impact on Company’s business is materially disproportionate to the impact on the business of other entities operating in such industries; (D) any Effect to the extent resulting from changes affecting general worldwide economic or capital market conditions; or (E) any Effect to the extent resulting from the announcement or pendency of the Merger (except for any suit, action, investigation or proceeding if the underlying claim is not dependent on the announcement or pendency of the Merger);

(i) “Minimum Number” means any one (but not more than one) of the following three numbers, as determined by the Board of Directors (or a committee thereof) of Company in its sole discretion: (i) 4,000; (ii) 7,000; or (iii) 10,000;

(j) a “Person” means an individual, corporation, partnership, limited liability company, joint venture, association, trust, Governmental Entity, unincorporated organization or other entity;

(k) a “Small Stockholder” means a Person who, as of the Measurement Date, Held fewer than the Minimum Number of shares of Company Common Stock; and

(l) a “Subsidiary” of any Person means another Person (i) of which 50% or more of any class of capital stock, voting securities, other voting ownership or voting partnership interests (or, if there are no such voting interests, 50% or more of the equity interests) are owned or controlled, directly or indirectly, by such first Person or (ii) of which such first Person is a general partner.

SECTION 8.14. Interpretation. When a reference is made in this Agreement to an Article or to a Section, Subsection, Exhibit or Schedule, such reference shall be to an Article of, a Section or Subsection of, or an Exhibit or Schedule to, this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words include, includes or including are used in this Agreement, they shall be deemed to be followed by the words without limitation. The words hereof, hereto, hereby, herein and hereunder and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The words “date hereof” shall refer to the date of this Agreement. The term “or” is not exclusive. The word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if.” The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms. Any agreement or instrument defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement or instrument as from time to time amended, modified or supplemented. References to a person are also to its permitted successors and assigns.

IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed personally or by a duly authorized representative thereof, all as of the date first written above.

COMPANY:

CareCentric, Inc.

By:
John R. Festa, President and Chief Executive Officer

BORDEN:

Borden Associates, Inc.

By:
John E. Reed, President

INVESTORS:

John E. Reed

Stewart B. Reed

James A. Burk

Appendix B

June 4, 2003

The Special Committee of the Board of Directors

CareCentric, Inc.

2625 Cumberland Parkway, Suite 310

Atlanta, GA 30339

Ladies and Gentlemen:

We understand that CareCentric, Inc. (the “Company”) is considering a proposed merger (the “Proposed Transaction”) between Borden Associates, Inc. (“Borden”) and the Company, pursuant to which Borden will be merged with and into the Company (the “Merger”). As a result of the Merger, (a) each outstanding share of common stock, par value $.001 per share (the “Company Common Stock”) of the Company that, as of the last Business Day to precede the closing of the Merger (the “Measurement Date”), is Held (as defined in the Agreement) by a Person who Held fewer than the Minimum Number (as determined by the Board of Directors of the Company in accordance with the Agreement) of shares of Company Common Stock (a “Small Stockholder”) will be converted into the right to receive cash in the amount of $0.75 per share, without interest, (b) each outstanding share of Company Common Stock that, as of the Measurement Date, is Held (as defined in the Agreement) by a Person who Held the Minimum Number (as determined by the Board of Directors of the Company in accordance with the Agreement) or more of shares of Company Common Stock (a “Continuing Stockholder”) will continue to represent one share of Company Common Stock, and (c) each outstanding share of common stock, par value $.001 per share, of Borden (the “Borden Common Stock”) will be converted into the right to receive that number of shares of Company Common Stock equal to (i) the quotient of the total amount of cash to be paid with respect to shares of Company Common Stock held by Small Stockholders divided by $0.75, divided by (ii) the number of shares of Borden Common Stock issued and outstanding immediately prior to the effective time of the Merger. The terms and conditions of the Proposed Transaction are set forth in more detail in the Agreement and Plan of Merger by and among the Company, Borden, John E. Reed, Stewart B. Reed and James A. Burk (the “Agreement”), and all capitalized term used and not otherwise defined herein have the meanings defined in the Agreement.

We have been requested by the Special Committee of the Board of Directors of the Company (the “Special Committee”) to render our opinion to the Special Committee with respect to (i) the fairness, from a financial point of view, of the consideration to be received by the holders of Company Common Stock that are Small Stockholders in the Proposed Transaction to such holders and (ii) the fairness, from a financial point of view, of the Proposed Transaction to the holders of Company Common Stock that are Continuing Stockholders.

In arriving at our opinion, we reviewed and analyzed: (1) the Agreement; (2) the statement on Schedule 13D and the exhibits thereto and the amended statements on Schedule 13D/A and the exhibits thereto filed with the SEC by and on behalf of John E. Reed, Stewart B. Reed, and James A. Burk and other publicly available information concerning the Company which we believe to be relevant to our inquiry; (3) financial and operating information with respect to the business, operations and prospects of the Company, including financial projections, furnished to us by the Company; (4) a trading history of the Company Common Stock and a comparison of that trading history with those of other publicly traded companies which we deemed comparable to the Company; (5) a comparison of the historical financial results and financial condition of the Company with those of publicly traded companies which we deemed comparable to the Company; (6) historical data relating to percentage premiums paid in acquisitions of publicly traded companies that we deemed comparable to the Company; (7) a comparison of the financial terms of the Proposed Transaction with the publicly available financial terms of certain other recent transactions which we deemed relevant, and (8) statements of the management of the Company concerning the business, financial, operational and strategic benefits and implications of the Proposed Transaction, including financial forecasts provided to us by the Company relating to operating cost savings expected to be achieved as a result of the Company no longer being a reporting company under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), upon completion of the Proposed Transaction. In addition, we have had discussions with the management of the Company concerning its business, operations, assets, present condition and future prospects and undertook such other studies, analyses and investigations as we deemed appropriate.

We have assumed and relied upon, without independent verification, the accuracy and completeness of the financial and other information discussed with or reviewed by us in arriving at our opinion. With respect to the financial forecasts of the Company provided to or discussed with us, and the expected business, financial, operational and strategic benefits and implications of the Proposed Transaction, including the expected operating cost savings expected to be achieved as a result of the Proposed Transaction, we have assumed, at the direction of the management of the Company and without independent verification or investigation, that such forecasts have been reasonably prepared on bases reflecting the best currently available information, estimates and judgments of the management of the Company as to the future financial performance of the Company and the expected financial, operating and strategic benefits and implications of the Proposed Transaction. In arriving at our opinion, we have not conducted a physical inspection of the properties and facilities of the Company and have not made nor obtained any evaluations or appraisals of the assets or liabilities (including, without limitation, any potential environmental liabilities), contingent or otherwise, of the Company. We have also assumed that the Proposed Transaction will be consummated in accordance with the terms of the Agreement and that, as to the Company and the holders of Company Common Stock that are Continuing Stockholders, the Proposed Transaction will be treated as a tax-free reorganization for federal income tax purposes. We have also assumed that all material governmental, regulatory or other consents and approvals necessary for the consummation of the Proposed Transaction will be obtained without material delay and without any adverse effect on the Company or on the expected benefits of the Proposed Transaction. In addition, with your authorization, we initiated contact with a limited number of strategic and financial parties, none of whom expressed interest exploring a possible transaction with the Company. Our opinion does not address the relative merits of the Proposed Transaction as compared to other transactions or business strategies that might be available to the Company, nor does it address the Company’s underlying business decision to proceed with the Proposed Transaction. Our opinion is necessarily based upon market, economic and other conditions as they exist on, and can be evaluated as of, the date of this letter. We express no opinion as to the underlying valuation, future performance or long-term viability of the Company. It should be understood that, although subsequent developments may affect this opinion, we do not have any obligation to update or revise the opinion. Our opinion solely and respectively addresses (i) the fairness, from a financial point of view, of the consideration to be received by the holders of Company Common Stock that are Small Stockholders in the Proposed Transaction to such holders and (ii) the fairness, from a financial point of view, of the Proposed Transaction to the holders of Company Common Stock that are Continuing Stockholders. As to the holders of Company Common Stock that are Small Stockholders, our opinion is limited to the fairness, from a financial point of view, of the consideration to be received by such holders in the transaction. As to the holders of Company Common Stock that are Continuing Stockholders, our opinion is limited to the fairness, from a financial point of view, of the Proposed Transaction to such holders of Company Common Stock, taking into account the expected business, financial, operational and strategic benefits and implications of the Proposed Transaction to the Company going forward, including the operating cost savings expected to be achieved as a result of the Company no longer being a reporting company under the Exchange Act upon completion of the Proposed Transaction and the other financial forecasts referred to above. In evaluating the fairness of the Proposed Transaction to holders of Company Common Stock that are Continuing Stockholders, with your permission we did not take into consideration any loss of liquidity to such holders of Company Common Stock as a result of the Company Common Stock no longer being registered under the Exchange Act or traded in any active trading market upon completion of the Proposed Transaction. We are not expressing any opinion as to what the actual value of the shares of Company Common Stock will be after completion of the Proposed Transaction or the prices at which such shares will trade at any time. Our opinion does not address in any respect the fairness of the disparate treatment of the stockholders of the Company in the Proposed Transaction, the relative benefits and detriments of the Proposed Transaction to the holders of Company Common Stock that are Small Stockholders as compared to the holders of Company Common Stock that are Continuing Stockholders, or the determination by the Board of Directors of the Company pursuant to the Agreement of the “Minimum Number.” Our opinion does not address any aspect of the transaction as it relates to the holders of the Company’s Preferred Stock or the holders of any other securities, or rights to acquire securities, of the Company.

We have acted as financial advisor to the Special Committee in connection with the Proposed Transaction and will receive a fee for our services that is contingent upon the delivery of this opinion or the consummation of the Proposed Transaction. In addition, the Company has agreed to indemnify us for certain liabilities arising out of our services or the Proposed Transaction. In the ordinary course of our business, we and our affiliates actively trade in the debt and equity securities of the Company for our own account and for the accounts of our customers and, accordingly, may at any time hold a long or short position in such securities. In addition, we and our affiliates (including SunTrust Banks, Inc.) may have other financing and business relationships with the Company and Borden in the ordinary course of business, for which we will receive compensation.

Based upon and subject to the foregoing, and such other factors as we deemed relevant, we are of the opinion as of the date hereof that (i) the consideration to be received by the holders of Company Common Stock that are Small Stockholders in the Proposed Transaction is fair, from a financial point of view to such holders and (ii) the Proposed Transaction is fair, from a financial point of view, to the holders of Company Common Stock that are Continuing Stockholders. This opinion is being rendered at the behest of the Special Committee and is for the benefit of the Special Committee in its evaluation of the Proposed Transaction, and does not constitute a recommendation as to how any stockholder should act or vote with respect to any matters relating to the Proposed Transaction.

SUNTRUST CAPITAL MARKETS, INC.

Appendix C

DELAWARE GENERAL CORPORATION LAW

SECTION 262 APPRAISAL RIGHTS

(a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to (S) 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

(b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to (S) 251 (other than a merger effected pursuant to (S) 251(g) of this title), (S) 252, (S) 254, (S) 257, (S) 258, (S) 263 or (S) 264 of this title:

(1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of (S) 251 of this title.

(2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to (S)(S) 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

(3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under (S) 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

(c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

(d) Appraisal rights shall be perfected as follows:

(1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

(2) If the merger or consolidation was approved pursuant to (S) 228 or (S) 253 of this title, each constituent corporation, either before the effective date of the merger or consolidation or within ten days thereafter, shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section; provided that, if the notice is given on or after the effective date of the merger or consolidation, such notice shall be given by the surviving or resulting corporation to all such holders of any class or series of stock of a constituent corporation that are entitled to appraisal rights. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

(e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder’s written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

(f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

(g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

(h) After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder’s certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

(i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

(j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

(k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder’s demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

(l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

CARECENTRIC, INC.

SPECIAL MEETING OF STOCKHOLDERS

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints George M. Hare and Ana McGary as proxies to represent the undersigned at the Annual Meeting of Stockholders to be held at the offices of CareCentric, Inc. (the “Company”), 2625 Cumberland Parkway, Suite 310, Atlanta, Georgia 30339, on September 4, 2003 at 10:00 a.m. and at any adjournment thereof, and to vote the shares of stock the undersigned would be entitled to vote if personally present, as indicated below

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE COMPANY’S PROPOSALS SET FORTH IN ITEMS 1 AND 2 BELOW.

THIS PROXY MUST BE DATED AND SIGNED ON THE REVERSE SIDE

(continued and to be signed on reverse side)

1.	The proposal to adopt and approve the Agreement and Plan of Merger, dated as of June 4, 2003, by and among CareCentric, Borden Associates, Inc. and John E. Reed, Stewart B. Reed and James A. Burk, the stockholders of Borden, pursuant to which, among other things, Borden, Inc. will be merged with and into CareCentric, with CareCentric being the surviving corporation upon the terms and subject to the conditions of the merger agreement described in the accompanying proxy statement.

☐  FOR            ☐  AGAINST            ☐  ABSTAIN

2.	In their discretion, the proxies are authorized to vote upon any motion submitted to a vote of the stockholders to adjourn or postpone the meeting to another time and place for the purpose of soliciting additional proxies.

☐  FOR            ☐  AGAINST            ☐  ABSTAIN

The shares represented by this proxy will be voted as directed. If no contrary instruction is given, the shares will be voted FOR the approval of the Agreement and Plan of Merger as described above.

PLEASE mark, sign, date and mail the Proxy Card promptly using the enclosed postage-paid envelope

(continued from other side)

Dated:_________________________________, 2003

___________________________________
Signature

___________________________________ Signature if held jointly

Please date, sign as name appears at the left and return promptly. If the shares are registered in the names of two or more persons, each should sign. When signing as Corporate Officer, partner, Executor, Administrator, Trustee or Guardian, please give full title. Please note any changes in your address alongside the address as it appears on the proxy.